UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☑	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

SPECTRUM CONTROL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, no par value per share

(2)	Aggregate number of securities to which transaction applies:

As of April 12, 2011: (A) 13,140,511 shares of common stock and (B) 720,772 options to acquire common stock with an exercise price below $20.00 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 13,140,511 shares of common stock, multiplied by $20.00 per share and (B) 720,772 options to acquire common stock with an exercise price less than $20.00 per share multiplied by $10.34 per option (which is the difference between $20.00 and $9.66, the weighted-average exercise price of such options).

(4)	Proposed maximum aggregate value of transaction:

$270,263,002

(5)	Total fee paid:

$31,378, calculated by multiplying $0.0001161 by the proposed maximum aggregate value of the transaction of $270,263,002.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SPECTRUM CONTROL, INC.

8031 Avonia Road

Fairview, Pennsylvania 16415

[—], 2011

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Spectrum Control, Inc. to be held on [—], 2011 at [—] Eastern time, at [—].

On March 28, 2011, the company entered into a merger agreement providing for its acquisition by API Technologies Corp. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $20.00 in cash, without interest, for each share of our common stock owned by you.

Our board of directors has unanimously determined that the merger is advisable, fair and is in the best interests of the company and its shareholders and has unanimously adopted and approved the merger on the terms and subject to the conditions set forth in the merger agreement. Our board of directors made its determination after consideration of a number of factors more fully described in the accompanying proxy statement. The board of directors of the company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote on the matter (assuming a quorum is present).

Your vote is very important. Whether or not you plan to attend the special meeting, please date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the company from documents we have filed with the Securities and Exchange Commission.

If you have any questions about the merger or if you need assistance voting your shares of our common stock, please call John P. Freeman, Senior Vice President and Chief Financial Officer of the company, at (814) 474-4310. You may also contact Georgeson, Inc., our proxy solicitor, at (800) 509-0983.

Thank you in advance for your cooperation and continued support.

Sincerely,

Richard A. Southworth

President and Chief Executive Officer

The proxy statement is dated [—], 2011 and is first being mailed, with the form of proxy card, to our shareholders on or about [—], 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

SPECTRUM CONTROL, INC.

8031 Avonia Road

Fairview, Pennsylvania 16415

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[—], 2011

SPECTRUM CONTROL, INC.

To Our Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Spectrum Control, Inc., which we refer to as the Company, we or us, will be held on [—], 2011 at [—] Eastern time, at [—], for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated March 28, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among, API Technologies Corp., a Delaware corporation, Erie Merger Corp., a Pennsylvania corporation and wholly owned subsidiary of API Technologies Corp., and the Company. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.	To transact any other business germane to the items set forth above that may properly come before the special meeting, or any adjournment or postponement of the special meeting.

Accompanying this Notice is a form of proxy card and proxy statement.

Shareholders of the Company of record at the close of business on [—], 2011 are entitled to notice of and the right to vote at the special meeting. Each holder of shares of Company common stock is entitled to one vote per share.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of a majority of the votes cast by holders of shares of Company common stock entitled to vote thereon. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the Internet prior to the special meeting. If you hold your shares of our common stock in “street name” through a bank, brokerage firm or other nominee, you are the beneficial owner and should follow the procedures provided by your bank, brokerage firm or other nominee (which is considered the shareholder of record) in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

By Order of the Board of Directors

James F. Toohey, Secretary

[—], 2011

i

Annex A	Agreement and Plan of Merger, dated March 28, 2011, by and among API Technologies Corp., Erie Merger Corp. and Spectrum Control, Inc.	A-1

Annex B	Opinion of UBS Securities LLC	B-2

ii

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

SPECTRUM CONTROL, INC.

8031 Avonia Road

Fairview, Pennsylvania 16415

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2011

We are providing these proxy materials to you in connection with the solicitation of proxies by the board of directors of Spectrum Control, Inc. for a special meeting of shareholders to be held on [—], 2011 and for any adjournment or postponement of that meeting at [—].

In this proxy statement, we refer to Spectrum Control, Inc. as the Company, we or us, to API Technologies Corp. as API and to Erie Merger Corp. as Merger Sub.

This proxy statement is dated [—], 2011 and is being first mailed, with the form of proxy card, to our shareholders on or about [—], 2011.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain more information about the Company without charge by following the instructions under “Other Matters — Where You Can Find More Information” beginning on page [—].

Parties to the Merger (page [—])

Spectrum Control, Inc. is a Pennsylvania corporation headquartered in Fairview, Pennsylvania. We design, develop and manufacture high performance, custom electronic components and systems for the defense, aerospace, industrial and medical industries.

API Technologies Corp. is a Delaware corporation headquartered in Orlando, Florida. Through its subsidiaries, API provides secure communications, electronic components and subsystems, and contract manufacturing services to the global defense and aerospace industries. Upon completion of the merger, the Company will be a direct, wholly owned subsidiary of API.

Erie Merger Corp. is a Pennsylvania corporation that was formed by API solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of March 28, 2011, as it may be amended from time to time, among the Company, API and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

The Special Meeting (page [—])

Time, Place and Purpose of the Special Meeting (page [—])

The special meeting of shareholders of the Company, which we refer to as the special meeting, will be held on [—], 2011 starting at [—] Eastern time, at [—].

At the special meeting, holders of common stock of the Company, no par value per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], 2011, which we have set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned at the close of business on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote on the matters to be acted upon at the special meeting. The presence, in person or represented by proxy, of a majority of all of the shares of Company common stock issued and outstanding on the record date that are entitled to vote on the matters to be acted upon at the special meeting will constitute a quorum for the purposes of the special meeting.

At least [—] shares must be present, whether in person or represented by proxy, at the special meeting for a quorum to be present.

Vote Required (page [—])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of Company common stock entitled to vote on that matter (assuming a quorum is present).

Adjournment of the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, may be approved by the affirmative vote of a majority of the votes cast by the holders of Company common stock entitled to vote on that matter. The shares that are present at the special meeting, whether in person or by proxy, will be sufficient to constitute a quorum for purposes of this matter.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options), representing approximately [—]% of the outstanding shares of Company common stock. All of our directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (page [—])

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee (which is considered the shareholder of record), you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted at the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail:

•	by submitting a proxy again at a later date through any of the methods available to you;

•	by giving written notice of revocation to James F. Toohey, Secretary of the Company; or

•	by attending the special meeting and voting in person.

Please note that to be effective, your later-dated proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Company prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on [—].

The Merger (page [—])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, Company common stock will cease to be publicly traded. If the merger is completed, you will not own any shares of the surviving corporation.

Merger Consideration (page [—])

In the merger, each outstanding share of Company common stock (except for shares owned by API, Merger Sub or any of API’s other subsidiaries, or shares held in treasury by the Company, which we refer to collectively as the excluded shares) will be converted into the right to receive $20.00 in cash, without interest, which amount we refer to as the per share merger consideration. For a discussion of the treatment of Company stock options in the merger, see “The Merger Agreement — Treatment of Company Common Stock and Stock Options” beginning on page [—].

Recommendation of the Board of Directors; Reasons for the Merger (page [—])

After consideration of various factors described in the section entitled “The Merger — Recommendation of the Board of Directors; Reasons for the Merger,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger is advisable, fair and in the best interests of the Company and our shareholders, (ii) adopted and approved the merger upon the terms and subject to the conditions set forth in the merger agreement and (iii) recommended that our shareholders adopt the merger agreement.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of UBS Securities LLC (Page [—])

On March 27, 2011, at a meeting of the board of directors held to evaluate the proposed merger, UBS Securities LLC, which we refer to as UBS, delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated March 27, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described therein, the $20.00 per share merger consideration to be received in the proposed merger by holders of Company common stock was fair, from a financial point of view, to such holders. The full text of UBS’ written opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this proxy statement as Annex B and is incorporated into this document by reference. Holders of Company common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of the board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the $20.00 per share merger consideration from a financial point of view and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger.

Interests of Certain Persons in the Merger (page [—])

When considering the recommendation of the board of directors that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our shareholders. These interests include the following:

•

consistent with the treatment of our stock options generally, the accelerated vesting of all stock options (and the lapsing of any restrictions on those options) held by our directors and executive officers, and the “cashing-out” of those options; and

•

severance benefits provided under change in control agreements with our executive officers and an employment and consulting agreement with our President and Chief Executive Officer, in connection with a termination of employment following the merger.

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders (page [—])

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders of Company common stock for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page [—] for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Regulatory Approvals and Notices (page [—])

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger cannot be completed until each of the Company and API files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and API filed such a notification and report form on April 8, 2011.

The Merger Agreement (page [—])

Treatment of Company Common Stock and Stock Options (page [—])

•

Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $20.00 in cash, without interest, be automatically cancelled and you will no longer have any rights in those shares (other than the right to receive the per share merger consideration).

•

Stock Options. As of the effective time of the merger, each then-outstanding option to purchase shares of Company common stock whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the merger) and will be cancelled and converted into the right to receive, and the Company will pay to each option holder as soon as reasonably practicable after the effective time of the merger, an amount in cash, without interest, equal to the product of (i) the excess of the per share merger consideration over the applicable exercise price per share of the stock option and (ii) the number of shares of Company common stock the option holder could have purchased had that holder exercised the option in full immediately prior to the effective time of the merger.

Acquisition Proposals by Third Parties (Page [—])

The merger agreement provides that during the period beginning on March 28, 2011 and ending at 12:01 a.m. New York time on May 7, 2011, which period we refer to as the go-shop period, the Company may initiate, solicit and encourage acquisition proposals, provide access to our non-public information pursuant to a confidentiality agreement no less favorable to us than our confidentiality agreement with API, and engage in discussions or facilitate inquiries with respect to an acquisition proposal.

On May 7, 2011, we must immediately cease any on-going solicitation or discussions about an acquisition proposal and we must promptly cause each person (other than an excluded party described below or API and its representatives) to whom we provided confidential information prior to May 7, 2011 to promptly return or destroy all our confidential information. After 12:01 a.m. on May 7, 2011 and until the earlier of the effective time of the merger or the termination of the merger agreement, we have agreed that we will not, directly or indirectly, among other things, solicit, facilitate or encourage any acquisition proposals or enter into any agreements in respect of an acquisition proposal.

However, the restrictions described in the preceding paragraph will not apply during the 20-day period ending on 12:01 a.m. New York time on May 28, 2011 to a party we have identified as an excluded party (the definition of excluded party is more fully described in the section entitled “The Merger Agreement — Acquisition Proposals by Third Parties”).

At any time before the merger agreement is adopted by our shareholders, if the board of directors determines that the acquisition proposal is a superior proposal to the merger proposed in the merger agreement (the required parameters of a superior proposal are more specifically defined in the merger agreement), we may terminate the merger agreement and enter into an agreement providing for the implementation of the superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to API. See “The Merger Agreement — Termination Fee and Expenses” beginning on page [—]. We have agreed to provide API with notice of certain events related to the foregoing and the opportunity to make changes to the merger agreement proposed by API in determining whether a third party acquisition proposal continues to be a superior proposal, and provide API with an additional notice and opportunity to amend the merger agreement each time any change to the material terms of a superior proposal is made.

Conditions to the Merger (Page [—])

The respective obligations of the Company, API and Merger Sub to consummate the merger are subject to the satisfaction or waiver of a number of conditions, including:

•	the adoption of the merger agreement by our shareholders;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the absence of any law or order rendering the merger illegal in the U.S.;

•	the accuracy of the representations and warranties and compliance by the parties with their respective obligations under the merger agreement;

•	the absence of a material adverse effect on the Company;

•	the absence of certain pending or threatened litigation by a governmental entity; and

•	the Company having obtained written consents to the treatment of the Company stock options in the merger from holders of at least 95% of outstanding Company stock options.

Termination (page [—])

Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by our shareholders. If the merger agreement is terminated, under certain circumstances, the Company must pay a termination fee and expenses of API and Merger Sub as described below and in the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page [—].

Termination Fee and Expenses (page [—])

Termination Fee. If the Company terminates the merger agreement prior to adoption of the merger agreement by the shareholders to enter into a definitive agreement for a superior proposal during the go-shop period, or to enter into a definitive agreement for a superior proposal with a party we have identified as an excluded party prior to May 28, 2011, and we have complied with the covenants regarding non-solicitation with respect to that proposal, we must pay a termination fee of $5.05 million to API.

Except as set forth above, we are otherwise obligated to pay API a termination fee of $9.15 million if, prior to shareholder approval, we terminate the merger agreement in order to accept a superior proposal or if the merger agreement is terminated by API because, among other things, the board of directors changes its recommendation or fails to affirm its recommendation that the shareholders adopt the merger agreement following API’s request or the Company materially breaches its obligations not to solicit, initiate or encourage a third party acquisition proposal under the merger agreement or breaches its obligations under the merger agreement with respect to the conduct of the shareholders’ vote on the merger agreement. We also are obligated to pay API a termination fee of $9.15 million if any of the following occur and within one year after termination of the merger agreement we consummate a third party acquisition or enter into an agreement with respect to an acquisition by a third party or the board of directors or any committee of the board recommends to our shareholders a third party acquisition:

•	the merger agreement is terminated because our shareholders fail to adopt the merger agreement;

•	the merger agreement is terminated because the merger has not been consummated prior to October 1, 2011; or

•

the merger agreement is terminated by API because there has been a breach of any representation or warranty of the Company, or any such representation or warranty of the Company shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of the Company, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by the Company of written notice from API.

Expenses. We are obligated to reimburse API for up to $2.75 million of its documented, out-of-pocket expenses (i) in the event the merger agreement is terminated by the Company to enter into an acquisition agreement with respect to a superior proposal, (ii) in the event the merger agreement is terminated by API as a result of, among other things, the board of directors changing its recommendation that shareholders vote to adopt the merger agreement or failing to reaffirm its recommendation that our shareholders vote to adopt the merger agreement following API’s request, (iii) in the event that the merger agreement is terminated because our shareholders fail to adopt the merger agreement, (iv) in the event the merger agreement is terminated by the Company or API because the merger has not been consummated prior to October 1, 2011 or (v) the merger agreement is terminated by API because the Company breached any representation or warranty, or any such representation or warranty shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of the Company, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from API. Any reimbursement of expenses pursuant to a termination described in clauses (iii), (iv) or (v) above is not payable unless and until such time as the termination fee related to those events is payable to API. However, on a termination of the merger agreement described in clause (iii) above, $1.0 million of API’s documented, out-of-pocket expenses will be paid within two business days of delivery of itemized detail of such expenses to the Company, and this $1.0 million expense reimbursement will be an offset to any termination fee that becomes payable with respect to this event.

No Dissenters Rights (page [—])

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Pennsylvania Business Corporation Law of 1988, as amended. As a result of one of these exceptions, the holders of Company common stock are not entitled to dissenters rights in the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the “Summary” beginning on page 2 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. You may obtain more information regarding the Company by following the instructions under “Other Matters — Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by API pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a subsidiary of API, Company common stock will no longer be publicly traded, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $20.00 in cash, without interest, for each share of Company common stock that you own. For example, if you own 100 shares of Company common stock, you will receive $2,000.00 in cash in exchange for your shares of Company common stock. You will not own any shares of the stock in the surviving corporation or API.

Q.	When do you expect the merger to be completed?

A.	Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by [—], 2011.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Company common stock in connection with the merger. Instead, we will remain an independent public company, Company common stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will continue to file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of Company common stock. Under specified circumstances, we may be required to pay API a fee with respect to the termination of the merger agreement and reimburse API for its expenses related to the merger agreement, as described under “The Merger Agreement — Termination Fee and Expenses” beginning on page [—].

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page [—] for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the shareholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page [—].

Q.	Why am I receiving this proxy statement and proxy card?

A.	You are receiving this proxy statement and proxy card because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to those matters. If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank, brokerage firm or other nominee (which is the shareholder of record of your shares) forwarded you these proxy materials, along with a voting instruction form.

Q.	When and where is the special meeting?

A.	The special meeting will be held on [—], 2011 at [—] Eastern time, at [—].

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement, which provides for the acquisition of the Company by API, and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the shareholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of shares of Company common stock entitled to vote on the matter (assuming a quorum is present).

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of votes cast and not the total number of shares outstanding, assuming a quorum is present, the outcome of the vote on the proposal to adopt the merger agreement will not be affected if you fail to submit a proxy or vote in person at the special meeting, abstain, or fail to provide your bank, brokerage firm or other nominee with voting instructions, as applicable.

Q.	What vote of our shareholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Adjournment of the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, may be approved by the affirmative vote of a majority of the votes cast by the holders of shares of Company common stock entitled to vote on the matter.

For purposes of this proposal, the holders of shares of Company common stock that are present at the special meeting, whether in person or by proxy, will be sufficient to constitute a quorum.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on [—], 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock owned by that holder as of the record date.

Q.	What is a quorum?

A.	The presence, in person or represented by proxy, of holders of a majority of all of the shares of Company common stock issued and outstanding on the record date that are entitled to vote on the matters to be acted upon at the special meeting will constitute a quorum for the purposes of the special meeting. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote on the matters to be acted upon at the special meeting. At least [—] shares must be present, whether in person or represented by proxy, at the special meeting for a quorum to be present.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of Company common stock, as the “shareholder of record.” Accordingly, with respect to such shares, this proxy statement and your proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your broker or other agent.

Q.	How do I vote?

A.	If you are a shareholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — shareholders of record have a choice of voting by proxy:

•	over the Internet — the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a valid “legal” proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to James F. Toohey, Secretary of the Company, at 8031 Avonia Road, Fairview, Pennsylvania 16415, or by attending the special meeting and voting in person. However, attending the special meeting, by itself, will not revoke a previously submitted proxy. Please note that to be effective, your later-dated proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Company prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on [—], 2011.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” Our board of directors has designated James F. Toohey and John P. Freeman, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a shareholder gives a proxy, how are the shares of Company common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether some or all of your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each of these should be voted and returned separately in accordance with the instructions provided in this proxy statement or according to your bank, brokerage firm or other nominee, in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.

The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the proposed completion date of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares of Company common stock are represented at the special meeting. If you hold your shares of Company common stock in your own name as the shareholder of record, please vote your shares of Company common stock by (i) signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote will revoke any proxy that was previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee for instructions on how to vote your shares.

Q.	Should I send in my stock certificates now?

A.	No. If you hold certificates of Company common stock, you will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. Please DO NOT return your stock certificate(s) with your proxy.

Q.	What if I oppose the merger?

A.	If you are a shareholder who objects to the merger, you may vote against the proposal to adopt the merger agreement. Under Pennsylvania law you will not be entitled to dissenters’ or appraisal rights. See “No Dissenters’ Rights” on page [—].

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger or you need assistance on submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or proxy card, please contact John P. Freeman, Senior Vice President and Chief Financial Officer of the Company, at (814) 474-4310. You may also call Georgeson, Inc., our proxy solicitor, at (800) 509-0983. If your bank, brokerage firm or other nominee holds your shares, you may call your bank, brokerage firm or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “may,” “will,” “should,” “could,” “potential,” “continue,” “estimate,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement). You are that cautioned these forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results to differ materially from those covered in those forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including the information contained under the headings “Risk Factors” and “Business” and the information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Other Matters — Where You Can Find More Information” beginning on page [—]), factors and matters contained in this document, and the following factors:

•

the inability to complete the merger because of the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of up to $9.15 million to API and/or to reimburse API’s transaction expenses in an amount up to $2.75 million if the merger agreement is terminated under certain circumstances;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	risks that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the trading price of Company common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement; and

•	diversion of management’s attention from ongoing business operations.

We are under no obligation to publicly release any revision to any forward-looking statement contained in or incorporated into this proxy statement to reflect any future events or occurrences, except as required by law.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be made by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Spectrum Control, Inc.

8031 Avonia Road

Fairview, Pennsylvania 16415

(814) 474-2207

Spectrum Control, Inc. is a Pennsylvania corporation headquartered in Fairview, Pennsylvania that develops and manufactures high performance custom electronic components and systems for the defense, aerospace, industrial and medical industries.

For more information about the Company, please visit our website at http://www.spectrumcontrol.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Other Matters — Where You Can Find More Information” beginning on page [—]. Company common stock is publicly traded on NASDAQ under the symbol “SPEC.”

API

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, Florida 32819

(407) 909-8015

API Technologies Corp. is a Delaware corporation headquartered in Orlando, Florida that, through its subsidiaries, provides secure communications, electronic components and subsystems, and contract manufacturing services to the global defense and aerospace industries.

Merger Sub

Erie Merger Corp.

c/o API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, Florida 32819

(407) 909-8015

Erie Merger Corp. is a Pennsylvania corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of API and has not engaged in any business except for activities incident to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], 2011 starting at [—], Eastern time, at [—], or at any postponement, recess or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our shareholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our shareholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2011 as the record date for the special meeting, and only holders of record of Company common stock as of the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or represented by proxy, of the holders of a majority of all of the shares of Company common stock issued and outstanding on the record date that are entitled to vote on the matters to be acted upon at the special meeting will constitute a quorum for the purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Shares of Company common stock represented at the special meeting but not voted, such as shares of Company common stock for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes, which are described below under “— Vote Required,” are also considered as being present for purposes of determining the existence of a quorum. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned. At least [—] shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting for a quorum to be present. Solely for purposes of the proposal to adjourn the special meeting, the shares of Company common stock that are present at the special meeting, whether in person or by proxy, will constitute a quorum.

Attendance

Except as set forth below, only shareholders of record or their duly authorized proxies have the right to attend the special meeting or any postponement or adjournment thereof. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional shareholder, you must present valid proof that you are the representative of such shareholder.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of the shares of Company common stock entitled to vote on the matter (assuming a quorum is present). For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of or against the proposal to adopt the merger agreement but they will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy, fail to vote in person at the special meeting, or abstain, it will not be considered as a vote “cast” and will not affect the outcome of the vote on the proposals to be voted upon at the special meeting.

If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of Company common stock, the “shareholder of record.” Accordingly, with respect to such shares, this proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your broker or other agent.

Under the rules of the New York Stock Exchange, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, under such rules, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on the proposal to adopt the merger agreement, which we refer to generally as broker non-votes.

Broker non-votes will be considered as being present at the special meeting for purposes of determining the existence of a quorum. However, once a quorum for the meeting has been established, broker non-votes will not be counted in the voting results and will have no effect on the outcome of the proposals to adopt the merger agreement or to approve the adjournment or postponement of the special meeting. Therefore, you should provide your bank, brokerage firm or other nominee with instructions on how to vote your shares, or arrange to attend the special meeting and vote your shares in person to avoid a broker non-vote.

Approval of the adjournment of the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, requires the affirmative vote of a majority of the votes cast by the holders of the shares of Company common stock entitled to vote on the matter. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, the shares of common stock of the Company that are present at the special meeting, whether in person or by proxy, will constitute a quorum. If your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not be considered a vote “cast” and will have no effect on the outcome of the vote. Similarly, if you fail to submit a proxy or vote in person at the special meeting, or if there are broker non-votes on the proposal, as applicable, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Voting Procedures

If you are a shareholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — shareholders of record have a choice of voting by proxy:

•	over the Internet — the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a valid “legal” proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed at the address indicated on the proxy card by the time the special meeting begins. Please DO NOT send in your stock certificates with your proxy card. If you are a holder of stock certificates, when the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, referred to as your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether some or all of your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately [—] shares of Company common stock (but excluding any shares of Company common stock deliverable upon exercise of any stock options), representing [—]% of the outstanding shares of Company common stock on the record date. All of the directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement or the proposal to adjourn the meeting to solicit additional votes, if necessary or appropriate. Only votes cast will have an effect on the outcome of the proposals to adopt the merger agreement and approve the adjournment of the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to James F. Toohey, Secretary of the Company, which must be filed with the Secretary at 8031 Avonia Road, Fairview, Pennsylvania 16415, or by attending the special meeting and voting in person. Please note that to be effective, your later-dated proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Company prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on [—], 2011. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Adjournments and Postponements

Although it is not currently expected, we may ask our shareholders to vote on a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. See “Adjournment of the Special Meeting” on page [—]. We may also postpone the special meeting under certain circumstances. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by [—], 2011.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Georgeson, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson, Inc. a fee not to exceed $7,500. The Company will reimburse Georgeson, Inc. for reasonable out-of-pocket expenses and will indemnify Georgeson, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or have questions about how to submit your proxy, need additional copies of this proxy statement or the enclosed proxy card, please contact John P. Freeman, Senior Vice President and Chief Financial Officer of the Company, at (814) 474-4310. You may also contact Georgeson, Inc., our proxy solicitor, at (800) 509-0983. If your bank, brokerage firm or nominee holds your shares, you may call your bank, brokerage firm or nominee for additional information.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, Company common stock will cease to be publicly traded. You will not own any shares of the capital stock of the surviving corporation or API.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration.

Background of the Merger

As part of their ongoing activities, the board of directors and management have regularly discussed the Company’s business strategies and opportunities, including continued operation as an independent public company and the possible expansion of the Company’s business through significant product development initiatives or mergers and acquisitions. In addition, the Company has held discussions from time to time with third parties that expressed preliminary interest in a potential acquisition of the Company.

In August 2010, the board of directors determined to conduct a review of the Company’s strategic alternatives and directed management to interview investment banking firms to assist in that review. In early September 2010, management met with and received presentations from five investment banking firms, including UBS. In late September 2010, before the board of directors had decided on which investment bank to retain, representatives of one of those banks advised management that a large company in the electronic components industry had expressed to them serious interest in acquiring the Company. In October 2010, the board of directors authorized management to retain that investment bank for the limited purpose of engaging in discussions with the potential acquirer to ascertain its level of interest and, if serious, to obtain a written indication of interest, and to advise the board of directors in connection with any subsequent transaction. In December 2010, Richard Southworth, the Company’s President and Chief Executive Officer, subsequently met with representatives of this potential acquirer, who shortly following this meeting, and prior to the exchange of due diligence information, telephoned Mr. Southworth and told him that it no longer had interest in an acquisition of the Company as it was not a strategic fit. The Company then terminated its engagement with the investment bank that same month.

On November 10, 2010, management met with representatives of a different potential strategic buyer, or Party A, that had, from time to time, previously expressed to management an interest in acquiring the Company. In that meeting, held at the request of Mr. Southworth specifically to discuss a possible acquisition of the Company, the Chief Executive Officer of Party A indicated that it would be interested in acquiring the Company at a valuation of $16.00-18.00 per share. Both sides agreed that they were significantly apart in valuation, and no plans were made to continue any discussions.

On January 17, 2011, the board of directors held a regular meeting at which it discussed the ongoing review of the Company’s strategic alternatives begun in August 2010. At this meeting, the board of directors received, reviewed and discussed financial projections of the Company for the 2011-2015 fiscal years that had been prepared by management in late 2010. As a result of management’s interviews with the five investment banking firms described above, management invited UBS to the meeting to review for the board of directors UBS’ experience and capabilities as a financial advisor. A second investment banking firm, not previously interviewed by management, was invited to the meeting on recommendation of one of the Company’s directors and reviewed its experience and capabilities as well. Following the presentations, the board of directors directed management to continue discussions with UBS and the second firm and to provide the board with a recommendation on which firm should be retained to assist the Company in its review of strategic alternatives.

In late January 2011, a representative of Party A left a message for John P. Freeman, the Company’s Senior Vice President and Chief Financial Officer, that it may be able to offer $20.00 per share in cash for the Company, assuming the accuracy of consensus analysts estimates of the Company’s 2011 financial performance. Messrs. Southworth and Freeman discussed the proposal, concluded it was unlikely to lead to a credible offer given that the Company’s prior efforts to follow-up on Party A’s expressions of interest had been unproductive, and determined not to respond.

On January 28, 2011, Brian Kahn, in his capacity as the Chairman and Chief Executive Officer of API, contacted Mr. Southworth via telephone. From time to time in the past, Mr. Southworth had engaged in preliminary discussions with Mr. Kahn in Mr. Kahn’s capacity as a principal of both Kahn Capital Management and Vintage Capital Management regarding a possible transaction involving the Company, although no transaction terms were previously discussed. At the time of Mr. Kahn’s January 28 call, affiliates of Vintage Capital Management had recently acquired control of API. During the conversation, Mr. Kahn reiterated his prior interest in an acquisition of the Company. Mr. Southworth stated that although the Company was not for sale, he believed that the board of directors would be willing to listen to acquisition proposals. Mr. Kahn then discussed the broad parameters of an acquisition of the Company by API at a share price in the high teens. Mr. Southworth stated that he did not believe that the board of directors would be receptive to a transaction at that valuation and stated his belief that the board of directors would only be interested in exploring a transaction with a minimum price per share of $20.00. In response, Mr. Kahn stated that API would only be interested in exploring a transaction at that valuation if the Company were to agree to negotiate exclusively with API. Mr. Southworth stated that he would convey Mr. Kahn’s position to the board of directors. Mr. Kahn and Mr. Southworth also discussed, but did not agree on, the scope and length of a potential “go-shop” period following the signing of a merger agreement during which the Company could solicit competing offers, as well as Mr. Kahn’s belief that API could be in a position to sign a definitive merger agreement by the end of March. Mr. Kahn further advised Mr. Southworth that any transaction with API would not be subject to a financing contingency, as he expected API to have obtained or to have binding commitments for all necessary acquisition financing prior to signing the merger agreement.

Following the telephone call with Mr. Kahn, Mr. Southworth communicated the substance of the call to Gerald T. Ryan, the Company’s Chairman. Mr. Ryan subsequently informed each of the directors regarding the substance of the call.

On February 11, 2011, the board of directors held a special telephonic meeting at which all of the directors were present to discuss the API proposal. Among other matters, the board of directors discussed the substantial premium to the Company’s recent and historical trading prices represented by the API proposal and the Company’s preference to sign and announce a transaction, if possible, prior to the release of first quarter earnings, which the Company believed were likely to be lower than prior Company guidance and consensus analysts’ estimates. At the meeting, representatives of Hodgson Russ LLP, or Hodgson Russ, the Company’s outside counsel, reviewed with the board of directors its fiduciary duties and responded to questions from the board. The board of directors authorized management to pursue the API proposal and to engage UBS as the Company’s financial advisor. The late January 2011 approach from Party A was not discussed by the board of directors at this meeting.

From February 14 to February 23, 2011, UBS, Hodgson Russ and management discussed and prepared a form of confidentiality agreement to be presented to API and other prospective bidders for the Company. Also during this period, management worked to update its financial projections for the 2011-2015 fiscal years and management and UBS worked to prepare for diligence by API.

On February 22, 2011, representatives of UBS, at the direction of the Company, engaged in discussions with representatives of API, including Mr. Kahn, regarding the API proposal and API’s diligence requirements, the timing of a proposed transaction and API’s ability to finance the transaction.

On February 23, 2011, the board of directors held a special telephonic meeting at which all of the directors were present. The board of directors reviewed and discussed the updated financial projections for the 2011-2015 fiscal years that had been prepared and presented by management. Mr. Southworth and Mr. Freeman described the assumptions and bases underlying the projections, including a general slowdown in the Company’s markets and a delay in orders on several military programs. The projections reflected a significant downward revision from management’s prior projections for revenue, EBITDA, operating income and net income, starting in fiscal 2011 and in each successive year of the five year period. Management also advised the board of directors that the fiscal 2011 first quarter and second quarter results were likely to be lower than prior Company guidance and consensus analysts’ estimates on both revenues and earnings per share. After discussion, the board of directors approved the updated projections and authorized their use by management in connection with the review of the Company’s strategic alternatives, including the API proposal.

On February 24, 2011, the Company established a virtual data site and began posting materials to the data site to facilitate the due diligence investigation of API and, if applicable, other prospective bidders who may execute confidentiality agreements.

On March 1, 2011, the Company signed an engagement letter with UBS effective as of January 16, 2011.

Also, on March 1, 2011, the board of directors held a special telephonic meeting which all directors and representatives of UBS and Hodgson Russ attended. Representatives of UBS described for the board of directors the current status of the Company’s discussions with API and reported on API’s continued interest in signing and announcing a definitive merger agreement to acquire the Company for $20.00 per share in cash prior to release of the Company’s 2011 first quarter results at the end of March, as well as API’s willingness to agree to a post-signing go-shop period. UBS reported that API had confirmed that the transaction would not be subject to a financing condition and that API expected to finance the transaction with proceeds of a $100.0 million equity private placement, expected to close by mid-March 2011, and a $200.0 million committed debt facility. UBS also reported that API had provided the Company with a list of due diligence items that would need to be reviewed prior to signing a definitive merger agreement and UBS had provided this list to management. Discussion next turned to Party A’s late January 2011 expression of interest in a cash acquisition of the Company at $20.00 per share. The board of directors discussed Party A’s willingness to follow through on this expression of interest, especially given that the meeting with Party A’s Chief Executive Officer in late 2010 had not resulted in an offer. After discussion regarding the likelihood of the Company receiving a credible proposal from Party A, representatives of UBS reviewed alternatives for the board of directors to consider in determining the process for moving forward with a potential sale transaction, including, among other things, information regarding potential strategic and financial buyers of the Company. Extensive discussion ensued during which, among other things, representatives of Hodgson Russ reviewed with the board its fiduciary duties and the board of directors weighed the advisability of entering into exclusive negotiations with API against conducting a sale process that would involve solicitations of interest from a broader set of potential strategic and financial buyers. It was the consensus of the board of directors that the potential benefits associated with the pursuit of alternative offers would be outweighed by the effect that a sale process would have on API’s offer and on the Company’s ability to achieve a $20.00 per share sale price generally. In reaching this conclusion the board of directors considered a number of factors including, among others, (1) API’s professed willingness to pay $20.00 per share for the Company despite having been advised orally of the Company’s weaker than expected first quarter results, (2) API’s repeated insistence on exclusivity as a condition to proceed with the proposed transaction and timetable, (3) API’s willingness to conduct its due diligence on an expedited basis and to sign and announce a transaction prior to the Company’s release of 2011 first quarter results, (4) API’s stated willingness to agree to a post-signing go-shop period in the definitive merger agreement, and (5) API’s credible plans for obtaining necessary financing for the transaction thus eliminating any need for a financing condition. The board of directors authorized management, UBS and Hodgson Russ to continue discussions with API, including discussions regarding a proposed exclusivity agreement, without entering into an exclusivity agreement yet, and to contact Party A to determine if it would be willing to acquire the Company for $20.00 per share.

Later that day, Mr. Southworth, Mr. Freeman and a representative of UBS contacted Party A regarding its interest in an acquisition of the Company at a valuation of at least $20.00 per share and the Company’s desire to announce a transaction by the end of March. On March 2, 2011, Party A responded to Mr. Southworth that it had no interest in an acquisition of the Company at that price. Also on March 2, 2011, Mr. Southworth, Mr. Freeman and a representative of UBS spoke with Mr. Kahn who indicated that API was unwilling to proceed with the transaction without exclusivity.

On March 2 and 3, 2011, representatives of UBS, Hodgson Russ and Wilson Sonsini Goodrich & Rosati, Professional Corporation, or Wilson Sonsini, counsel for API, discussed (i) a confidentiality agreement, which would include an 18-month standstill provision prohibiting API from, among other things, making a tender offer for Company common stock or otherwise attempting to acquire control of the Company except on a negotiated basis, and (ii) a proposed exclusivity agreement.

On March 3, 2011, the board of directors reconvened its special telephonic meeting of March 1 to receive Mr. Southworth’s report on his conversations with Party A. Representatives of UBS and Hodgson Russ attended the reconvened meeting. Following Mr. Southworth’s report, representatives of UBS confirmed their understanding that API would not move forward with its $20.00 per share offer unless it obtained exclusivity. Discussion ensued regarding the appropriate length of the exclusivity period and the exact nature and timing of the milestones that API would be required to meet to maintain exclusivity. Based on discussions with API, UBS communicated that API should be able to conclude sufficient business diligence to confirm its $20.00 per share price by March 15, 2011, and that it was UBS’ understanding that API expected to close $100.0 million of equity financing by March 15, 2011, and that API expected to have debt commitments for the remaining amounts necessary to finance the transaction by March 25, 2011. The board of directors authorized management to enter into an exclusivity agreement with API providing for exclusivity through the end of March 2011, subject to API meeting these milestones.

On March 4, 2011, (i) the Company, API and UBS entered into a confidentiality agreement and (ii) the Company and API entered into an exclusivity agreement. The exclusivity agreement (a) reaffirmed API’s interest in an acquisition at $20.00 per share, (b) provided for an exclusive negotiating period beginning March 4, 2011, and subject to API meeting the due diligence and financing milestones described above, continuing until March 31, 2011 and (c) included provisions allowing the Company to respond to unsolicited acquisition proposals, negotiate such acquisition proposals and for the board of directors to approve a superior acquisition proposal with a third party during the exclusivity period, subject to notice and matching rights in favor of API.

On March 4, 2011, the Company granted API and its representatives, including Wilson Sonsini, access to the Company’s virtual data site.

On March 7 and 8, 2011, representatives of API visited the Company’s executive offices to conduct due diligence.

During the week of March 7, 2011, at the direction of the Company, representatives of UBS had several discussions with API regarding its progress toward satisfaction of the milestones in the exclusivity agreement, and API continued to conduct its due diligence investigation of the Company.

On March 16, 2011, API delivered a letter to the Company confirming, in satisfaction of a milestone in the exclusivity agreement, the substantial completion of its business due diligence and reaffirming its interest in an acquisition at $20.00 per share. This letter was accompanied by a copy of a letter to API from API’s lender, an affiliate of Morgan Stanley & Co. Incorporated, or Morgan Stanley, dated March 15, 2011, indicating that Morgan Stanley was highly confident that it would be able to provide debt financing of $200.0 million to API for a transaction with the Company. The Company also received evidence from API that it had received approximately one-half of the proceeds of the $100.0 million equity financing that was to have been completed by March 15.

Also, on March 16, 2011, the board of directors held a special telephonic meeting attended by all directors and representatives of UBS and Hodgson Russ. Management and UBS reported to the board of directors on the status of API’s satisfaction of the required milestones under the exclusivity agreement and the status and results of API’s due diligence investigation to date. Management and UBS reported that API had advised that its equity financing would be completed by March 18, 2011, and acceptable debt commitments for the proposed transaction would be received by March 25, 2011. The board of directors authorized and directed management, UBS and Hodgson Russ to begin negotiations with API and its representatives toward a definitive merger agreement, such authorization subject to API filing by March 18, 2011 a Form 8-K reporting the completion of an equity financing of at least $100.0 million. At this meeting, the board of directors designated Messrs. Ryan, Southworth, Freeman and J. Thomas Gruenwald as an ad hoc transaction committee of the board to receive updates and provide input regarding the negotiations with API in between meetings of the full board.

On March 18, 2011, Wilson Sonsini provided an initial draft of a merger agreement to Hodgson Russ, which draft did not provide for a go-shop period. Later that day, representatives of UBS contacted Mr. Kahn to advise him that the inclusion of a go-shop provision in the merger agreement was a requirement for the Company to proceed with discussions regarding a potential transaction. Also on March 18, 2011, representatives of Hodgson Russ advised representatives of Wilson Sonsini of the need for a go-shop provision in the merger agreement as a condition to obtaining the board of directors’ approval of the transaction. Representatives of Hodgson Russ and Wilson Sonsini also engaged in discussions and negotiations concerning the merger agreement and the related disclosure schedules. These discussions included, among other things, (i) details of the scope of the representations and warranties to be included in the merger agreement, (ii) the Company’s ability to consider other acquisition proposals and to terminate the merger agreement to pursue such acquisition proposals, (iii) the respective termination rights of the parties, (iv) the amount and circumstances under which the Company would be obligated to pay API a termination fee or reimburse API’s expenses, (v) the inclusion of a remedy of specific performance for a breach by API or Merger Sub of their respective obligations under the merger agreement, and (vi) the scope of the restrictions on the activities of the Company prior to the closing of the merger.

On March 18, 2011, API filed a Form 8-K with the SEC reporting that it had entered into a common stock purchase agreement pursuant to which it issued 17,095,102 shares in a private placement at a purchase price of $6.00 per share, which resulted in aggregate proceeds of approximately $102.6 million.

From March 18, 2011 through March 22, 2011, management and representatives of Hodgson Russ and UBS had extensive discussions regarding the draft merger agreement and management and representatives of Hodgson Russ provided updates to the transaction committee. On March 22, 2011, Hodgson Russ returned a revised merger agreement to Wilson Sonsini. The material changes reflected in that revised merger agreement related to, among other things: (i) enhancing the certainty that the merger be consummated, including (a) changes to the definition of material adverse effect and (b) the addition of covenants with respect to API’s proposed acquisition financing; (ii) the addition of a 45-day go-shop provision and other provisions to enhance the board of directors’ ability to satisfy its fiduciary duties during and after the go-shop period; (iii) the definition of a superior proposal; and (iv) the amount of the termination fees and expense reimbursement.

From March 18, 2011 through March 25, 2011, representatives of the Company, API, Hodgson Russ, Wilson Sonsini, Morgan Stanley, Morgan Stanley’s counsel and UBS had a series of telephone conversations regarding API’s due diligence requests and findings. From March 18, 2011 through March 27, 2011, management and Hodgson Russ continued to discuss due diligence matters with API and Wilson Sonsini and answer questions from and provide due diligence materials to API, Wilson Sonsini and Morgan Stanley.

On March 22, 2011, Mr. Southworth received an unsolicited telephone call from representatives of one of the investment banks that the Company had interviewed in 2010, but not hired. This bank advised that it had been in contact with a potential strategic buyer for the Company regarding the buyer’s acquisition program and that the Company had been among the targets discussed. The bank asked whether the Company was interested in talking to this potential buyer. In light of the status and timing of the discussions with API, the exclusivity agreement between the Company and API, and because the investment bank did not represent the potential buyer, management, after consultation with the board of directors, determined not to respond to this inquiry. The Company had no further contact with this bank prior to announcement of the merger agreement. Also on

March 22, 2011, the compensation committee of the board of directors met to discuss, approve and recommend to the board of directors an amendment to Mr. Southworth’s existing employment and consulting agreement. The purpose of the amendment was to correct an oversight in Mr. Southworth’s employment and consulting agreement by clarifying Mr. Southworth’s rights on a change in control of the Company. See “— Interests of Certain Persons in the Merger.”

On March 24, 2011, Wilson Sonsini delivered a further revised draft merger agreement to Hodgson Russ. The material changes reflected in such revised merger agreement related to: (i) the length of the go-shop period and certain other terms and conditions related to the go-shop period, including, but not limited to, API’s rights to match an acquisition proposal received by the Company during this period, (ii) the amount of the termination fees and expense reimbursement, (iii) the conditions to closing; and (iv) the parties’ remedies in the event of a breach of the merger agreement.

On March 25, 2011, Hodgson Russ prepared and transmitted to the transaction committee of the board and UBS a summary of material open issues in the merger agreement for their review and consideration.

On March 24, 2011 and March 25, 2011, Mr. Southworth and Mr. Freeman received unsolicited inquiries from representatives of several investment banks reporting that those representatives had heard rumors that the Company was for sale. One such inquiry specifically referred to API as a potential acquirer. On Friday, March 25, 2011, Mr. Kahn advised representatives of UBS that API had received a telephone call and email from a financial reporter asking for comment regarding API’s plans to acquire the Company. Mr. Kahn expressed his concern that news of the proposed acquisition would shortly be made public and that, if the Company was willing, API and its advisors would work over the weekend to be able to execute and announce a definitive merger agreement before the stock market opened on Monday, March 28, 2011.

On Saturday morning, March 26, 2011, the transaction committee of the board, together with representatives of Hodgson Russ and UBS, discussed the possible ramifications of the leak on the transaction with API. A decision was then made by Messrs. Southworth, Freeman, Ryan and Gruenwald, subsequently confirmed with all other directors, to move with all deliberate speed over the weekend to see if a transaction could be negotiated with API and announced before the stock market opened on Monday, March 28, 2011.

On the afternoon of March 26, 2011, in a series of telephone conversations, management, UBS, API, Wilson Sonsini and Hodgson Russ discussed the status of open matters and the Company and API agreed to proceed as diligently as possible to attempt to negotiate, finalize and sign the merger agreement before the stock market opened on Monday, March 28, 2011.

Throughout the day and evening of March 26, 2011, representatives of Hodgson Russ and Wilson Sonsini held multiple telephone conversations during which the merger agreement was discussed. The material merger agreement issues discussed on the calls related to: (i) enhancing the certainty that the merger be consummated; (ii) enhancing the board of directors’ ability to satisfy its fiduciary duties; (iii) the terms of the go-shop provision, including the length and scope of the go-shop period, and the no-shop provision; and (iv) the amount of the termination fees and expense reimbursement.

On March 27, 2011, Wilson Sonsini delivered a further revised draft merger agreement to Hodgson Russ reflecting the terms negotiated by Hodgson Russ and Wilson Sonsini the previous day. Hodgson Russ and Wilson Sonsini held additional telephone conversations throughout the day on March 27, 2011 to negotiate the remaining open terms of the merger agreement, including the amount of the termination fees and expense reimbursement. Over the course of the day on March 27, 2011, the merger agreement was negotiated and finalized.

On March 26, 2011, UBS and Hodgson Russ received drafts of API’s debt commitment letter. On March 26, 2011 and March 27, 2011, representatives of Hodgson Russ, after discussion with management and representatives of UBS, provided comments to the debt commitment letter primarily focused on removing conditions that were inconsistent with the conditions to closing expected to be contained in the final merger agreement. The debt commitment letter was subsequently revised during the afternoon of March 27 and a final form was presented to the Company at approximately 5:30 p.m.

At approximately 7:00 p.m. on March 27, 2011, the board of directors held a special telephonic meeting attended by all directors and by representatives of Hodgson Russ to consider the final form of merger agreement and the transactions contemplated by the merger agreement. As a first item of business, the board, acting on recommendation of the compensation committee, approved the amendment to Mr. Southworth’s existing employment and consulting agreement. The amendment was approved with Mr. Southworth and Mr. Freeman abstaining. Representatives of Hodgson Russ next provided the board of directors with an update regarding the final negotiation of the merger agreement, including the status of the open issues previously identified to the board, reviewed with the board its fiduciary duties, and responded to questions from the board. Representatives of UBS then joined the meeting to discuss the financial aspects of the proposed merger and its financial analysis of the consideration proposed to be received in the transaction, and responded to questions from the board of directors. At the conclusion of its presentation, UBS orally rendered its opinion to the board of directors, subsequently confirmed in writing, that as of March 27, 2011, and based upon various assumptions, matters considered and limitations described in the written opinion, the $20.00 per share to be received by holders of the shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. See “— Opinion of UBS Securities LLC.” Following a discussion of a number of issues related to the merger agreement, the process that management, with the assistance of UBS, would undertake during the go-shop period and the positive and negative factors bearing on whether the merger should be approved, the Board unanimously (i) determined that the merger was advisable and that the terms of the merger and the merger agreement were fair to, and in the best interests of, the Company’s shareholders, (ii) recommended that the Company’s shareholders vote in favor of the adoption of the merger agreement, and (iii) authorized management to execute the merger agreement and take all actions necessary or advisable in connection with consummation of the transactions contemplated by the merger agreement.

On the morning of March 28, 2011, the Company, API and Merger Sub executed the merger agreement and the Company and API publicly announced the merger through the issuance of a joint press release.

Later in the day on March 28, 2011, UBS, at the direction of the Company, began soliciting potential acquisition proposals as permitted pursuant to the go-shop provision of the merger agreement. To date, UBS has contacted a total of 57 potential strategic and financial buyers to solicit interest in an acquisition of the Company. Under the merger agreement, the go-shop period ends on May 7, 2011. See “The Merger Agreement — Acquisition Proposals by Third Parties” for more information.

Recommendation of the Board of Directors; Reasons for the Merger

The board of directors has unanimously determined that the merger is advisable, fair and in the best interests of the Company and our shareholders, adopted and approved the merger upon the terms and subject to the conditions set forth in the merger agreement, and recommends to our shareholders that our shareholders adopt the merger agreement.

The board of directors considered a number of factors in determining to recommend that our shareholders adopt the merger agreement, as more fully described below. The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

In reaching its decision to approve and recommend the adoption of the merger agreement to our shareholders, the board of directors considered the following factors, each of which the board of directors believes supported its decision, but which are not listed in any relative order of importance:

•

the board of directors’ review of historical and projected information concerning the Company’s business, financial performance and condition, results of operations, and technological and competitive position;

•	current financial market conditions and historical market prices, volatility and trading information regarding Company common stock;

•	the fact that the $20.00 per share to be paid pursuant to the merger agreement constitutes a significant premium over the market price of Company common stock, including:

•	a premium of approximately 45% and 40%, respectively, over the average closing price of Company common stock for the 90 and 180 calendar days prior to announcement of the merger;

•

a premium of approximately 23% over the high closing price of Company common stock for the 52 weeks prior to announcement of the merger, and approximately 79% over the low closing price of Company common stock for the 52 weeks prior to announcement of the merger; and

•	a premium of 43% over the closing price of Company common stock on the trading day immediately prior to the announcement of the merger;

•

the board of directors’ belief that the merger will result in greater value to our shareholders than the value that could be generated from other strategic alternatives available to us, including the option of remaining independent and pursuing our current business plan, taking into account the potential risks and uncertainties associated with these alternatives as compared to the liquidity and certainty of value provided by the $20.00 per share in cash to be paid to our shareholders pursuant to the merger agreement;

•

the terms of the merger agreement, which were the product of arms-length negotiations between the board of directors, the Company’s management and our advisors, on the one hand, and API and its advisors, on the other hand, including, without limitation:

•	the representations and warranties of the Company, API and Merger Sub;

•	that the merger is not subject to a financing condition and that API obtained equity proceeds and a debt commitment letter for the full amount of the aggregate merger consideration;

•	that the merger agreement permits us to seek specific performance by API and Merger Sub of their obligations under the merger agreement;

•

that the merger agreement (i) provides for a post-signing go-shop period, during which the Company may, subject to certain requirements, solicit alternative proposals, (ii) allows the Company to respond to solicitations from third parties, subject to certain requirements, after the go-shop period, and (iii) at any time prior to the adoption of the merger agreement by our shareholders, allows the Company to terminate the merger agreement to accept a superior proposal upon payment of a termination fee and reimbursement of API’s expenses; see “The Merger Agreement — Acquisition Proposals by Third Parties” beginning on page [—]; and

•

the board of directors’ belief that the termination fees and expense reimbursement provisions in the merger agreement (described below under the section “The Merger Agreement — Acquisition Proposals by Third Parties” beginning on page [—]) (i) are reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) are within the range of similar precedent transactions and (iii) would not prevent a competing proposal;

•

the fact that the merger is subject to the adoption of the merger agreement by the affirmative vote of a majority of the votes cast by holders of shares of Company common stock entitled to vote on the merger; and

•

the oral opinion of UBS rendered to the board of directors on March 27, 2011, subsequently confirmed in writing, to the effect that, as of that date, and based upon various assumptions, matters considered and limitations described in the written opinion, the $20.00 per share to be received by holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to those holders. The summary of UBS’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS in rendering its opinion.

The board of directors also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors, which are not listed in any relative order of importance:

•	the fact that the merger agreement contains a number of provisions that may discourage a third-party from making a superior proposal to acquire the Company, including:

•	restrictions on our ability to solicit third party acquisition proposals after the go-shop period; and

•

the requirement that we pay a termination fee to API of $5.05 million or $9.15 million (and in each case up to $2.75 million in documented, out of pocket expenses) if the merger agreement is terminated under specified circumstances;

•	the fact that the merger consideration will generally be taxable to our shareholders for U.S. federal income tax purposes;

•	the time and effort involved in seeking to consummate the merger, including the risk of diverting our management’s attention from other strategic priorities;

•

the fact that our officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders; see “— Interests of Certain Persons in the Merger” beginning on page [—];

•	the potential attrition of customers, vendors and employees following announcement of the merger agreement;

•	the fact that, following the merger, our shareholders will not participate in any future growth or increase in the value of the Company;

•

the fact that, although we expect the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the fact that, under Pennsylvania law, the Company’s shareholders who are opposed to the merger will not have dissenters’ rights of appraisal or similar rights;

•	the restrictions on the conduct of our business contained in the merger agreement, which may limit our ability to undertake business initiatives pending completion of the merger; and

•	the substantial costs to be incurred in seeking to consummate the merger.

The foregoing discussion addresses the material factors considered by the board of directors in its consideration of the merger agreement and the merger, but is not exhaustive and does not present all of the factors considered by the board of directors. In light of the number and variety of factors and the amount of information considered, the board of directors did not find it practicable to quantify, rank, or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the board of directors may have given different weights to different factors. The determination to approve the merger agreement was made after consideration of all of the relevant factors as a whole, and the board of directors based its ultimate decision to approve the merger agreement and the merger on its business judgment that the potential risks and other negative aspects of the merger did not outweigh the benefits of the merger to our shareholders.

Opinion of UBS Securities LLC

On March 27, 2011, at a meeting of the board of directors held to evaluate the proposed merger, UBS delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated

March 27, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described therein, the $20.00 per share merger consideration to be received in the proposed merger by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this proxy statement as Annex B and is incorporated into this document by reference. Holders of Company common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of the board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the $20.00 per share merger consideration from a financial point of view and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain internal financial information and other data relating to the Company’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by the Company’s management that the board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the Company’s senior management concerning the Company’s businesses and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Company common stock;

•	reviewed a draft, dated March 27, 2011, of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the board of directors, that such forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the Company’s future financial performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the $20.00 per share merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the $20.00 per share merger consideration. In rendering its opinion, UBS assumed, with the consent of the board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement, and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on the Company or the merger. UBS was not authorized to solicit and did not solicit indications of interest in a transaction with the Company from any party other than API and one other party; however, the merger agreement permits the Company and its representatives to solicit and enter into negotiations with respect to other proposals for a specified period following execution of the merger agreement. Except as described above, the Company imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to the Company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company provided by the Company or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The $20.00 per share merger consideration to be received pursuant to the merger was determined through negotiation between the Company and API and the decision by the Company to enter into the merger was solely that of the board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors or the Company’s management with respect to the merger or the $20.00 per share merger consideration.

The following is a summary of the material financial analyses performed by UBS and reviewed with the board of directors on March 27, 2011 in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Companies Analysis

UBS compared selected financial and stock market data of the Company with corresponding data of the following four selected publicly traded defense electronics and radio frequency / microwave companies:

•	Anaren, Inc.

•	Comtech Telecommunications Corp.

•	e2v technologies PLC

•	Teledyne Technologies Incorporated

UBS reviewed, among other things, the enterprise values of the selected companies, calculated as diluted equity market value based on closing stock prices on March 25, 2011, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of (1) calendar year 2010 and estimated calendar year 2011 sales and (2) calendar year 2010 and estimated calendar year 2011 estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA. UBS also reviewed closing stock prices of the selected companies on March 25, 2011 as a multiple of calendar year 2011 estimated earnings per share, referred to as P/E multiples. UBS then compared these multiples derived for the selected companies with corresponding multiples implied for the Company based both on the closing price of Company common stock on March 25, 2011 and the $20.00 per share merger consideration. Financial data for the selected companies were based on publicly available information, and consensus estimates of the Institutional Brokers’ Estimate System (IBES). Financial data for the Company were based on publicly available financial information and internal estimates of the Company’s management, which we refer to as Company management estimates. See “— Certain Financial Projections and Other Information” beginning on page [—]. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for the Company (sales and EBITDA multiples for Comtech Telecommunications Corp. are presented below as the “Low” statistic in each instance and were excluded for purposes of calculating the mean and median result because such multiples were significantly lower than the corresponding multiples of the other selected companies):

Enterprise Value as a Multiple of:
	2010 EBITDA(1)	Estimated 2011 EBITDA
Multiples for Selected Companies
High	8.9x	8.3x
Mean	7.8x	6.7x
Median	7.9x	6.5x
Low	2.0x	3.0x
Multiples for Company
Closing Price on March 25, 2011 of $14.01	6.7x	5.6x
Per Share Merger Consideration of $20.00	9.7x	8.1x

Enterprise Value as a Multiple of:
	2010 Sales(1)	Estimated 2011 Sales
Multiples for Selected Companies
High	1.5x	1.4x
Mean	1.4x	1.2x
Median	1.3x	1.2x
Low	0.4x	0.6x
Multiples for Company
Closing Price on March 25, 2011 of $14.01	1.1x	1.0x
Per Share Merger Consideration of $20.00	1.6x	1.5x

(1)

Financial data for the Company’s fiscal year ended November 30, 2010 and fiscal year ending November 30, 2011 used to represent calendar years 2010 and 2011, respectively; financial data for e2v technologies PLC based on  9/12ths of the last twelve months ended September 30, 2010 and  3/12ths of the IBES fiscal year 2011 estimates; financial data for Comtech Telecommunications Corp.’s twelve months ended January 31, 2011 used to represent calendar year 2010.

P/E:
Estimated 2011(1)
Multiples for Selected Companies (Closing Prices on March 25, 2011)
High	16.2x
Mean	13.7x
Median	14.2x
Low	10.0x
Multiples for Company
Closing Price on March 25, 2011 of $14.01	11.3x
Per Share Merger Consideration of $20.00	16.3x

(1)	Financial data for the Company’s fiscal year ending November 30, 2011 used to represent calendar year 2011.

Selected Transactions Analysis

UBS reviewed transaction multiples in the following eleven selected transactions involving defense electronics and radio frequency / microwave companies:

Announcement Date	Acquiror	Target
• 2/25/2011	• Kratos Defense and Security Solutions, Inc.	• Herley Industries Inc.
• 11/26/2010	• Veritas Capital	• CPI International, Inc.
• 5/10/2010	• Comtech Telecommunications Corp.	• CPI International, Inc.
• 12/23/2009	• Crane Co.	• Merrimac Industries Inc.
• 5/13/2008	• Cobham plc	• M/A-COM
• 5/12/2008	• Comtech Telecommunications Corp.	• Radyne
• 12/19/2007	• Cobham plc	• BAE Systems Surveillance & Attack
• 12/21/2004	• Cobham plc	• Remec Defence & Space
• 11/17/2003	• Cypress Group	• CPI International, Inc.
• 4/16/2003	• Crane Co.	• Signal Technology Corp.

UBS reviewed, among other things, enterprise values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of both sales and EBITDA for the latest 12 months in relation to the time of announcement of the relevant transaction. UBS then compared these multiples derived for the selected transactions with corresponding multiples implied for the Company based on the $20.00 per share merger consideration. Multiples for the selected transactions were based on publicly available information, including analysts’ research, at the time of announcement of the relevant transaction. Financial data for the Company were based on Company management estimates. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for the Company:

	Enterprise Value as a Multiple of Latest 12 Months Sales	Enterprise Value as a Multiple of Latest 12 Months EBITDA
Multiples for Selected Transactions
High	2.7x	11.1x
Mean	1.7x	8.9x
Median	1.5x	8.7x
Low	0.9x	6.8x
Multiples for Company
Per Share Merger Consideration of $20.00	1.6x	9.2x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of the Company using financial forecasts and estimates relating to the Company prepared by Company management. UBS calculated a range of implied present values (as of February 28, 2011) of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from March 1, 2011 until November 30, 2015 and of terminal values for the Company based on the Company’s fiscal year 2015 estimated unlevered free cash flow. Implied terminal values were derived by applying to the Company’s fiscal year 2015 estimated free cash flow a range of perpetuity growth rates of 2.5% to 4.0%. Present values of unlevered, after-tax free cash flows and terminal values were calculated using discount rates ranging from 12.5% to 14.5%. The discounted cash flow analysis resulted in a range of implied present values of approximately $15.90 to approximately $21.60 per share, as compared to the $20.00 per share merger consideration.

Miscellaneous

Under the terms of UBS’ engagement, the Company agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $4.4 million, a portion of which was payable in connection with UBS’ opinion and a significant portion of which is contingent upon consummation of the merger. In addition, the Company agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and API, and, accordingly, may at any time hold a long or short position in such securities. The Company selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and because of UBS’ familiarity with the Company and its business. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Financial Projections and Other Information

In the course of the process that resulted in the merger agreement, our management prepared and provided to API and will provide to other interested parties during the go-shop period, non-public financial projections in connection with their due diligence review of the Company. We also provided these internal financial projections to the board of directors and our financial and legal advisors. Set forth below is a summary of these projections. These projections reflect certain assumptions regarding our future operations and were prepared on a basis consistent with the accounting principles used in our historical financial statements.

	Financial Projections for the Years Ending November 30,
($millions)	2011	2012	2013	2014	2015
Revenue	$182	$202	$221	$248	$270
EBITDA	33	39	45	53	60
Operating income	25	31	37	45	51
Net income	17	20	24	29	33

As used above, EBITDA represents net earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP performance measure that is frequently used by securities analysts, investors and other interested parties in their evaluation of companies. EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

The projections set forth above were prepared for internal use and not prepared with a view to public disclosure and are being included in this proxy statement only because the projections were provided to and relied upon by UBS in performing its financial analysis for the board of directors, and because the projections were provided to API and will be provided to other potential buyers during the go-shop period. The projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, and our registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and accordingly assumes no responsibility for them. The projections have been prepared by, and are solely the responsibility of, our management. The inclusion of the projections in this proxy statement should not be regarded as an indication that these projections will be predictive of actual future results, and the projections should not be relied upon as such. Neither we nor any other person makes any representation to any of our shareholders regarding our ultimate performance compared to the information contained in the projections set forth above. Although presented with numerical specificity, the projections are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after the consummation of the merger. Further, the projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or applicable in that context. There can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections are shown to be in error. The projections are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Closing and Effective Time of Merger

The closing of the merger will take place on the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger other than the conditions that by their terms cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of those conditions. See “The Merger Agreement — Conditions to the Merger.”

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed by [—], 2011. The effective time of the merger will occur upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania (or at such later date as we and API may agree and specify in the articles of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

As soon as practicable after the effective time of the merger, each record holder of certificates evidencing shares of Company common stock (other than with respect to excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent. If you are the record holder of uncertificated shares of Company common stock represented by book-entry (sometimes referred to as Direct Registration System, or DRS), you will receive the per share merger consideration promptly after the effective time of the merger. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company or the paying agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of Company common stock holding your shares in “street name” through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our shareholders. In the discussion below, we have quantified payments and benefits to our executive officers and to our non-employee directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Interests in Company Stock Options

If the merger is completed, immediately prior to the effective time of the merger, each then-outstanding option to purchase shares of Company common stock whether or not vested or exercisable, will become fully vested and exercisable, and will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of $20.00 over the exercise price per share of such option, multiplied by the number of shares of Company common stock the holder could have purchased, had such holder exercised the option in full, without interest, less any applicable withholding taxes.

Executive Officers. In addition to proceeds related to outstanding shares of Company common stock held by our executive officers, the approximate proceeds related to outstanding and unexercised stock options with respect to our executive officers are as follows:

Name	Aggregate Shares Subject to Company Stock Options	Aggregate Cash- Out Value of Company Stock Options
Richard A. Southworth President and Chief Executive Officer	100,000	$1,075,200
John P. Freeman Senior Vice President and Chief Financial Officer	34,467	$315,687
Lawrence G. Howanitz Senior Vice President, Advanced Specialty Products	48,500	$525,100
Brian F. Ward Senior Vice President, Sensors and Controls	43,500	$488,700
Robert J. McKenna Senior Vice President, New Business and Resource Development	48,500	$525,100

Non-employee Directors. In addition to proceeds related to outstanding shares of Company common stock held by our non-employee directors, the approximate proceeds related to outstanding and unexercised stock options with respect to our non-employee directors are as follows:

Name	Aggregate Shares Subject to Company Stock Options	Aggregate Cash-out Value of Company Stock Options
Bernard C. Bailey(1)	30,000	$338,820
George J. Behringer	36,000	$340,560
J. Thomas Gruenwald	36,000	$340,560
Charles S. Mahan, Jr.	24,000	$201,120
Gerald A. Ryan	36,000	$340,560
James F. Toohey	36,000	$340,560

(1)	Mr. Bailey’s term as a director expired on April 4, 2011.

Employment and Consulting Agreement with Richard A. Southworth

The Company has entered into an employment and consulting agreement with Mr. Southworth. Mr. Southworth’s employment and consulting agreement provides for severance benefits in the case of certain termination scenarios, including in the case of a change in control. If Mr. Southworth is terminated by the Company prior to the expiration of the agreement on November 30, 2011, other than a termination for just cause, he will receive (i) an amount equal to the salary due him and any vacation pay which is accrued but unpaid as of the date of termination and (ii) a severance payment of an amount equal to twelve months of his then current salary plus the amount he received under the Company’s At-Risk Compensation Plan for the prior fiscal year. The severance payment will be made in twelve equal monthly payments. See “— Estimated Possible Payouts Under Executive Agreements” beginning on page [—]. On March 27, 2011, the Company entered into an amendment to the employment and consulting agreement with Mr. Southworth. Prior to such amendment, the agreement, which was entered into in 2009, provided that if, as anticipated by the board of directors, Mr. Southworth was President of the Company as of November 30, 2011, then he would automatically be retained as a consultant for a six-year term at an annual compensation of $100,000. The amendment provides that, in the event there is a change in control of the Company and Mr. Southworth is terminated as President or Chief Executive Officer before November 30, 2011, the six year consulting term will begin on the date of his termination. While engaged as a consultant, if eligible, Mr. Southworth will receive reasonable customary medical benefits as provided to other employees of the Company.

Change in Control Agreements

The Company entered into change in control agreements with each of Lawrence G. Howanitz, Brian F. Ward and Robert J. McKenna effective as of January 18, 2010 and with John P. Freeman effective as of March 4, 2011. The change in control agreements for these executives have an initial two-year term and are considered for renewal on an annual basis after the initial term.

Under the change in control agreements for the above-named executives, if an executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case within 24 months of a change in control, the Company shall pay or provide the executive:

•	a lump sum amount which is equal to the executive’s monthly base salary, at the rate in effect immediately prior to termination, multiplied by 12; and

•

employee medical and dental benefit continuation as if the executive had remained an employee for an additional 12 months with respect to Messrs. Howanitz, Ward and McKenna, and to age 65 with respect to Mr. Freeman, or, if the Company is unable to provide any such benefits to the executive, benefits substantially similar to those which the executive would have been entitled to receive if he had participated for the period described above with respect to the executive. Additionally, the Company will continue coverage for 12 months under any existing life and AD&D insurance plans to the extent possible and, if not, plans that provide substantially similar benefits.

See “— Estimated Possible Payouts Under Executive Officer Agreements” below.

However, if any payment due to any of the above-named executives results in an excise tax being imposed on him pursuant to Section 4999 of the Code, the Company will reduce the total amounts payable to the executive to the maximum amount payable without incurring the excise tax.

Estimated Possible Payouts Under Executive Officer Agreements

The following table summarizes the estimated amount of the change in control and severance payments and other benefits that would be received by our executive officers if, immediately following completion of the merger, each executive officer’s employment were terminated by the surviving corporation of the merger other than due to a termination for just cause or without cause, as applicable, or by the executive for good reason immediately following completion of the merger:

Name	Severance Payment	Benefits Continuation		Other		Total
Richard A. Southworth	$470,000	$100,000	(1)	$904,258	(2)	$1,474,258
John P. Freeman	248,000	51,500	(3)	—		299,500
Lawrence G. Howanitz	246,000	15,750	(4)	—		261,750
Brian F. Ward	244,000	15,750	(4)	—		259,750
Robert J. McKenna	242,300	15,750	(4)	—		258,050

(1)	Represents estimated benefit payments pursuant to Mr. Southworth’s employment and consulting agreement.
(2)

Represents severance payment of $304,258 based on the amount received in fiscal year 2010 under the Company’s At-Risk Compensation Plan and aggregate consulting payments of $600,000 under Mr. Southworth’s employment and consulting agreement.

(3)	Represents estimated benefit payments to age 65 pursuant to Mr. Freeman’s change in control agreement.
(4)	Represents estimated benefit payments for 12 months pursuant to the applicable executive officer’s change in control agreement.

Under Mr. Southworth’s employment and consulting agreement, termination for just cause means the termination of Mr. Southworth for or as a result of (i) an act or acts by Mr. Southworth, or any omission by him, constituting a felony, (ii) any act of fraud, or (iii) any breach by him of the terms of the employment agreement.

Under the change in control agreements with the other executives discussed above, cause means (i) the willful and continued failure by the executive to substantially perform his duties with the Company and/or, if applicable, one or more of its subsidiaries (other than any such failure resulting from his incapacity due to physical or mental illness) after a demand for substantial performance is delivered to him by the board of directors which specifically identifies the manner in which the board of directors believes the executive has not substantially performed his duties, which the executive does not timely cure, (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company or any of its subsidiaries, or (iii) fraud, misappropriation or commission of a felony. Furthermore, the term good reason in the change of control agreements means (i) a significant reduction in the nature or scope of the executive’s authority or duties from those immediately prior to the date of the change in control, (ii) a reduction in annual base salary or reduction in aggregate compensation, (iii) the Company moves the executive’s primary work site to a location which, in the executive’s reasonable judgment, requires his relocation from his current residence, which relocation the executive chooses not to accept, (iv) the Company’s breach of any material provision of the change in control agreement that the Company does not timely cure, or (v) a reasonable determination by the executive that, following a change in control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, functions or duties attached to his position.

Other Employee-related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers are entitled to receive the same benefits under the merger agreement as all other employees of the Company. Among other matters, API has agreed to give the Company’s employees full credit for their prior service with the Company or its subsidiaries for purposes of determining eligibility to participate in, vesting and entitlement to, benefits where length of service is relevant under any employee benefit plan or arrangement maintained or sponsored by API to the same extent recognized by the Company.

Arrangements with API

Following the announcement of the merger, John P. Freeman, the Company’s Senior Vice President and Chief Financial Officer, and Robert J. McKenna, the Company’s Senior Vice President, New Business and Resource Development, were contacted by API regarding the possibility of accepting employment with API or the surviving corporation following the merger. Mr. Freeman and Mr. McKenna have expressed interest in such an opportunity, but specific terms of employment have not been discussed and no agreements have been reached. Other of our executive officers may discuss or enter into agreements, arrangements or understandings with API regarding post-closing employment with API or the surviving corporation prior to completion of the merger.

Indemnification and Directors’ and Officers’ Insurance

The merger agreement provides that API and the surviving corporation will indemnify and hold harmless all persons who served as directors or officers of the Company or its subsidiaries prior to the effective time of the merger as well as advancing expenses incurred by such persons in defending against any threatened or pending claim. API will also cause the surviving corporation’s articles and bylaws to contain indemnification rights no less favorable to each of our present and former directors and officers as are provided in the Company’s articles or bylaws in effect prior to the date of the merger agreement. The merger agreement also requires API, the surviving corporation or the Company to purchase a “tail” insurance policy or policies that provide individuals covered by the Company’s current directors’ and officers’ liability insurance with coverage for a period of six years after completion of the merger. A more complete description of the indemnification and insurance rights provided to the Company’s directors and officers under the merger agreement is under the heading “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. This discussion applies only to beneficial owners who hold shares of Company common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, shareholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, shareholders that hold Company common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, real estate investment trusts or shareholders deemed to sell Company common stock under the constructive sale provisions of the Code). This discussion also does not address the U.S. tax consequences to any shareholder that is, for U.S. federal income tax purposes, a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any matters relating to equity compensation or benefit plans. This discussion does not address any U.S. federal non-income, state, local or foreign tax consequences of the merger.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

U.S. federal backup withholding tax may apply to cash payments to a U.S. holder under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules or otherwise establishes an exemption from backup withholding.

The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult its own tax advisor regarding the applicability of the rules discussed above to such shareholder and the particular U.S. federal income and other tax consequences to such shareholder of the merger in light of such shareholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and API files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and API filed such a notification and report form on April 8, 2011.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or API, requiring the Company or API to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the U.S. as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or API. Private parties may also seek to take legal action pursuant to the antitrust laws under certain circumstances.

There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not take action or otherwise attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its impact on the timing of the merger or its ultimate result.

Accounting Treatment of the Merger

We expect the merger to be accounted for as a business combination for financial accounting purposes, whereby the purchase would be allocated to our assets and liabilities based on their relative fair values as of the date of the merger in accordance with Accounting Standards Codification 805, Business Combinations.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger or the merger agreement that is important to you. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in, “Other Matters — Where You Can Find More Information,” beginning on page [—].

Explanatory Note Concerning the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, API and Merger Sub were qualified and subject to important limitations agreed to by the Company, API and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue because of a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effective Time

The effective time of the merger will occur at the time that we file the articles of merger with the Department of State of the Commonwealth of Pennsylvania on the closing date of the merger or on such later date as may be mutually agreed to by API, Merger Sub and us and provided in the articles of merger. The closing date will occur on the second business day after all of the conditions to the consummation of the merger set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied on the closing date), or on such other date as we, Merger Sub and API may agree.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Pennsylvania law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of API, will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of API. The surviving corporation will be a privately held corporation and our current shareholders will cease to have any ownership interest in the surviving corporation or rights as shareholders. As a result of the merger, our current shareholders will not participate in the opportunity for future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Company Common Stock and Stock Options

Company Common Stock

At the effective time of the merger, each share of Company common stock outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $20.00 in cash, without interest and less applicable withholding taxes, other than:

•	shares of Company common stock held in our treasury immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration; and

•

shares of Company common stock owned by API, Merger Sub, or any other subsidiary of API immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration.

After the effective time of the merger, each stock certificate representing shares of Company common stock will be cancelled and each holder of record of uncertificated shares of Company common stock will cease to have any rights with respect to those shares, and the holder of such certificate or uncertificated shares will have only the right to receive the per share merger consideration, without any interest and less applicable withholding taxes.

Stock Options

Each outstanding unvested Company stock option will be accelerated in full so that it becomes fully vested immediately prior to the effective time of the merger. At the effective time of the merger, each outstanding the Company stock option not exercised prior to the merger will be cancelled and converted into the right to receive, as soon as reasonably practicable following the effective time of the merger, an amount in cash (less any applicable withholding taxes) equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $20.00 over the exercise price per share of such option.

Exchange and Payment Procedures

A paying agent designated by API, who we refer to as the paying agent, will act as the agent for payment of the merger consideration to the holders of Company common stock. At or after the effective time of the merger, API will cause to be deposited with the paying agent for the benefit of Company shareholders an amount in cash equal to the aggregate merger consideration.

Instructions with regard to the surrender of certificates formerly representing shares of Company common stock or uncertificated shares of Company common stock, together with the letter of transmittal to be used for that purpose, will be mailed to our shareholders by the paying agent as soon as reasonably practicable after the effective time of the merger. Promptly after receipt from the shareholder of a duly executed letter of transmittal, and any other items specified by the letter of transmittal, the paying agent will pay in cash to such shareholder an amount equal to the product of the number of shares of Company common stock represented by the certificates remitted by the shareholder and the per share merger consideration, without interest and less any applicable withholding tax.

API, the surviving corporation and the paying agent may deduct and withhold from the merger consideration otherwise payable to any holder of Company common stock or stock options that amount as API, the surviving corporation or the paying agent are required to deduct and withhold under the Code or U.S. federal, state or local or non-U.S. tax law. API, the surviving corporation or the paying agent will promptly pay any withheld amounts to the appropriate taxing authority.

No transfer of shares of Company common stock will be made on the stock transfer books of the surviving corporation after the effective time of the merger. After the effective time of the merger, previous shareholders will have no rights with respect to shares of Company common stock except to receive the merger consideration.

Six months after the effective time of the merger, any amount remaining in the payment fund may be paid to API, and any previous holders of Company common stock who have not complied with the applicable provisions for payment summarized above will be entitled to payment of the merger consideration only from the surviving corporation, without interest.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

We make various representations and warranties in the merger agreement with respect to the Company and our subsidiaries. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including in particular the number of shares of Company common stock and stock options;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities and third parties in connection with the transactions contemplated by the merger agreement;

•

our SEC filings since December 1, 2007, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws, rules and regulations;

•

the Company’s consolidated financial statements, internal control over financial reporting, disclosure of material transactions on the Company’s financial statements and absence of any knowledge of the commission or violation of any law described in Section 806 of the Sarbannes-Oxley Act;

•	the absence of undisclosed broker’s fees;

•	the conduct of our business, and absence of certain changes or events, since November 30, 2010;

•	litigation, investigations and administrative proceedings and absence of orders, judgments or regulatory restrictions from governmental entities;

•	tax matters;

•	matters relating to employee benefit plans, and enforceability, legal compliance, performance and lack of defaults with respect thereto;

•	compliance will certain laws and permits;

•	matters related to major customers and suppliers;

•	matters relating to material contracts;

•	the absence of undisclosed liabilities;

•	the inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the merger agreement;

•	real property, personal property and leased property;

•	insurance;

•	environmental laws and regulations;

•	intellectual property;

•	employment and labor matters;

•	compliance with anti-bribery and anti-corruption laws;

•	the receipt by the Company of a fairness opinion from UBS;

•	the sufficiency of our computer, information technology and data processing systems;

•	compliance with export and import control laws;

•	matters relating to government contracts; and

•	absence of transactions with affiliates since December 1, 2007.

Many of our representations and warranties are qualified by the absence of a material adverse effect on the Company, which means, for purposes of the merger agreement, any event, occurrence, condition, circumstance, development, state of facts, change or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to, or has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, properties, financial condition or results of operations of the Company and our subsidiaries, taken as a whole, or (ii) our ability to timely consummate the merger, subject to a number of exceptions.

API and Merger Sub make various representations and warranties in the merger agreement with respect to API and Merger Sub. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

the absence of third party consents, subject to a number of exceptions, and any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	litigation and administrative proceedings and absence of orders, judgments or regulatory restrictions from governmental entities;

•	the lack of operations of Merger Sub;

•	the solvency of the surviving corporation upon the consummation of the merger and the transactions contemplated by the merger agreement;

•	financing of the merger; and

•	the absence of a requirement for approval by API’s shareholders of the merger agreement or the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

We have agreed to certain customary covenants that restrict us and our subsidiaries until the effective time of the merger. Until the effective time of the merger, we have agreed to (and to cause our subsidiaries to) conduct our business in the ordinary course of business consistent with past practices and to use all reasonable efforts to maintain our current business organization and goodwill, retain the services of our present officers, employees, consultants and independent contractors, and preserve our goodwill and relationship with vendors, suppliers, dealers, distributors, customers, and other third parties having business dealings with us.

In addition, we have agreed, with certain limited exceptions, not to do (and not to permit our subsidiaries to do) any of the following, except as expressly contemplated by the merger agreement or agreed to in writing by API:

•	take any action to amend our articles of incorporation or bylaws or other governing instruments;

•

issue, deliver, grant, pledge, transfer, dispose of, encumber, sell, or accelerate rights under or authorize or propose any of the preceding relating to, any shares of our capital stock of any class, any indebtedness having the right to vote, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or indebtedness having the right to vote, or enter into any agreement with respect to the foregoing;

•	acquire, redeem or amend our capital stock, except to the extent pursuant to the terms of our existing benefit plans or agreements subject to our benefit plans;

•

declare or pay any dividend, split, combine or reclassify any shares of capital stock, or make any other distribution in cash or property on any capital stock other than among the Company and our subsidiaries;

•	propose or adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

•	sell or otherwise dispose of or encumber any of our properties or assets other than in the ordinary course of business;

•	acquire or agree to acquire or otherwise make an investment in or acquire an interest in, any business or other entity;

•	create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business or entity;

•

create, incur or assume any indebtedness for borrowed money or secured by real or personal property, except for trade payables incurred in the ordinary course of business, or grant or incur any liens on any real or personal property except in the ordinary course of business;

•

write-off any guaranteed checks, notes or accounts receivable other than in the ordinary course of business, or write-down the value of any asset or investment on our books or records except for depreciation and amortization in the ordinary course of business;

•

enter into any contract or agreement, except those that are purchase orders entered into in the ordinary course of business or any other contract entered into in the ordinary course of business and that involves an expenditure of less than $250,000 for any such contract or agreement or that are cancelable without premium or penalty on not more than 30 days’ notice;

•

increase in any manner the compensation of or change the metrics for determining the compensation of (including bonus), or fringe benefits of, or enter into any new, or terminate or modify any existing, bonus, severance or incentive agreement or arrangement with, any of our current or former officers, directors, management-level employees, or hire or fire any officers or management-level employees;

•

increase the benefits provided under any employee benefit plan or establish, adopt, enter into, materially amend, or terminate any employee benefit plan or any similar arrangement that would constitute a benefit plan if in existence as of the date of the merger agreement, except as required by law, or agree to do any of the foregoing in the future;

•

violate or fail to perform our obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a material default under, certain contracts or waive any material term of certain contracts;

•	enter into, renew, extend, assume or terminate certain contracts or make any amendment to certain contracts;

•	fail to maintain in full force and effect policies of insurance comparable in amount and scope to those we maintained as of the date of the merger agreement;

•

make or change any material tax election, settle or compromise any material tax claim or assessment, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, waive or extend the limitation period applicable to any material tax liability or assessment (other than pursuant to extensions or time to file tax returns obtained in the ordinary course of business), enter into any closing agreement with respect to a material amount of taxes or surrender any right to claim a refund of a material amount of taxes;

•	enter into, amend, or extend any collective bargaining agreement or similar contract with any labor union or guild;

•	except as may be required as a result of a change in applicable law or in generally accepted accounting principles, make any change in any accounting principles or practices;

•

grant any exclusive rights with respect to any of our intellectual property, divest any of our intellectual property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify our standard warranty terms for our products or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of our subsidiaries;

•

settle or compromise any pending or threatened litigation, suit, claim or action (including any litigation, suit, claim or action by a shareholder related to the transactions contemplated by the merger agreement) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of claims, liabilities or obligations that (i) are reflected or reserved against in full on our balance sheet, (ii) are covered by existing insurance policies, or (iii) otherwise do not involve the payment of money in excess of $100,000 in the aggregate, in each case where the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $100,000 in the aggregate above the amounts reflected or reserved on our balance sheet in respect of such claim, liability or obligation) to be performed by the Company or any of our subsidiaries following the effective time of the merger;

•	except as required by applicable law or generally accepted accounting principles, revalue in any material respect any properties or assets, including writing-off accounts receivable;

•	convene any regular or special meeting (or any adjournment or postponement thereof) of shareholders other than the special meeting called to approve the merger;

•

fail to timely file any reports, proxy statements, forms, schedules and documents required to be filed with the SEC after the date of the merger agreement and prior to the effective time of the merger, or amend any reports, proxy statements, forms, schedules and documents required to be filed with the SEC whenever filed;

•

extend (other than in connection with a good faith dispute) or change any policy with respect to the payment of accounts payable or accelerate or change any policy with respect to the collection of accounts receivable;

•	incur or commit to any capital expenditures, except capital expenditures up to an agreed upon aggregate amount;

•

enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any subleases of real property that we lease or liens secured by real property that we own or lease;

•

take any action or fail to take any action that is intended to, or would reasonably be expected to, either individually of in the aggregate, prevent, materially delay or materially impede the ability of the Company or any of our subsidiaries to consummate the merger or the transactions contemplated by the merger agreement; or

•	enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described above.

Acquisition Proposals by Third Parties

During the go-shop period starting on March 28, 2011 and ending at 12:01 a.m., New York time on May 7, 2011, the Company may:

•	initiate, solicit and encourage acquisition proposals;

•

provide access to non-public information pursuant to a confidentiality agreement no less favorable to us than our confidentiality agreement with API, provided that the Company (i) concurrently provides to API any non-public information concerning the Company or any subsidiary that is provided to any person if that information was not previously provided to API or its representatives and (ii) withholds those portions of documents or information, or provides it pursuant to customary “clean room” or other procedures, to the extent relating to pricing or other highly sensitive or competitive matters if the exchange of that information could be reasonably likely to be harmful to the operation of the Company in any material respect; and

•

enter into, engage in and maintain discussions or negotiations with respect to an acquisition proposal or otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations.

After 12:01 a.m., New York time on May 7, 2011, the Company is required, and is required to cause its subsidiaries and the Company’s and its subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants and other advisors and representatives, to:

•

immediately cease any solicitation, encouragement, discussions or negotiations with any person or group (except with an excluded party as described below) that may be ongoing with respect to an acquisition proposal; and

•

promptly (and in any event within two business days) cause each person (other than an excluded party or API and its representatives) to whom it provided confidential information prior to May 7, 2011 to promptly return or destroy all confidential information concerning the Company and its subsidiaries.

No later than 12:01 a.m. on May 8, 2011, the Company is required to notify API in writing of the identity of all parties that were contacted by the Company or its representatives during the go-shop period described above.

After 12:01 a.m. on May 7, 2011 and until the earlier of the effective time of the merger or the termination of the merger agreement, the Company has agreed that it will not, and will cause its subsidiaries and its subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate, facilitate or encourage any acquisition proposals;

•

engage in, continue, or otherwise participate in discussions or negotiations with any third party regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, an acquisition proposal;

•	enter into any letter of intent, term sheet, agreement or agreement in principle (whether or not binding) with respect to an acquisition proposal;

•

furnish to any person or group (other than to API and its representatives) any non-public information or afford to any person or group (other than API and its representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries;

•

take any action to make the provisions of any anti-takeover law, or any restrictive provision of any applicable anti-takeover provision in the Company’s charter or bylaws, inapplicable to any transactions contemplated by an acquisition proposal;

•

grant any waiver or release under any standstill agreement respecting the Company’s equity securities (including by providing any consent or authorization to make an acquisition proposal to the board of directors or a board committee pursuant to any confidentiality or standstill agreement); or

•	resolve, propose or agree to do any of the foregoing or otherwise facilitate any effort or attempt by any person to make an acquisition proposal.

However, notwithstanding the foregoing, (i) the restrictions described in the preceding paragraph will not apply during the 20-day period ending at 12:01 a.m. New York time on May 28, 2011 to a party we have identified as an excluded party and (ii) at any time after 12:01 a.m., New York time on May 7, 2011 and prior to the adoption of the merger agreement by our shareholders, we may, in response to a bona fide written acquisition proposal that was not a result of a violation of the restrictions described in the preceding paragraph, furnish non-public information (pursuant to a confidentiality agreement no less favorable to us than our confidentiality agreement with API, subject, however, to the proviso described above) and engage in or otherwise participate in discussions and negotiations with, a third party in connection with an acquisition proposal if:

•

the board of directors determines in good faith (after consultation with its financial and legal advisors) that the acquisition proposal constitutes, or is reasonably likely to lead to, a “superior proposal”; and

•	failure to take such action is inconsistent with the directors’ fiduciary duties under applicable law;

provided that the Company must promptly (and in any event within 24 hours) provide API (i) an unredacted copy of any acquisition proposal made in writing provided to the Company or its representatives (including any materials relating to any proposed financing commitments (and a written summary of all material terms of any financing commitments that, pursuant to the terms of the engagement letter with the financing source, cannot be provided in unredacted form)) and the identity of the person or group making the acquisition proposal or (ii) a written summary of the material terms of any acquisition proposal not made in writing. The Company must also provide API with 48 hours prior notice (or such lesser notice as is provided to the board of directors) of any board of directors or board committee meeting at which the board or the committee is expected to consider any acquisition proposal or any request for non-public information concerning the Company or its subsidiaries relating to or from any person or group who would reasonably be expected to make an acquisition proposal or any request for discussions or negotiations related to an acquisition proposal. The Company must provide prior notice to API orally and in writing that it proposes to furnish non-public information or engage in discussions or negotiations as described in this paragraph.

The merger agreement generally defines an acquisition proposal as any inquiry, proposal or offer relating to (i) the acquisition, in any single transaction or series of related transactions, of shares of Company common stock, that, together with any other shares of Company common stock beneficially owned by the person or group making the proposal, would equal 20% or more of the outstanding shares of Company common stock or any other equity securities of the Company, (ii) any tender or exchange offer that, if consummated, would result in any person or group beneficially owning, directly or indirectly (a) shares of Company common stock that together with any other shares of Company common stock beneficially owned by that person or group, would equal 20% or more of the outstanding shares of Company common stock or (b) any other equity securities of the Company or any subsidiary, (iii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any person acquiring 20% or more of the fair market value of the assets of the Company and its subsidiaries, taken as a whole (including capital stock of the Company’s subsidiaries), or (iv) any other transaction that would result in a person or group acquiring 20% or more of the fair market value of the assets of the Company and its subsidiaries, taken as a whole (including capital stock of the Company’s subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise) or (v) any combination of the foregoing.

The Company has agreed to keep API reasonably informed on a current basis (and in any event within 24 hours) of (i) any in-bound, unsolicited initial request for non-public information concerning the Company or any subsidiary related to or from any person or group who would reasonably be expected to make an acquisition proposal, (ii) any in-bound, unsolicited initial request for discussions or negotiations related to an acquisition proposal, (iii) receipt of any acquisition proposal, and (iv) any material developments, changes, discussions or negotiations regarding any acquisition proposal. In connection with the foregoing obligations, the Company has agreed to (A) provide API with the identity of the person or group making a request or acquisition proposal and the material terms of that request or proposal and related written correspondence provided in connection with the request or proposal (including unredacted copies of any written requests, proposals, offers or proposed agreements, and any materials relating to proposed financing commitments (or in certain circumstances written summaries of those commitments)) and (B) thereafter keep API reasonably informed on a current basis (and in any event within 24 hours) of any material changes to the terms of the foregoing.

The merger agreement generally defines a superior proposal as a written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50%) which proposal (i) was not the result of a violation of the restrictions in the merger agreement regarding third party acquisition proposals, and (ii) (A) the definitive agreement for which is not subject to a financing contingency and (B) that the board of directors determines in good faith (after consultation with its financial and legal advisors, and taking into consideration all financial, regulatory, legal and other aspects of the proposal (including the person or group making the proposal) as well as the impact of the proposal on the Company’s employees, suppliers, customers, creditors and the communities in which the Company is located), (a) is more favorable to the Company and the shareholders than the merger (taking into consideration any adjustment to the terms and conditions, and the conditionality, timing and likelihood of consummation of, the proposal, and any changes to the terms of the merger agreement proposed by API in response to the proposal or otherwise) and (b) if consummated, would result in a transaction that is more favorable to our shareholders from a financial point of view than the transaction contemplated by the merger agreement.

The merger agreement defines an excluded party as any person or group from whom the board of directors has received a written acquisition proposal prior to 12:01 a.m. New York time, on May 7, 2011, that the board of directors has determined in good faith (after consultation with its financial and legal advisors) constitutes, or would be reasonably likely to lead to, a superior proposal and which has not been rejected or withdrawn prior to 12:01 a.m., New York time, on May 7, 2011. An excluded party ceases to be an excluded party under the merger agreement on the earlier of 12:01 a.m., New York time, on May 28, 2011 or such time as such excluded party’s acquisition proposal is withdrawn, terminated, expires or no longer constitutes, or would reasonably be expected to lead to, a superior proposal.

The board of directors may (i) prior to adoption of the merger agreement by the shareholders, make a company recommendation change in order to enter into an acquisition agreement with respect to an acquisition proposal, (ii) authorize, cause or permit the Company or any subsidiary to enter into any letter of intent, term sheet, agreement or agreement in principle (whether binding or non-binding) with respect to an acquisition proposal (other than a confidentiality agreement no less favorable to the Company than its confidentiality agreement with API), only if:

•

the board of directors determines in good faith (after consultation with its financial and legal advisors) that the acquisition proposal constitutes a superior proposal and that the failure to make a company recommendation change and enter into an acquisition agreement with respect to the superior proposal would be inconsistent with the directors’ fiduciary duties under applicable law;

•	the acquisition proposal did not result from a violation of restrictions in the merger agreement regarding third party acquisition proposals;

•

the board of directors provides API with at least four business days advance written notice of its intention to make a company recommendation change and to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal;

•

the Company provides API with a written summary of the material terms and conditions of the superior proposal, the identity of the person or group making the proposal and an unredacted copy of the relevant transaction documents with that person or group (including any materials relating to any proposed financing commitments or written summaries of the material terms of those commitments if those commitments, pursuant to their terms, may not be provided in unredacted form);

•

the Company and its representatives discuss and negotiate in good faith with API and its representatives (at API’s option), any proposed changes by API to the merger agreement so as to permit the board of directors not to effect a company recommendation change or to terminate the merger agreement (including providing API and its representatives an opportunity to make a presentation to the board of directors); and

•

the board of directors, following the four business day notice period, and taking into account any revised proposal made by API since the start of that notice period, determines in good faith, after consultation with its financial and legal advisors, that (i) the acquisition proposal continues to constitute a superior proposal and (ii) the failure to effect a company recommendation change and enter into an acquisition agreement with respect to that superior proposal would be inconsistent with its fiduciary duties to our shareholders under applicable law.

A company recommendation change, as defined in the merger agreement, occurs if the board of directors or any board committee:

•

fails to recommend that the shareholders adopt the merger agreement, or fails to include that recommendation in the proxy statement for the shareholder meeting to vote on adoption of the merger agreement;

•	changes, qualifies, rescinds, withholds, withdraws or modifies, or proposes to do any of those things, in a manner adverse to API, the recommendation that our shareholders adopt the merger agreement;

•

takes any other action or makes any recommendation or public statement in connection with a tender or exchange offer or otherwise takes any action inconsistent with the recommendation that our shareholders adopt the merger agreement, other than a recommendation against the offer or a “stop, look and listen” communication by the board of directors pursuant to SEC tender offer rules;

•	adopts, approves or recommends to our shareholders an acquisition proposal, or proposes to do so; or

•

grants any waiver or release under, or fails to enforce, any standstill agreement covering the Company’s equity securities, except that prior to shareholder adoption of the merger agreement, the board of directors may grant such a waiver or release if it determines in good faith, after consultation with its financial and legal advisors, that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

If any change to any material terms of a superior proposal is made, the Company is required to provide API with a new notice and opportunity to amend the merger agreement. Moreover, if we terminate the merger agreement to enter into an agreement with respect to a superior proposal, we must pay the termination fee described below under “ — Termination Fee and Expenses.”

Shareholders’ Meeting

The merger agreement requires us to establish a record date for, duly call, give notice of, convene and hold a meeting of our shareholders for the purpose of voting upon the adoption of the merger agreement as promptly as practical following confirmation from the SEC that it will not review, or has no further comments on, this proxy statement, provided that the Company is not required to convene the shareholder meeting prior to May 7, 2011, or May 28, 2011, if an excluded party exists on May 7, 2011. Subject to its fiduciary obligations described above, the board of directors is required to recommend that our shareholders vote in favor of the adoption of the merger agreement at the shareholders’ meeting. Unless the board of directors withdraws or modifies its recommendation in favor of the adoption of the merger agreement, the Company is required to use all reasonable efforts to solicit proxies for the votes needed for adoption of the merger agreement.

Indemnification and Directors’ and Officers’ Insurance

The merger agreement provides that API and the surviving corporation will indemnify and hold harmless to the fullest extent permitted under Pennsylvania law all who persons served as directors or officers of the Company or its subsidiaries prior to the effective time of the merger in connection with any threatened or pending claim and all judgments, fines, penalties, or amounts paid in settlement resulting from such claim. In addition, API will advance expenses incurred in connection with the defense of such claim. The merger agreement further provides that API will cause the Company’s articles of incorporation and bylaws to contain provisions no less favorable to each of our present and former directors and officers with respect to indemnification and limitation from liability than those existing in favor of those present or former directors or officers in the Company’s articles or bylaws as in effect on the date of the merger agreement.

The merger agreement also requires API, the surviving corporation or us to purchase “tail” insurance policy or policies that provide each individual currently covered by the Company’s directors’ and officers’ liability insurance with coverage for events occurring at or prior to the effective time of the merger for a period of six years after the consummation of the merger and that is no less favorable than our existing directors’ and officers’ liability insurance policies.

The present and former directors and officers of the Company will have the right to enforce these obligations.

Financing

The Company has agreed to cooperate with API in obtaining one or more debt financings to finance its obligations under the merger agreement. This includes using all reasonable efforts to cooperate with API, including:

•	participating in meetings, drafting sessions, presentations, road shows, due diligence sessions and rating agency presentations;

•

assisting API in its preparation of materials for lender meetings, rating agency presentations, offering documents, private placement and bank information memoranda, prospectuses, business projections and similar documents;

•	delivering to API information reasonably requested by API, including financial information;

•	facilitating the pledge of collateral and perfections of liens and providing guarantees to support the financing;

•

obtaining accountant consent letters, appraisals, surveys, engineering reports, environmental and other inspections, title insurance and other documentation, and waivers, consents, estoppels and appraisals from third parties;

•	providing assistance to API to obtain a solvency opinion;

•	obtaining payoff letters, redemption notices, lien releases and other instruments to discharge debt;

•	permitting any cash that can be made available to pay a portion of the purchase price to be made so available; and

•	cooperating in the preparation of and entering into underwriting or placement agreements and definitive financing documents.

API’s obligation to consummate the merger is not conditioned on the receipt of any financing.

Specific Performance

The Company, API and Merger Sub are each entitled to seek an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other legal or equitable remedy to which they are entitled, subject to the limitations and requirements set forth in the merger agreement.

Additional Agreements

Mutual Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, the Company, API and Merger Sub have agreed to take the following actions:

•

to consult with the other parties to the merger agreement in the preparation and dissemination of any public announcements relating to the merger, and not issue any such public announcement without the prior consent of those other parties (such consent not to be unreasonably withheld or delayed); and

•

to use all reasonable efforts to take, or cause to be taken, all actions reasonably requested to comply promptly with all legal requirements and to consummate the transactions contemplated by the merger agreement.

Agreements Regarding Regulatory Compliance

In addition to the mutual agreements set forth above, the Company, API and Merger Sub have agreed to take certain actions in order to obtain, and to cooperate with the other party to obtain, any consent, authorization, order or approval of, or any exemption by, any governmental entity or other third party which is required to be obtained in order to consummate the transactions contemplated by the merger agreement. In particular, the parties have agreed that:

•

no later than April 11, 2011, each party will file all necessary documentation required to obtain requisite approvals or termination of applicable waiting periods for the transactions contemplated by the merger agreement under the HSR Act (these filings were made by the parties on April 8, 2011);

•	each party will use all reasonable efforts to substantially comply as promptly as practicable with any request received for additional information under the HSR Act; and

•	neither party will enter into any agreement with any governmental entity that extends or tolls the waiting period under the HSR Act.

Agreements of the Company

In addition to the other agreements described elsewhere in this section of the proxy statement, the Company has agreed to take the following actions:

•	to file a preliminary proxy statement within 20 days of signing the merger agreement;

•	to provide API and its agents and representatives access to certain Company information and personnel; and

•

to use all reasonable efforts to obtain or make any consents, novations, waivers, registrations or filings with respect to any transfer or assumption of the export and import approvals and permits held by the Company or its subsidiaries.

Agreements of API and Merger Sub

In addition to the other agreements described elsewhere in this section of the proxy statement, API and Merger Sub have agreed to provide Company employees who continue as employees following the merger and who become eligible to participate in welfare plans and other employee benefit plans with credit for prior service, a waiver of exclusions for pre-existing conditions, a waiver of any waiting period, and credit for any prior co-payments, deductibles and out-of-pocket expenses for the remainder of the coverage period during which any transfer of coverage occurs

Conditions to the Merger

Conditions of the Company, API and Merger Sub

The obligations of each party to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock;

•	expiration or termination of applicable waiting periods under the HSR Act and other regulatory clearances in other relevant jurisdictions shall have been obtained; and

•	absence of any law rendering the merger illegal in the U.S. or in any state or an injunction by a governmental entity in the U.S. prohibiting the merger.

Conditions of the Company

The obligations of the Company to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•

the representations and warranties of API and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger, subject to the material adverse effect standard contained in the merger agreement and the Company having received a certificate from API to this effect; and

•

API and Merger Sub must have performed in all material respects all of their obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger and the Company having received a certificate from API to this effect.

Conditions of API and Merger Sub

The obligations of API and Merger Sub to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•

the Company’s representations and warranties set forth in the merger agreement regarding corporate organization, authority to consummate the transactions contemplated by the merger agreement, absence of undisclosed broker’s fees, absence of a material adverse effect since November 30, 2010, operation of anti-takeover statutes on the transaction and the opinion of UBS being true and correct as of the date of the merger agreement and as of the closing date of the merger, and our other representations and warranties set forth in the merger agreement being true and correct (other than a failure of our capitalization representation and warranty to be true and correct in all material respects) as of the date of the merger agreement and as of the closing date of the merger, subject to the material adverse effect standard contained in the merger agreement and the Company having provided a certificate to API to this effect;

•

we must have performed in all material respects all of our obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger and the Company having provided a certificate to API to this effect;

•

since November 30, 2010, there must be no change, effect, event, condition, circumstance, development or occurrence or state of facts that has had or would be reasonably likely to have a material adverse effect on the Company;

•

no litigation, claim or proceeding shall have been threatened or commenced by any governmental entity (i) seeking to restrain or prohibit the merger, (ii) seeking to prohibit or limit the ownership or operation by API or the Company of any material portion of the Company’s business or assets, or to compel API or the Company to dispose or hold separate any such portion, as a result of the merger, (iii) seeking to impose limitations on API’s ability to acquire, hold or exercise rights over Company common stock or to control the business or operation of the Company after the effective date of the merger, or (iv) that would reasonably be expected to result in a material adverse effect as set forth in the merger agreement;

•	the Company delivering a properly executed certificate as to its ownership of interests in foreign real property; and

•	the Company having obtained written consents from holders holding at least 95% of outstanding Company stock options to the treatment of those options in the merger.

Termination

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the shareholders, by the mutual written consent of the Company and API.

Termination by the Company or API

The Company or API may terminate the merger agreement, without the consent of the other, in the event of any of the following:

•

any governmental entity shall have enacted a law making the merger illegal in the U.S. or in any state or formally issued a permanent, final and non-appealable injunction, ruling or decree that prohibits the merger in the U.S. or in any state, as long as the terminating party has not initiated any proceeding or taken any action in support of such proceeding;

•	the shareholders fail to adopt the merger agreement at the special meeting; or

•

the merger has not been consummated prior to October 1, 2011, provided that this right to terminate is not available to a party whose breach of the merger agreement is the cause of, or resulted in, the failure of the merger to have been consummated on or before that date.

Termination by the Company

The Company may terminate the merger agreement if there shall have been any breach of any representation or warranty of API or Merger Sub, or any such representation or warranty of API or Merger Sub shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of API or the Merger Sub, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by API of written notice from us. In addition, the Company may terminate the merger agreement at any time prior to shareholder adoption of the merger agreement to accept a superior proposal so long as we have complied with the requirements in the merger agreement relating to the conduct of the shareholders’ vote on the merger agreement and relating to third party acquisition proposals as described above under “— Acquisition Proposals by Third Parties,” and have paid the termination fee described below.

Termination by API

API may terminate the merger agreement, without our consent, in the event of any of the following:

•

the board of directors or any committee of the board, among other things, makes a company recommendation change as described above or fails to reaffirm the recommendation to shareholders to vote to adopt the merger agreement within three business days after API so requests;

•	the Company materially breaches its non-solicitation covenants with respect to alternative acquisition proposals or the covenants related to the conduct of the shareholders’ vote; or

•

if there shall have been any breach of any representation or warranty, or any such representation or warranty of the Company shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of the Company, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by the Company of written notice from API.

Effect of Termination

If the merger agreement is terminated as described above, no party to the merger agreement will have any liability or further obligation under the agreement except with respect to:

•	any fraud or intentional breach of the merger agreement;

•	the requirement to comply with the separate confidentiality agreement between the Company and API and certain other provisions of the merger agreement; and

•	the obligation, if applicable, to pay the termination fee and expense reimbursement described below.

Termination Fee and Expenses

If the Company terminates the merger agreement prior to adoption of the merger agreement by the shareholders to enter into a definitive agreement for a superior proposal prior to May 7, 2011, or enters into a definitive agreement for a superior proposal with a party we have identified as an excluded party prior to May 28, 2011, and we have complied with the covenants regarding non-solicitation with respect to that proposal, we must pay a termination fee of $5.05 million to API.

Except as set forth above, we are otherwise obligated to pay API a termination fee of $9.15 million if, prior to shareholder approval, we terminate the merger agreement in order to accept a superior proposal or if the merger agreement is terminated by API because (i) the board of directors, among other things, makes a Company recommendation change or fails to affirm the recommendation that the shareholders adopt the merger agreement following API’s request as described above or (ii) the Company materially breaches its obligations not to solicit, initiate or encourage a third party acquisition proposal under the merger agreement or breaches its obligations under the merger agreement with respect to the conduct of the shareholders’ vote on the merger agreement. We also are obligated to pay API a termination fee of $9.15 million if any of the following occur and within one year after termination of the merger agreement we consummate a third party acquisition or enter into an agreement with respect to an acquisition by a third party or the board of directors or any committee of the board recommends to our shareholders a third party acquisition:

•	the merger agreement is terminated because our shareholders fail to adopt the merger agreement;

•	the merger agreement is terminated because the merger has not been consummated prior to October 1, 2011; or

•

the merger agreement is terminated by API because there has been a breach of any representation or warranty of the Company, or any such representation or warranty of the Company shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of the Company, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by the Company of written notice from API.

We are obligated to reimburse API for up to $2.75 million of its documented, out-of-pocket expenses (i) in the event the merger agreement is terminated by the Company to enter into an acquisition agreement with respect to a superior proposal, (ii) in the event the merger agreement is terminated by API as a result of a company recommendation change or the board of directors failing to reaffirm its recommendation that our shareholders vote to adopt the merger agreement following API’s request, (iii) in the event that the merger agreement is terminated because our shareholders fail to adopt the merger agreement, (iv) in the event the merger agreement is terminated by the Company or API because the merger has not been consummated prior to October 1, 2011 or (v) the merger agreement is terminated by API because the Company breached any representation or warranty, or any such representation or warranty shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of the Company, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from API. Any reimbursement of expenses pursuant to a termination described in clauses (iii), (iv) or (v) above is not payable unless and until such time as the termination fee related to those events is payable to API. However, on a termination of the merger agreement described in clause (iii) above, $1.0 million of API’s documented, out-of-pocket expenses will be paid within two business days of delivery of itemized detail of such expenses to the Company, and this $1.0 million expense reimbursement will be an offset to any termination fee that becomes payable with respect to this event.

Amendment

The merger agreement may be amended by the parties at any time before or after adoption by the shareholders of the merger agreement by written agreement of the Company, API and Merger Sub. However, after approval by the shareholders of the merger, no amendment may be made without the approval of the shareholders if such approval would be required by law.

MARKET PRICE OF COMPANY COMMON STOCK

Company common stock is listed for trading on the NASDAQ under the symbol “SPEC.” The table below shows, for the periods indicated, the high and low prices for Company common stock, as reported by NASDAQ.

	Common Stock Price
	High		Low
Fiscal Year Ended November 30, 2009
First Quarter ended February 28, 2009		$7.78		$4.02
Second Quarter ended May 30, 2009		$8.54		$4.81
Third Quarter ended August 31, 2009		$10.33		$7.20
Fourth Quarter ended November 30, 2009		$9.94		$8.01
Fiscal Year Ended November 30, 2010
First Quarter ended February 28, 2010		$11.77		$8.51
Second Quarter ended May 30, 2010		$14.80		$11.32
Third Quarter ended August 31, 2010		$16.23		$11.16
Fourth Quarter ended November 30, 2010		$16.18		$11.98
Fiscal Year Ended November 30, 2011
First Quarter ended February 28, 2011		$16.30		$11.55
Second Quarter ended May 30, 2011 (through [—], 2011)	$	[—]	$	[—]

The closing price of Company common stock on the NASDAQ on March 25, 2011, the last trading day prior to the Company’s press release announcing the execution of the merger agreement, was $14.01 per share. On [—], the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on the NASDAQ was $[—] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

While we have paid dividends on our capital stock in the past, we have not done so in over twenty years. We currently intend to retain future earnings to fund the operation, development and expansion of our business and we do not expect to pay any dividends in the foreseeable future. Under the terms of the merger agreement, we are not permitted to declare or pay dividends without API’s prior consent.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth certain information as to the beneficial ownership of Company common stock as of April 12, 2011, for (i) each director; (ii) each of the named executive officers named in the Summary Compensation Table set forth in our Proxy Statement on Schedule 14A for the 2011 Annual Meeting of Shareholders of the Company filed with the SEC on March 3, 2011; (iii) each other person who is known by us to beneficially own 5% or more of Company common stock; and (iv) all directors and executive officers as a group. The information in the table concerning beneficial ownership is based upon information furnished to the Company by or on behalf of the persons named in the table, or in the case of the persons identified in the foregoing clause (iii), in filings with the SEC.

Beneficial Owner	Shares of Common Stock Owned	Common Stock Options Owned(1)	Total Beneficial Ownership of Common Stock Outstanding(1)	Approximate Percentage of Common Stock Outstanding(1)
RBC Global Asset Management (US)(2)	1,201,684	—	1,201,684	9.06%
Dimensional Fund Advisors LP(3)	965,609	—	965,609	7.28%
Bernard C. Bailey	6,000	12,000	18,000	0.13%
George J. Behringer	10,000	12,000	22,000	0.17%
John P. Freeman(4)	94,987	—	94,987	0.72%
J. Thomas Gruenwald	59,206	12,000	71,206	0.54%
Lawrence G. Howanitz(4)(5)	8,160	12,000	20,160	0.15%
Charles S. Mahan, Jr.	500	4,000	4,500	0.03%
Robert J. McKenna(4)	78,392	12,000	90,392	0.68%
Gerald A. Ryan(6)	36,740	12,000	48,740	0.37%
Richard A. Southworth(4)(7)	165,882	26,665	192,547	1.45%
James F. Toohey(8)	203,815	12,000	215,815	1.63%
Brian F. Ward(4)	7,981	12,000	19,981	0.15%
All Officers and Directors as a Group (11 persons)	671,663	126,665	798,328	6.02%

(1)

Based on 13,140,511 shares of Company common stock issued and outstanding as of April 12, 2011, which includes Company stock options exercisable within 60 days of the date of this proxy statement. The shares underlying these options are deemed to be outstanding for purposes of determining the percent of class with respect to each holder and all directors and officers as a group.

(2)	Based upon information set forth in Schedule 13G filed by RBC Global Asset Management (US), Inc., 100 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402.
(3)	Based upon information set forth in Schedule 13G filed by Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4)

Includes the following shares held in the Company’s 401(k) profit sharing plan for the benefit of the named individual: 12,604 shares for Mr. Freeman; 7,760 shares for Mr. Howanitz; 3,657 shares for Mr. McKenna; 11,245 shares for Mr. Southworth; and 7,981 shares for Mr. Ward.

(5)	Includes 400 shares of Company common stock held by Mr. Howantiz’s spouse and child.
(6)

Includes 23,006 shares of Company common stock held in Individual Retirement Accounts for the benefit of Mr. Ryan and his spouse and 2,500 shares owned by the Ryan Children’s Trust of 1993, of which Mr. Ryan is sole trustee.

(7)	Includes 2,400 shares of Company common stock held by Mr. Southworth’s grandchildren.
(8)

Mr. Toohey is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey and Kroto, Inc. which holds 169,885 shares of Company common stock in its profit sharing plan. All of these shares are included in the table above for Mr. Toohey.

NO DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority or held beneficially or of record by more than 2,000 persons. Consequently, because our common stock is currently listed on NASDAQ, our shareholders will not have the right to exercise dissenters’ rights. If the merger agreement is adopted and the merger is completed, shareholders who voted against the adoption of the merger agreement will be treated the same as shareholders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act and therefore we will no longer file periodic reports with the SEC on account of Company common stock.

ADJOURNMENT OF THE SPECIAL MEETING

We may ask our shareholders to vote on a proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement and approve the merger. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Company common stock entitled to vote on the matter. For purposes of this proposal, the shares of Company common stock that are present at the special meeting, whether in person or by proxy, will be sufficient to constitute a quorum.

Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Company knows of no other matter to be brought before the special meeting. If any other matter requiring a vote of the shareholders should properly come before the special meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

Deadline for Shareholder Proposals to be Presented at Next Annual Meeting

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if for some reason the merger is not completed, we expect to hold a 2012 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at our 2012 annual meeting of shareholders must be submitted to us as set forth below.

For shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act to be presented at our 2012 annual meeting of shareholders and included in our proxy statement, such proposals must be submitted and received by John P. Freeman, Senior Vice President and Chief Financial Officer of the Company at our principal offices, Spectrum Control, Inc., 8031 Avonia Road, Fairview, Pennsylvania 16415, no later than November 4, 2011.

If a shareholder wishes to submit a proposal outside of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than January 13, 2012.

Shareholders Sharing the Same Address

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may:

•

if you are a shareholder of record, direct your written request to John P. Freeman, Senior Vice President and Chief Financial Officer, Spectrum Control, Inc. 8031 Avonia Road, Fairview, Pennsylvania 16415, or by phone at (814) 474-4310; or

•	if you are not a shareholder of record, notify your broker.

The Company will promptly deliver, upon request to the Company address or telephone number listed above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a shareholder of record; or contact Mr.  Freeman if you are a shareholder of record, using the contact information provided above.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov.

You may also request a copy of our SEC filings, at no cost, by writing to or telephoning us at the following address:

Attention: John P. Freeman

Spectrum Control, Inc.

8031 Avonia Road

Fairview, Pennsylvania 16415

(814) 474-4310

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

API TECHNOLOGIES CORP.,

ERIE MERGER CORP.

and

SPECTRUM CONTROL, INC.

March 28, 2011

TABLE OF CONTENTS (continued)

-ii-

TABLE OF CONTENTS (continued)

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 28, 2011, is by and among API Technologies Corp., a Delaware corporation (“Parent”), Erie Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Spectrum Control, Inc., a Pennsylvania corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has unanimously (a) determined that the Merger is advisable, fair and in the best interests of the Company and the Shareholders, (b) adopted and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (c) recommended that the Shareholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Sub and the sole shareholder of Merger Sub have each adopted and approved this Agreement, the Merger and the transactions contemplated by this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. The following terms used in this Agreement shall have the following meanings or the meanings set forth in the corresponding Sections or subsections of this Agreement:

“401(k) Plan” shall have the meaning set forth in Section 6.08(d).

“Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that (a) are no less favorable to the Company than those contained in the Confidentiality Agreement and (b) allow for the disclosure of the identity of any Excluded Party as set forth in Section 6.10(b).

“Acquisition Proposal” means any inquiry, proposal or offer (including any proposal from or to the Shareholders from any Person or group (other than Parent or its Affiliates) relating to (a) the direct or indirect acquisition by any Person or group in any single transaction or series of related transactions of (x) shares of Company Common Stock that, together with any other shares of Company Common Stock beneficially owned by such Person or group, would equal 20% or more of the outstanding shares of Company Common Stock, or (y) any other equity securities of the Company or any Company Subsidiary; (b) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning, directly or indirectly, (i) shares of Company Common Stock that, together with any other shares of Company Common Stock beneficially owned by such Person or group, would equal 20% or more of the outstanding shares of Company Common Stock or (ii) any other equity securities of the Company or any Company Subsidiary; (c) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction that would result in any Person acquiring 20% or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of the Company Subsidiaries) by any Person or group; (d) any other transaction that would result in a Person or group acquiring 20% or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of the Company Subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Company Subsidiary or otherwise); or (e) any combination of the foregoing.

“Action” means any litigation, suit, claim, charge, action, hearing, proceeding, arbitration or mediation.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Articles of Merger” shall have the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.15.

“Business Day” means each day other than a Saturday, Sunday or any other day when commercial banks in New York, New York are authorized or required by Law to close

“Capitalization Date” shall have the meaning set forth in Section 4.02(a).

“Certificate” shall have the meaning set forth in Section 3.02(a).

“Claim” means any threatened, asserted, pending or completed Action, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, inquiry or investigation arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of the Company Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request of the Company or any Company Subsidiary.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 6.10(e).

“Company Articles” shall have the meaning set forth in Section 4.01(d).

“Company Benefit Plans” shall have the meaning set forth in Section 4.11(a).

“Company Board” shall have the meaning set forth in Section 3.01(d)(ii).

“Company Bylaws” shall have the meaning set forth in Section 4.01(d).

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Contracts” shall have the meaning set forth in Section 4.14(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Intellectual Property Agreements” shall have the meaning set forth in Section 4.20(m)(iii).

“Company Leased Facilities” shall have the meaning set forth in Section 4.17(c).

“Company Leases” shall have the meaning set forth in Section 4.17(d).

“Company Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change or effect (each, an “Effect”) that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to, or has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the Company’s ability to timely consummate the Merger; provided, that with respect to clause (a) above, “Company Material Adverse Effect” shall not include any Effect to the extent arising or resulting from (i) any change, in and of itself, in the market price or trading volume of the Company Common Stock (but not, in each case, the underlying cause of such change); (ii) any failure, in and of itself, by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (but not, in each case, the underlying cause of such failure); (iii) any change in federal, state, non-U.S. or local Law, regulations, policies or procedures, or interpretations thereof; (iv) any change in GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or the Company Subsidiaries operate; (v) changes generally affecting the industries in which the Company or the Company Subsidiaries operate; (vi) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy; (vii) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane, earthquake or other natural disaster; (viii) any litigation brought by any Shareholder arising from allegations of a breach of fiduciary duty or similar obligations in connection with the transactions contemplated hereby; or (ix) the announcement or pendency of this Agreement or any action expressly required to be taken in compliance with this Agreement or otherwise with the written consent of Parent, except to the extent that such Effects relate to or arise in connection with the matters described in (A) clauses (iii) and (v) above disproportionately affect the electronic components and systems manufacturing industry as compared to other companies that conduct business in the electronics or manufacturing industries and (B) clauses (iv), (vi) and (vii) above disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which the Company and the Company Subsidiaries conduct business.

“Company Owned Facilities” shall have the meaning set forth in Section 4.17(a).

“Company Products” means all products and services of the Company and the Company Subsidiaries that are currently offered commercially.

“Company Recommendation” shall have the meaning set forth in Section 6.06.

“Company Recommendation Change” shall have the meaning set forth in Section 6.10(e).

“Company Representatives” shall have the meaning set forth in Section 6.10(a).

“Company Required Vote” shall have the meaning set forth in Section 4.03(a).

“Company SEC Reports” shall have the meaning set forth in Section 4.05(a).

“Company Shareholder Meeting” shall have the meaning set forth in Section 6.06.

“Company Software Product” shall have the meaning set forth in Section 4.20(o).

“Company Stock Option” means each option to purchase a share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Company Stock Plans” shall have the meaning set forth in Section 4.02(a).

“Company Subsidiary” shall have the meaning set forth in Section 4.01(b).

“Company Termination Fee” shall have the meaning set forth in Section 8.02(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.01(a).

“Contaminants” shall have the meaning set for in Section 4.20(q).

“Continuing Employees” shall have the meaning set forth in Section 6.08(a).

“Contract” means any contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, permit, concession, franchise, option, warranty, insurance policy, benefits plan, guarantee and any similar undertaking, commitment, pledge or binding understanding, in each case, whether written, oral, express or implied, together with all amendments, supplements and modifications thereto.

“Copyleft Open Source” means Software that is generally available in source code form and that is distributed under a license that, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (d) purports to require a licensee to make one’s modifications, derivatives, and enhancements of such licensed Software available to distributees or others in designated circumstances under the terms of such copyleft open source license.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all rights with respect to Works of Authorship and all registrations thereof and applications therefor.

“Credit Agreement” means that certain Credit Agreement, dated December 12, 2005, by and among the Company, the guarantors party thereto, the banks party thereto, PNC Bank, National Association, as agent, and PNC Capital Markets, Inc., as lead arranger, as amended on September 21, 2010.

“Databases” means databases, data compilations and collections and technical data, including “data” as defined in the Federal Acquisition Regulations and Defense Federal Acquisition Regulation Supplement.

“Deal Expenses” shall have the meaning set forth in Section 8.02(c).

“Debt Financing” means the debt financing contemplated by the Debt Financing Commitments, including any alternative debt financing from alternative sources that is procured, obtained or otherwise arranged or facilitated by Parent or Merger Sub for any reason (whether such alternative debt financing is subject to any commitment letter or other agreement, or otherwise) in order to consummate the transactions contemplated by this Agreement.

“Debt Financing Commitments” means (a) the executed commitment letters, dated as of the date hereof, by and among Parent, Merger Sub and the other parties party thereto (as the same may be modified, amended or replaced) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing set forth therein, and (b) any executed commitment letter or other agreement (as the same may be modified, amended or replaced) with respect to any alternative debt financing from alternative sources that is procured, obtained or otherwise arranged or facilitated by Parent or Merger Sub for any reason in order to consummate the transactions contemplated by this Agreement.

“Domain Names” means domain names, uniform resource locators and other locators associated with the Internet.

“DOS” means the Pennsylvania Department of State.

“Effect” shall have the meaning set forth in this Section 1.01.

“Effective Time” shall have the meaning set forth in Section 2.03.

“Electronic Delivery” shall have the meaning set forth in Section 9.12.

“Employee IP Agreement” shall have the meaning set forth in Section 4.20(g).

“Employee Retained IP” shall have the meaning set forth in Section 4.20(g).

“Environmental Law” means any Law or other legal requirement, as now or hereafter in effect, regulating Hazardous Substances or any activity involving a Hazardous Substance, protecting or relating in any way to the protection of human health or safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the European Union’s Directives on the Restriction of Hazardous Substances (RoHS), Waste Electrical and Electronic Equipment (WEEE) and similar product stewardship Laws, as each has been or may be amended, and the regulations promulgated pursuant thereto.

“Environmental Permits” shall have the meaning set forth in Section 4.19(a).

“Excluded Party End Date” shall have the meaning set forth in Section 6.10(b).

“ERISA” shall have the meaning set forth in Section 4.11(a).

“ERISA Affiliate” means any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.02(a).

“Excluded Party” shall mean any Person (other than Parent and its Affiliates) or group (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 90% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company Board has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, on or before the No-Shop Period Start Date, the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal has not been rejected or withdrawn as of the No-Shop Period Start Date.

“Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to Section 6.09(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.

“Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” means any U.S. or applicable non-U.S. law, regulation or order governing (a) imports, exports, re-exports or transfers of products, services, software or technologies from or to the United States or another country; (b) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated by this Agreement.

“Financing Sources Related Parties” shall have the meaning set forth in Section 6.16(f).

“Foreign Merger Control Laws” shall have the meaning set forth in Section 4.04.

“Foreign Officials” shall have the meaning set forth in Section 4.22.

“Foreign Plans” shall have the meaning set forth in Section 4.11(l).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means (a) any Contract bidded on, solicited or entered into by or on behalf of the Company or any Company Subsidiary with a Governmental Entity, or (b) any Contract or subcontract bidded on, solicited or entered into by or on behalf of the Company or any Company Subsidiary that, by its terms, relates to a Contract to which a Governmental Entity is a party.

“Governmental Entity” shall mean any U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, entity or body (including public universities and hospitals), department, board, instrumentality, agency or commission, or any court, tribunal or judicial body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), any arbitrator or arbitral body or self regulatory organization of competent jurisdiction.

“Governmental Official” shall mean (a) any person, elected to a position in, appointed to a position with, or otherwise employed by any Governmental Entity; (b) any person acting for or on behalf of a Governmental Entity; (c) any candidate for political office; or (d) any political party or official thereof.

“Hazardous Substance” means (a) any hazardous, toxic, radioactive or dangerous waste, substance, material, or waste defined as such in (or for the purposes of) any Environmental Law, and (b) any other substance, material or waste regulated as a danger to life, the environment, or reproduction, including PCBs, asbestos, petroleum, radon, and urea formaldehyde and all substances listed as a hazardous substances or a hazardous waste pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 6901 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as the same have been or will be amended, and the regulations promulgated pursuant to such Laws, but excluding office and janitorial supplies properly and safely maintained.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, charges, expenses and fees associated with (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person under derivatives Contracts; (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) for all net obligations under interest rate swap agreements, all obligations of such Person for any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates; (f) all obligations of such Person under capital leases, (g) all obligations of the type referred to in clauses (a) through (f) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Parties” shall have the meaning set forth in Section 6.09(a).

“Intellectual Property” means any and all (a) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier and other information and materials; (c) customer, vendor, and distributor lists, contact and registration information, and correspondence; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Works of Authorship; (f) Databases; (g) Trademarks; (h) Domain Names; and (i) Trade Secrets.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (a) Patents; (b) Copyrights; (c) industrial design rights and registrations thereof and applications therefor; (d) rights with respect to Trademarks and all registrations thereof and applications therefor; (e) rights with respect to Domain Names, including registrations thereof and applications therefor; (f) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; and (g) rights with respect to Databases, including registrations thereof and applications therefor.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the persons set forth on Section 1.01 of the Company Disclosure Schedule and (b), with respect to Parent, the actual knowledge of Parent’s executive officers.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, treaty, or decree of any country, union of nations, territory, domestic or foreign state, prefecture, province, commonwealth, city, county, municipality, court, or any other Governmental Entity.

“Liability” means any liability, Indebtedness, obligation or commitment of any kind, nature, or character (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Liens” means any lien, encumbrance, security interest, charge, pledge, mortgage, deed of trust, claim, lease, option, right of first refusal, easement, servitude or transfer restriction.

“Merger” shall have the meaning set forth in Section 2.01.

“Merger Consideration” shall have the meaning set forth in Section 3.01(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Mississippi Loan” means the Loan Agreement among the Mississippi Business Finance Corporation, BancorpSouth Bank and the Company dated December 1, 2000 and the loan documents related thereto, including that certain Irrevocable Direct Pay Letter of Credit No. S235352NWP dated December 13, 2000 by PNC Bank, National Association in favor of BancorpSouth Bank, as amended.

“No-Shop Period Start Date” shall have the meaning set forth in Section 6.10(a).

“Notice Period” shall have the meaning set forth in Section 6.10(f).

“Open Source” means Software and similar subject matter that is generally available in source code form and that is distributed under a license that, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof). Open Source Software includes Software and similar subject matter distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, Common Public License and other licenses approved as open source licenses under the Open Source Definition of the Open Source Initiative.

“Option Consideration” shall have the meaning set forth in Section 3.01(d)(i).

“Optionholder” shall have the meaning set forth in Section 3.01(d)(i).

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of business of such Person consistent with past practice.

“OSHA” means the Occupational Safety and Health Administration.

“Other Filings” shall have the meaning set forth in Section 6.05(a).

“Outside Termination Date” shall have the meaning set forth in Section 8.01(b)(iii).

“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that the Company or any Company Subsidiary owns or purports to own.

“Owned Copyrights” means any and all Copyrights in the Owned Company Intellectual Property.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in a timely manner or otherwise prevent or materially delay Parent or Merger Sub from performing any of its obligations under this Agreement.

“Parent Plans” shall have the meaning set forth in Section 6.08(a).

“Patents” means any and all U.S. and foreign patent rights, including all (a) patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (d) all foreign counterparts of any of the foregoing.

“Paying Agent” shall have the meaning set forth in Section 3.02(a).

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Permits” shall have the meaning set forth in Section 4.12(b).

“Permitted Liens” means (a) Liens disclosed in Section 4.17 of the Company Disclosure Schedule; (b) Liens for current Taxes not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet, and other standard exceptions commonly found in title policies in the jurisdiction where the property is located; (c) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations; (d) Liens imposed by Laws with respect to real property and improvements, including zoning regulations; or (e) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the Ordinary Course of Business for payments that are not yet delinquent.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Proxy Statement” shall have the meaning set forth in Section 4.04.

“Registered Company Intellectual Property” means (a) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Owned Company Intellectual Property that are registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary; and (b) any other applications and registrations by Company or any Company Subsidiary (or otherwise by or in the name of Company or any Company Subsidiary) with respect to any Owned Company Intellectual Property.

“Required Information” shall have the meaning set forth in Section 6.16(a)(iii).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.05(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shareholder” means the holders of Company Common Stock.

“Software” means both object code and source code.

“Superior Proposal” means a written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%), which proposal (A) was not the result of a breach of Section 6.10 and (B) (1) the definitive agreement for which is not subject to a financing contingency and (2) that the Company Board determines in good faith (after consultation with its independent financial advisors and outside legal counsel, and taking into consideration all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the Person or group making the Acquisition Proposal)), as well as the impact of the Acquisition Proposal on the Company’s employees, suppliers, customers and creditors and the communities in which the Company is located, that (a) is more favorable to the Company and the Shareholders than the Merger (taking into consideration (i) any adjustment to the terms and conditions of such Acquisition Proposal and the conditionality and the timing and likelihood of consummation of such Acquisition Proposal, and (ii) any changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise), and (b) if consummated, would result in a transaction that is more favorable to the Shareholders from a financial point of view than the transaction contemplated by this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Systems” shall have the meaning set forth in Section 4.24(a).

“Takeover Statute” means any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover Law.

“Taxes” means (a) any and all U.S. federal, state, local, and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement); and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Return” shall mean any return, report, estimate, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Trade Secrets” means confidential and proprietary information and materials not generally known to the public that are trade secrets under applicable Law.

“Trademarks” means trademarks, service marks, logos and design marks, and trade dress, together with all goodwill associated with any of the foregoing.

“UBS” shall have the meaning set forth in Section 4.07.

“Undesignated Stock” shall have the meaning set forth in Section 4.02(a).

“Voting Debt” shall have the meaning set forth in Section 4.02(d).

“Works of Authorship” means Software, websites, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, writings, designs, mask works, and other copyrightable subject matter.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the PBCL.

Section 2.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions on the Closing Date), unless this Agreement has been previously terminated in accordance with its terms or another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, unless another place is agreed to in writing by the parties hereto.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (a) file the articles of merger in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the PBCL (the “Articles of Merger”), with the DOS and (b) duly make all other filings and recordings required by the PBCL to effectuate the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the DOS or at such subsequent time or date as Parent and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

Section 2.04 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable provisions of the PBCL. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 2.05 Articles of Incorporation and Bylaws.

(a) Except as otherwise determined by Parent prior to the Effective Time (but subject to the requirements of Section 6.09), at the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (until thereafter amended or as provided by applicable Law), except that Article I of the articles of incorporation of the Surviving Corporation will be amended to read as follows: “The name of the corporation is Spectrum Control, Inc.”

(b) Except as otherwise determined by Parent prior to the Effective Time (but subject to the requirements of Section 6.09), at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (until thereafter amended or as provided by applicable Law), except that the name of the corporation reflected therein shall be changed to “Spectrum Control, Inc.”

Section 2.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 2.07 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and such officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Cancellation of Parent and Merger Sub Owned Company Common Stock; Treasury Stock. Each share of Company Common Stock that, immediately prior to the Effective time, is owned by (i) Parent, Merger Sub or any other subsidiary of Parent or (ii) by the Company as treasury stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (not including, however, those shares of Company Common Stock cancelled pursuant to Section 3.01(a)) shall be converted into and become the right to receive an amount in cash, without interest, equal to $20.00 (the “Merger Consideration”). All shares of Company Common Stock that have been converted in the Merger into the right to receive the Merger Consideration shall be automatically cancelled and shall cease to exist, and the holders of Certificates that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration in accordance with Section 3.02 of this Agreement.

(c) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time. From and after the Effective Time, all certificates representing the common shares of Merger Sub shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Stock Options.

(i) Parent shall not assume any Company Stock Options in connection with the Merger. As of the Effective Time, each Company Stock Option shall be accelerated in full so that it becomes fully vested as of the

Effective Time and shall without any action on the part of any holder of any Company Stock Option (each, an “Optionholder”) be cancelled and the Optionholder will receive from the Surviving Corporation as soon as reasonably practicable (but in any event not less than two Business Days) following the Effective Time a cash payment (without interest) with respect thereto equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option and (B) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (such payment, the “Option Consideration”). For the avoidance of doubt, each Company Stock Option with an exercise price at or above the Merger Consideration shall be cancelled without any right to receive any consideration therefor.

(ii) The Board of Directors of the Company (the “Company Board”) or a committee thereof shall make such amendments and adjustments to, make such determinations with respect to, and cause to be taken such actions with respect to, the Company Stock Options as are necessary to implement the provisions of this Section 3.01. Prior to the Closing Date, the Company shall obtain written consent to the treatment of the Company Stock Options as provided by this Section 3.01(d) from each Optionholder.

Section 3.02 Payment Procedures.

(a) Payment of Merger Consideration. At or after the Effective Time, Parent shall (i) deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) in a separate fund (the “Exchange Fund”), for the benefit of the holders of certificates or evidence of shares in book-entry form that immediately prior to the Effective Time evidenced shares of Company Common Stock (each, a “Certificate”), an amount in cash sufficient to pay the aggregate Merger Consideration, and (ii) instruct the Paying Agent to pay the Merger Consideration in accordance with this Agreement. The Merger Consideration deposited with the Paying Agent pursuant to this Section 3.02 shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investment or any payment of earnings from any such investment shall not modify Parent’s obligation to pay the Merger Consideration pursuant to this Section 3.02(a). Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable as directed by Parent. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.01, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payments. The Paying Agent shall cause the Exchange Fund to be (A) held for the benefit of the holders of shares of Company Common Stock and (B) applied promptly to making the payments provided for in Section 3.01(b). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) No Further Ownership Rights in Company Common Stock; Transfer Books. The Merger Consideration paid by the Paying Agent in accordance with the terms of this Section 3.02 upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in Section 3.03.

(c) Payment of Option Consideration. Promptly following (but in no event less than two Business Days after) the Effective Time, Parent shall deposit, or cause to be deposited with the Surviving Corporation cash in an aggregate amount, together with any cash in the Company’s bank accounts immediately prior to the Closing, equal to the aggregate Option Consideration payable to all Optionholders pursuant to Section 3.01(d). The Option Consideration shall be paid by the Company through its payroll system (to the extent practicable), or if not practicable checks for such payment shall be drawn by the Surviving Corporation and sent by overnight courier to the holder’s last address on the Company’s records, in each case, as soon as reasonably practicable after the Effective Time.

Section 3.03 Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof (in accordance with Section 3.01(b)).

(b) If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Paying Agent in advance of any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to any Person other than the registered holder of the Certificate surrendered or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of Parent and the Paying Agent that such Tax has been paid or is not payable.

(c) Any portion of the Exchange Fund that remains unclaimed by the Shareholders for six months after the Effective Time shall be paid, at the request of Parent, to Parent. Any Shareholder who has not theretofore complied with this Section 3.03 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable in respect of each share of Company Common Stock held by such Person at the Effective Time as determined pursuant to this Agreement, without interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Surviving Corporation, the Paying Agent, Merger Sub or any other Person shall be liable to any former Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by former holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 3.04 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Stock Options such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are properly withheld by Parent, the Surviving Corporation or the Paying Agent, (a) Parent, the Surviving Corporation or the Paying Agent will promptly pay such withheld amounts to the appropriate taxing authority, and (b) such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Shareholder or Optionholder in respect of whom such deduction and withholding were made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.05 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in reasonable detail in (and reasonably apparent from) any Company SEC Report filed with the SEC between December 1, 2009 and the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date of this Agreement and excluding any disclosure set forth therein under the heading “Risk Factors” (other than factual information contained therein), any disclosures in any section related to forward-looking statements to the extent that they are primarily predictive, cautionary or forward looking in nature (other than factual information contained therein), or any statements in Management’s Discussion and Analysis) or (b) in the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates, provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section, and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule contains a true, complete and correct list of the name and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing and in good standing would not have a Company Material Adverse Effect.

(c) The minute books of the Company and each Company Subsidiary contain true, complete and correct records in all material respects (except as redacted therein) of all meetings and other material corporate actions held or taken since December 1, 2007 of their respective shareholders, members, partners or other equity holders and boards of directors or other governing bodies (including committees of their respective boards of directors or other governing bodies) through the date hereof. All such minute books of the Company have been made available to Parent.

(d) The Company has made available to Parent true, complete and correct copies of the articles of incorporation, as amended to the date hereof (the “Company Articles”), and the bylaws, as amended to the date hereof (the “Company Bylaws”), of the Company and the equivalent organizational documents, each as amended the date hereof, of each Company Subsidiary. The Company Articles, the Company Bylaws, and such organizational documents of the Company Subsidiaries are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company or any Company Subsidiary have been commenced. The Company is not in violation of any provision of the Company Articles or the Company Bylaws, and no Company Subsidiary is in violation of any of the provisions of its organizational documents.

Section 4.02 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 undesignated shares (the “Undesignated Stock”). As of the close of business on March 23, 2011 (the “Capitalization Date”), there were (i) 13,139,845 shares of Company Common Stock outstanding, (ii) 691,438 shares of Company Common Stock subject to Company Stock Options, and (iii) no shares of Undesignated Stock outstanding. All of the issued and outstanding shares of Company Common Stock have been (and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable) duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company’s stock plans and arrangements set forth in Section 4.02(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, conversion rights, stock appreciation rights, “phantom” stock, stock units, claims, rights of first refusal, rights (including preemptive rights) arrangements or agreements of any character relating to the Company Common Stock or any other issued or unissued equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company Common Stock or any other issued or unissued equity securities of the Company (including any rights plan or agreement). Since the Capitalization Date through the date of this Agreement, the Company has not (A) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of Company Stock Options granted prior to the Capitalization Date or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company Stock Plans, or (B) issued or awarded any Company Stock Options, restricted shares, restricted units or other equity-based awards under the Company Stock Plans or otherwise.

(b) Section 4.02(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the name of each holder of a Company Stock Option, the vesting schedule of each such Company Stock Option, together with the grant date, exercise price and the aggregate number of shares of Company Common Stock issuable upon the exercise of each such Company Stock Option, in each case, whether or not granted under the Company Stock Plans, that was outstanding as of the Capitalization Date. Since the Capitalization Date, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of Company Stock Options granted prior to such date and disclosed on Section 4.02(a) of the Company Disclosure Schedule or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company Stock Plans, or (ii) issued or awarded any options or other equity-based awards under the Company Stock Plans or otherwise.

(c) Section 4.02(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock of each Company Subsidiary. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person (other than the Company Subsidiaries). The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each Company Subsidiary free and clear of any Liens (other than Permitted Liens), and all of such shares or interests are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any Company Subsidiary.

(d) No bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company or any Company Subsidiary may vote (collectively, “Voting Debt”) are issued or outstanding.

Section 4.03 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The Company Board at a duly held meeting has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Shareholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) recommended that the Shareholders adopt this Agreement and directed that this Agreement be submitted for consideration by the Shareholders at the Company Shareholder Meeting. Except for the adoption of this Agreement by the affirmative vote of a majority of the votes cast by all holders of Company Common Stock (the “Company Required Vote”), no other corporate proceedings on the part of the Company or its Shareholders are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate or conflict with any provision of the Company Articles or Company Bylaws or any of the organizations documents of any Company Subsidiary, or (ii) assuming that all of the consents, approvals and filings referred to in Section 4.04 are duly obtained or made, (A) violate any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, Permit, decree or injunction applicable to the Company, any Company Subsidiary or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of, any securities, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Lien, license, lease, Contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events that would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.04 Consents and Approvals. No consents or approvals of, or filings or registrations with, or notifications to any Governmental Entity or any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (a) any notices required to be filed under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction (“Foreign Merger Control Laws”), (b) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholder Meeting (the “Proxy Statement”) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (c) any filings required by the rules and regulations of the Nasdaq Stock Market, (d) the filing of the Articles of Merger with the DOS in accordance with the PBCL, (e) any consents, novations, notices, waivers, registrations or filings with respect to any transfer or assumption of the Export and Import Approvals or any Permit or novation relating to a Government Contract held by the Company or any Company Subsidiary, and (f) any other consents or approvals of, or filings or registrations with, or notifications to any Governmental Entity or third party the failure of which to make or obtain would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect, or (B)  reasonably be expected to result in a Company Material Adverse Effect.

Section 4.05 SEC Filings; Other Reports.

(a) The Company has filed or furnished, as applicable, all reports, proxy statements, registration statements, prospectuses, forms, schedules and documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since December 1, 2007 (all such reports, proxy statements, registration statements, prospectuses, forms, Schedules and documents (including all exhibits, schedules and annexes thereto), the “Company SEC Reports”). Each Company SEC Report complied as of its filing date in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the published rules and regulations of the SEC thereunder (the “Sarbanes-Oxley Act”), as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any reports, proxy statements, registration statements, prospectuses, forms, schedules or documents (including any exhibits, schedules and annexes thereto) with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. There are no unresolved comments from the SEC with respect to any of the Company SEC Reports.

(b) The Company and each Company Subsidiary has timely filed all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 1, 2007 with any Governmental Entity (other than the SEC) and the applicable listing and corporate governance rules of Nasdaq Stock Market and has paid all fees and assessments due and payable in connection therewith. Neither the Company nor any of its executive officers has received any unresolved notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such reports, forms, registrations or statements.

Section 4.06 Financial Statements.

(a) The consolidated financial statements of the Company and the Company Subsidiaries filed in, furnished with or incorporated by reference into the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and such financial statements have been prepared in accordance with GAAP as in effect for the periods or at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto, and no such adjustments would reasonably be expected to result in a Company Material Adverse Effect. The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b) The Company and each Company Subsidiary has established and maintains a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act)

and internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the Company’s financial statements. Neither the Company, any Company Subsidiary, the Company Board or any employee of the Company or any Company Subsidiary nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standards No. 2, as in effect on the date of this Agreement) in the design or operation of the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) or in the system of internal accounting controls utilized by the Company and the Company Subsidiaries; (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements, the internal controls over financial reporting or the internal accounting controls utilized by the Company and the Company Subsidiaries; or (C) any claim or allegation regarding any of the foregoing.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (including any arrangement described in Section 303(a)(4) of Regulation S-K promulgated under the Exchange Act)) where the purpose or effect of such arrangement is to avoid disclosure in the Company’s financial statements of any material transaction involving the Company or any Company Subsidiary.

(e) Since December 1, 2007, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. Since December 1, 2007, no current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof.

(f) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.07 Broker’s Fees. Except for the Company’s engagement of UBS Securities LLC (“UBS”), neither the Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.08 Absence of Certain Changes or Events.

(a) Since November 30, 2010, no Effect has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as contemplated by this Agreement or permitted pursuant to Section 6.03, since November 30, 2010, (i) the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, and (ii) there has not occurred any action that would constitute a breach of Section 6.03 if such action were to occur or be taken after the date of this Agreement.

Section 4.09 Legal Proceedings. Except as set forth on Section 4.09 of the Company Disclosure Schedule, there is (a) no Action pending and (b) no inquiry or investigation that is pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any property or asset of the Company or any Company Subsidiary that would reasonably be expected to result in a Company Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened, challenging the validity of this Agreement or the transactions contemplated hereby. Neither the Company or any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would prevent or materially delay consummation of the Merger or that would reasonably be expected to result in a Company Material Adverse Effect. There are not currently pending any internal investigations or inquiries conducted by the Company, the Company Board (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance involving the Company, any of the Company Subsidiaries or any of their respective directors, officers or employees. There is no material Action that the Company or any Company Subsidiary intends to initiate against any Person.

Section 4.10 Taxes.

(a) Each of the Company and the Company Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, (B) timely paid in full all material amounts of Taxes due and owing (whether or not shown on any Tax Return), and (C) made adequate provision in its financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable.

(b) No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any Company Subsidiary which deficiencies have not since been resolved.

(c) There are no material Liens for Taxes upon any of the assets of the Company or the Company Subsidiaries except for statutory liens for current Taxes not yet due, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest financial statements in accordance with GAAP.

(d) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an “affiliated group” (other than, with respect to the Company, a group the common parent of which is the

Company) filing an affiliated, consolidated, combined or unitary Tax Return, or (ii) has any liability for Taxes of any Person (other than, with respect to the Company, the Company Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor, or by contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes).

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) has been entered into by or with respect to the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in (i) any distribution occurring during the last 2 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(h) Neither the Company nor any Company Subsidiary (i) has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired; (ii) is a party to any Tax allocation or sharing agreement; (iii) has engaged in any reportable transaction described in Treasury Regulation section 1.6011-4(b) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation section 1.6011-4(b)(2); or (iv) has received written notice from a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary do not file Tax Returns claiming that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(i) Neither the Company nor any Company Subsidiary (i) that is organized under the laws of any state of the United States has, or has ever had, a permanent establishment in any jurisdiction other than in the United States, and (ii) that is organized under the laws of any other jurisdiction has, or has ever had, a permanent establishment in any jurisdiction other than in the jurisdiction in which it is organized.

(j) No audit or other examination of any material Tax Return of the Company or any Company Subsidiary is presently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination.

(k) The Company has made available to Parent copies of all material U.S. Tax Returns for the Company and each applicable Company Subsidiary filed for all periods beginning January 1, 2007 or later.

(l) Neither the Company nor any Company Subsidiary is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including any stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, retiree medical or life insurance, pension and other agreements, programs, policies and arrangements, whether formal or informal, oral or written, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has or could have any material obligation (collectively, the “Company Benefit Plans”).

(b) The Company has made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions of each Company Benefit Plan, or a written description of the terms of any Company Benefit Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or U.S. Department of Labor relating to any material compliance issues in respect of any Company Benefit Plan; and (vi) with respect to each Foreign Plan, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter reference under clause (ii) above issued by a Governmental Entity relating to the satisfaction of Laws necessary to obtain the most favorable Tax treatment.

(c) No Company Benefit Plan (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law).

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that is reasonably likely to materially and adversely affect the qualified status of such Company Benefit Plans.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Law, including the applicable provisions of ERISA and the Code.

(f) There are no suits, Actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(g) Neither the Company nor any Company Subsidiary is a party to any Contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to imposition of any excise Tax or the payment of any amount that would not be deductible by reason of Section 280G of the Code. Except as set forth on Section 4.11(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional subsequent events) (i) result in any payment of severance or other compensation becoming due to any current or former employee or independent contractor, (ii) increase any benefits under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Company Benefit Plan.

(h) Except as set forth on Section 4.11(h) of the Company Disclosure Schedule, the Company is not party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company is not a party to, or otherwise obligated under, any agreement that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in material compliance with Section 409A of the Code. No

Company Stock Option or other right to acquire Company Common Stock or other equity of the Company (i) has been issued with an exercise price less than the fair market value of the underlying equity as of the date that such option or right was granted; (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right; (iii) has been granted after December 31, 2004, with respect to any class of capital stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code); or (iv) has failed to be properly accounted for in accordance with GAAP in the Company’s financial statements.

(i) None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Company Subsidiary or any Company Benefit Plan or for which the Company or any Company Subsidiary has any indemnification obligation.

(j) All material required contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been timely made, accrued or reserved for.

(k) All individuals providing services to the Company or any Company Subsidiary who are classified as independent contractors have been properly classified as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other applicable Laws, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(l) With respect to each Company Benefit Plan that is maintained outside of the United States substantially for employees who are situated outside the United States (the “Foreign Plans”):

(i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) to the Knowledge of the Company, (A) the fair market value of the assets of each funded Foreign Plan and the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and (B) no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) to the Knowledge of the Company, each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities.

Section 4.12 Compliance with Applicable Law; Permits.

(a) None of the Company or any Company Subsidiary is in violation of, or has violated, any provisions of any applicable Law or requirements of any Governmental Entity, except for any such violations that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Entity required for each of the Company or the Company Subsidiaries to own, lease and operate its respective assets and properties or to carry on its respective business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the

Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect. No revocation, suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, and there have not occurred any defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any of the Permits (with or without notice, the lapse of time or both), except where the revocation, suspension or cancellation of any of, or defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of, the Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has, since December 1, 2007, received any written notice that is not fully resolved from any Governmental Entity alleging that it is not in compliance in all material respects with any Permit. All Permits are in full force and effect in all material respects and, since December 1, 2007, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity asserting that the Company or any Company Subsidiary is not in compliance with any Law or material Permit.

(c) Notwithstanding anything to the contrary contained in this Section 4.12, no representation or warranty shall be deemed to be made in this Section 4.12 in respect of environmental, Tax, employee benefits, labor or anti-corruption or export control Law matters, each of which matters is addressed by other sections of this Agreement.

Section 4.13 Customers and Suppliers. Section 4.13 of the Company Disclosure Schedule sets forth the top 15 suppliers (based on expenditures for the 12 months ended November 30, 2010) of products or services to the Company and the Company Subsidiaries and the top 15 customers and distributors of the Company and the Company Subsidiaries (based on revenues during the 12 months ended November 30, 2010). Since December 1, 2010, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice from any customer, supplier or distributor to the effect that any customer, supplier or distributor (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any Company Subsidiary in a manner that is reasonably expected to result in a Company Material Adverse Effect, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any Company Subsidiary in any manner that is reasonably expected to result in a Company Material Adverse Effect.

Section 4.14 Certain Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the following respective types of Contracts to which the Company or any Company Subsidiary is a party (such Contracts as are required to be set forth on Section 4.14(a) of the Company Disclosure Schedule being the “Company Contracts”):

(i) each Contract that involved consideration of more than $250,000, in the aggregate, during the 12 months ended November 30, 2010, and that cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days’ notice other than purchase orders for the sale or purchase of goods or services entered into in the Ordinary Course of Business;

(ii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts except any such Contract that cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days’ notice;

(iii) (A) all written employment Contracts of those employees and managers and that receive from the Company or any Company Subsidiary annual compensation (including base salary, commissions, and annual or other periodic or project bonuses) in excess of $100,000, and (B) all consulting Contracts for those consultants that receive from the Company or any Company Subsidiary annual compensation in excess of $100,000;

(iv) all Contracts involving the payment of royalties or other amounts payable by the Company or a Company Subsidiary calculated based upon the revenues or income of the Company or a Company Subsidiary or income or revenues related to any product of the Company or a Company Subsidiary (other than Contracts involving compensation in connection with the sale and distribution of any product of the Company or a Company Subsidiary entered into in the Ordinary Course of Business);

(v) which is a Company Lease or a mortgage or deed of trust secured by a Company Owned Facility or a Company Leased Facility;

(vi) which is a Company Intellectual Property Agreement;

(vii) all Government Contracts (it being understood that, solely for purposes of Section 4.14(a)(vii) of the Company Disclosure Schedule, only the Contracts pursuant to clause (a) of the definition of Government Contract will be listed thereon, but that for all other purposes of this Agreement (including the definition of Company Contracts), the term Government Contracts shall have the meaning set forth in Section 1.01);

(viii) all Contracts involving joint ventures;

(ix) all Contracts that grant to a third party any right of first refusal or first offer or similar right or that limit, or purport to limit, the ability of the Company or any Company Subsidiary or, upon the consummation of the Merger and the transactions contemplated hereby, Parent or any of its subsidiaries to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

(x) all Contracts or arrangements that result in any Person holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xi) any Contract providing for continuing indemnification, contribution or any guaranty other than any customer Contract providing for indemnification, contribution or guaranty entered into in connection with the distribution, sale or license of products in the Ordinary Course of Business;

(xii) any executory Contract (A) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets for consideration in excess of $250,000, or (B) pursuant to which the Company or any Company Subsidiary will acquire or dispose of any equity interests of themselves or any interest in any other Person or other business enterprise;

(xiii) for any customer, supplier or distributor required to be specified in Section 4.12(b) of the Company Disclosure Schedule, all Contracts with such customers, suppliers or distributors other than purchase orders for goods or services entered into in the Ordinary Course of Business;

(xiv) all Contracts that would obligate the Company or any Company Subsidiary to make any payment in connection with the Merger or this Agreement;

(xv) any Contract that is a collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary;

(xvi) any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(xvii) any Contract to which the Company or any Company Subsidiary is a party entered into in the last three years in connection with the settlement or other resolution of any actual or threatened Action;

(xviii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act);

(xix) any Contract with any shareholder, director, officer or affiliate of the Company or any of the Company Subsidiaries;

(xx) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness; and

(xxi) all other Contracts, whether or not made in the Ordinary Course of Business, the termination, absence or breach of which would be reasonably expected to have a material adverse effect on any division or business unit of the Company or any Company Product or otherwise would reasonably be expected to result in a Company Material Adverse Effect.

(b) Each Company Contract is a valid and binding agreement and is in full force and effect, is valid and enforceable against the Company and, to the Knowledge of the Company, is valid and binding on the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity. Neither the Company nor any Company Subsidiary, as applicable, (i) is in default under any Company Contract or (ii) has committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under any Company Contract except, in each case, with respect to the foregoing clauses (i) and (ii) as would not reasonably be expected to result in a Company Material Adverse Effect. Except as would not reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Contract. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall constitute a default, give rise to cancellation rights or otherwise adversely affect any of the Company’s or the Company Subsidiaries’ rights under any Company Contract, except in each case (x) for any such default, right of cancellation or other adverse effect that would not be material to the business of the Company and the Company Subsidiaries, taken as a whole and (y) for any consents, novations, notices, waivers, registrations or filings with respect to any transfer or assumption of the Export and Import Approvals or any Permit or novation relating to a Government Contract held by the Company or any Company Subsidiary. None of the Company Contracts has been cancelled by the other party. The Company has made available to Parent true, complete and correct copies of all Company Contracts.

Section 4.15 Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any Liabilities of a type required by GAAP to be reflected in a consolidated balance sheet of the Company other than Liabilities (a) reflected or otherwise reserved against in the consolidated balance sheet of the Company and the Company Subsidiaries included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2010 (the “Balance Sheet”), (b) incurred after November 30, 2010 in the Ordinary Course of Business, (c) incurred pursuant to the negotiation, execution and delivery of this Agreement, or (d) that would not reasonably be expected to result in a Company Material Adverse Effect. Section 4.15 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company or any Company Subsidiary in excess of $100,000.

Section 4.16 Takeover Statues. No Takeover Statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the transactions contemplated by this Agreement. The Company Board has taken all action so that Parent will not be prohibited from entering into a “business combination” (as such term is used in the PBCL) with the Company as a result of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Shareholders or the Company Board.

Section 4.17 Title to Property.

(a) Real Property. Except as set forth on Section 4.17(a) of Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any real property. Section 4.17(a) of the Company Disclosure Schedule sets forth a list of all real property currently owned by the Company or any Company Subsidiary (the “Company Owned Facilities”), the size of each site, the uses of each site and all Liens (other than Permitted Liens) on each site. The Company or one of the Company Subsidiaries has fee title to each Company Owned Facility, free and clear of any Liens other than Permitted Liens. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) thereunder, or materially impair the rights of the Company or any Company Subsidiary or alter the rights or obligations of any party thereunder, or give to others any rights of termination, amendment, acceleration or cancellation thereunder, or otherwise adversely affect the continued use and possession of the Company Owned Facilities for the conduct of business of the Company and the Company Subsidiaries as presently conducted.

(b) Personal Property. The Company and the Company Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title would not reasonably be expected to result in a Company Material Adverse Effect. With respect to personal property used in the business of the Company and the Company Subsidiaries which is leased rather than owned, neither the Company nor any Company Subsidiary is in default under the terms of any such lease the loss of which would reasonably be expected to result in a Company Material Adverse Effect.

(c) Leased Property. Section 4.17(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property currently leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or Company Subsidiary (the “Company Leased Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Lease is valid and binding in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity), in full force and effect, and there is not under any Company Lease any existing default by the Company or any Company Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default; and (ii) the Company or one of the Company Subsidiaries quietly enjoys the premises provided for in each Company Lease.

(d) Company Facilities. The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Leased Facilities, including all amendments, terminations and modifications thereof (“Company Leases”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or any Company Subsidiary or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Company Leases or otherwise adversely affect the continued use and possession of the Company Leased Facilities for the conduct of business of the Company and the Company Subsidiaries as presently conducted.

Section 4.18 Insurance.

(a) All insurance policies maintained by the Company or any Company Subsidiary as of the date of this Agreement are set forth on Section 4.18(a) of the Company Disclosure Schedule.

(b) The Company and the Company Subsidiaries are insured by insurers against such losses and risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance) except, in each case, as would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each Company Subsidiary are in compliance with their insurance policies and are not in default under any of the terms thereof except, in each case, as would not reasonably be expected to result in a Company Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof). All premiums and other payments due under any such policy have been paid.

Section 4.19 Environmental Matters. Except in each case as would not reasonably be expected to result in a Company Material Adverse Effect:

(a) The operations of the Company and the Company Subsidiaries, and the activities, products, transport and sale of products, and assets of the Company and the Company Subsidiaries, are in compliance in all respects with applicable Environmental Laws, which compliance includes obtaining, maintaining and compliance with any franchises, grants, authorizations, permits, leases, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Entity required for the conduct of its respective business as presently and planned to be conducted under applicable Environmental Laws (“Environmental Permits”).

(b) The Company and the Company Subsidiaries are not subject to any pending, or to the Knowledge of the Company, threatened claim alleging that the Company or the Company Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law or otherwise with respect to any Hazardous Substance.

(c) There are no pending or, to the Knowledge of the Company, threatened investigations of the activities of the Company or the Company Subsidiaries involving Hazardous Substances by any Governmental Entity.

(d) Except as would not be reasonably expected to result in a Liability of the Company or any Company Subsidiary, no amount of any Hazardous Substance is present in, on or under any property (including any Company Owned Facility or Company Leased Facility), including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(e) Neither the Company nor any Company Subsidiary has (i) exposed its employees or other persons to Hazardous Substance in violation of any Law so as to create any liability for the Company or any Company Subsidiary; (ii) disposed of, transported, sold, released, stored, or manufactured (or permitted any third party to dispose of, transport, sell, release, store, or manufacture) any Hazardous Substance, or any product containing a Hazardous Substance, in violation of any Environmental Law or, to the Knowledge of the Company, to any location or facility that is not in compliance in any respect with applicable Environmental Laws; or (iii) violated, failed to provide any notice, or failed to take legally mandated action with respect to end-of-life disposal of any such Hazardous Substance (or any product containing a Hazardous Substance).

(f) Except as would not be reasonably expected to result in a Liability of the Company or any Company Subsidiary, the Company has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to a Liability arising out of or relating to Hazardous Substances.

Section 4.20 Intellectual Property.

(a) Schedule of Registered IP. Section 4.20(a) of the Company Disclosure Schedule contains a true, complete and correct list of all Registered Company Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant or current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date or issuance/registration/grant date, and (v) the prosecution status. The Company and/or one of the Company Subsidiaries is listed in the records of the appropriate Governmental Entity as the sole owner of each item of Registered Company Intellectual Property.

(b) USPTO and Governmental Entity Actions. The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property. The Company has filed all currently or previously required affidavits, responses, recordations, certificates and other documents, and taken all currently or previously required actions, for the purposes of obtaining, maintaining, perfecting, preserving and renewing the Registered Company Intellectual Property and its validity and enforceability. Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, there are no actions that must be taken for the purpose of obtaining, maintaining, preserving or renewing any Registered Company Intellectual Property within 120 days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any affidavits, responses, recordations, certificates or other documents. The Company and the Company Subsidiaries have complied in all material respects with all applicable rules, policies, and procedures of the United States Patent and Trademark Office, United States Copyright Office and any applicable foreign Governmental Entities with respect to each item of Registered Company Intellectual Property, to the extent that compliance affects the enforceability or validity of such Registered Company Intellectual Property. To the Knowledge of the Company, each item of Registered Company Intellectual Property has been prosecuted in compliance with such rules, policies, and procedures.

(c) Trademarks. All Trademarks included in the Registered Company Intellectual Property have been in use sufficient to maintain the registrability of such Trademarks.

(d) Rights to IP Ordered or Awarded. Except as set forth in Section 4.20(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that would or could reasonably be expected to require the Company or any Company Subsidiary to grant to any third party any license, covenant not to sue, immunity or other right with respect to any Intellectual Property or Intellectual Property Rights.

(e) No Proceedings. Since January 1, 2009, no Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the Knowledge of the Company, no such action has been threatened.

(f) Trade Secrets. The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken commercially reasonable steps to protect their rights in and to their Trade Secrets, including, to the Knowledge of the Company, by not making any disclosure of Trade Secrets except under written confidentiality obligations (other than former Trade Secrets intentionally publicly disclosed by the Company without confidentiality obligations in its reasonable business judgment). To the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property. To the Knowledge of the Company, the Company and the Company Subsidiaries are in compliance in all material respects with, and have not breached in any material respect any contractual obligations to protect, the Trade Secrets of Third Parties in accordance with the terms of any contracts, arrangements, commitments or understandings relating to such third party Trade Secrets.

(g) Employees, Consultants and Contractors. The Company and the Company Subsidiaries have and enforce policies requiring each employee, consultant and contractor who is involved in the development of any Company Products to execute proprietary information, confidentiality and assignment agreements that, to the extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants or contractors, all Intellectual Property and Intellectual Property Rights that are developed by the consultants or contractors in the course of performing services for the Company or any Company Subsidiaries (each, an “Employee IP Agreement”). All present and former employees, officers, consultants and contractors of the Company or any Company Subsidiary who are or were involved in the development of any Company Products have signed an Employee IP Agreement, in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, the applicable forms made available to Parent with respect to proprietary information, confidentiality, and assignment and licensing of Intellectual Property and Intellectual Property Rights, except where the failure to have obtained any such Employee IP Agreement would not reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no current or former employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in the development of any Company Products is in default or breach of any term of any Employee IP Agreement, non-disclosure agreement, assignment agreement, or similar agreement relating to Intellectual Property or Intellectual Property Rights entered into between such employee, officer, consultant or contractor and the Company or any Company Subsidiary. All assignments of registered Patents to the Company or any Company Subsidiary have been duly executed and recorded with the appropriate Governmental Entities. No present or former employee, officer, consultant or contractor of the Company or any Company Subsidiary has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Owned Company Intellectual Property (other than to the extent that any such individual has a non-exclusive license to use Company Products in the Ordinary Course of Business). No Intellectual Property or Intellectual Property Rights excluded or carved-out from any employee assignment contained in any Employee IP Agreement that is related to any Company Product or to any other aspect of the business of the Company or any Company Subsidiary (collectively, the “Employee Retained IP”) is included in (or claimed or purported to be included in) any Intellectual Property or Intellectual Property Rights included in any Company Products (other than Employee Retained IP that is generally available to the public under Open Source license terms).

(h) Enforceability, Validity of IP. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably expected to render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property (or provide any reasonable grounds therefor). To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to adversely affect, limit, restrict, impair or impede the ability of the Surviving Corporation and the Company and the Company Subsidiaries to use and practice the Owned Company Intellectual Property from and after the Effective Time in substantially the same manner in which it was used prior to the Effective Time. Since January 1, 2009, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Registered Company Intellectual Property or the Owned Copyrights, or containing any threat on the part of any Person to bring an Action that any of the Registered Company Intellectual Property or the Owned Copyrights is invalid, is unenforceable or has been misused.

(i) No Infringement or Misappropriation of Company IP. To the Knowledge of the Company, no third party is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights owned or exclusively licensed by the Company or any Company Subsidiary. Since January 1, 2009, neither the Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary against any third party. Since January 1, 2009, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.

(j) Infringement by the Company. To the Knowledge of the Company, none of the Company, any Company Subsidiary, or any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any Person. Since January 1, 2005, neither the Company nor any Company Subsidiary has received any notice of any Action relating to any of the foregoing and, to the Knowledge of the Company, there are no facts, circumstances or information that would be expected to be the basis for such Action. Since January 1, 2005, neither the Company nor any Company Subsidiary has received any communication inviting the Company or any of the Company Subsidiaries to take a license, covenant not to sue or the like with respect to a third party’s Intellectual Property Rights, other than in connection with licenses or covenants not to sue granted to the Company or the Company Subsidiaries in the Ordinary Course of Business and not related to any infringement or other violation by the Company or any Company Subsidiary.

(k) Ownership; Licenses. The Company and the Company Subsidiaries solely and exclusively own all right, title and interest (including the sole right to enforce) in and to the Owned Company Intellectual Property free and clear of all Liens (other than Permitted Liens and except for non-exclusive licenses granted to customers of the Company or any Company Subsidiary pursuant to written agreements with respect to Company Products in the Ordinary Course of Business), and have not exclusively licensed any Intellectual Property or Intellectual Property Rights to any third party, and are under no obligation to grant any such licenses. Following the Effective Time, the Surviving Corporation will own or have (pursuant to the Company Intellectual Property Agreements and the Company’s and the Company Subsidiaries’ other Contracts) the same rights as Company and the Company Subsidiaries had immediately prior to the Effective Time with respect to all Company Intellectual Property and all other Intellectual Property and Intellectual Property Rights used in any Company Products or in the development of any Company Products.

(l) No Government Funding and Rights. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Owned Company Intellectual Property, and, set forth in Section 4.20(l) of the Disclosure Schedule, no Owned Company Intellectual Property was developed pursuant to the requirements of a government contract. No Governmental Entity has rights in or to the Owned Company Intellectual Property or Company Products other than (i) the standard commercial rights that the Company grants to commercial end users of Company Products in the Ordinary Course of Business, and (ii) the licenses set forth in Section 4.20(l) of the Disclosure Schedule (specifying, for each such license, (A) the contract(s) under which the license is granted, (B) the Governmental Entity and agency that is licensed, (C) the nature and scope of the license (e.g., restricted rights, limited rights, government purpose rights, unlimited rights), and (D) the specific elements of the Owned Company Intellectual Property that are subject to the license. Notwithstanding the disclosures made in Section 4.20(l) of the Company Disclosure Schedule, the rights of any Governmental Entities do not include, or otherwise implicate the Company's rights to, the source code and/or binaries for the Company Products or any other material Owned Company Intellectual Property.

(m) Scheduled IP Agreements. Section 4.20(m) of the Company Disclosure Schedule contains a true, complete and correct list of:

(i) all material Contracts, arrangements, commitments and understandings to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound, under which the Company or any Company Subsidiary has granted or agreed to grant to any third party any license, covenant, release, immunity, assignment, or other right with respect to any Intellectual Property or Intellectual Property Rights (whether now existing or existing in the future);

(ii) all material Contracts, arrangements, commitments and understandings to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound, under which any third party has granted or agreed to grant to the Company or any Company Subsidiary any license, covenant, release, immunity, assignment, or other right with respect to any Intellectual Property or Intellectual Property Rights (other than generally available commercial Software that is licensed on non-negotiable terms pursuant to Open Source, “shrinkwrap” or “clickwrap” license agreements); and

(iii) all material Contracts, arrangements, commitments and understandings to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound, that are not otherwise included in subsection (i) or (ii) above (the contracts listed in (i), (ii) and (iii) are, collectively, the “Company Intellectual Property Agreements”). All Company Intellectual Property Agreements are in full force and effect and are enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity. To the Knowledge of the Company, the Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of, any Company Intellectual Property Agreements and all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, the Company Intellectual Property Agreements. There are no pending disputes regarding the Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith. True, complete and correct copies of all Company Intellectual Property Agreements have been made available to Parent.

(n) Effect of Transaction. Except as set forth on Section 4.20(n) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing). Following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of third parties under the Company Intellectual Property Agreements) to the same extent that Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Company and Company Subsidiaries would otherwise have been required to pay pursuant to the Company Intellectual Property Agreements. No Contract, arrangement, commitment or understanding to which the Company or any Company Subsidiary is a party or otherwise bound will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (i) grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party (except, in each of (i) and (ii), with respect to the Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that the Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Merger not been consummated).

(o) Open Source. To the Knowledge of the Company, no Open Source is incorporated into, integrated or bundled with, or linked to any Company Product licensed to customers under non-Open Source license terms (a “Company Software Product”). No Company Software Product incorporates, is integrated or bundled with, or links to any Copyleft Open Source. The Company and the Company Subsidiaries have used commercially reasonable efforts to (i) identify all Open Source in any Company Product and (ii) regulate the use and distribution of Open Source in compliance with the applicable Open Source licenses.

(p) Standards, SIGs. Section 4.20(p) of the Company Disclosure Schedule contains a true, complete and correct list of all standards-setting organizations, industry bodies and consortia, and other multi-party special interest groups in which the Company or any Company Subsidiary is currently participating, or in which the Company or any Company Subsidiary has participated in the past, to the extent that such past participation imposes or purports to impose any continuing obligations on the Company or any Company Subsidiary (or, following the Effective Time, on Parent or the Surviving Corporation) with respect to licensing or granting of any Owned Company Intellectual Property Rights (other than licenses that survive with respect to the copyright in contributions made during such past participation).

(q) Contaminants. Except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries have taken commercially reasonable steps, taking into account generally accepted industry standards, to identify (and, as deemed appropriate by the Company or the Company Subsidiaries, to address) defects, bugs, and errors in the Software included within the Company Products; and (ii) the Software included in the Company Products does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines intentionally designed to permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials by a third party (“Contaminants”).

Section 4.21 Labor Matters.

(a) None of the Company’s or the Company Subsidiaries’ employees is covered by a collective bargaining agreement and, to the Knowledge of the Company, there is no union or other organization seeking or claiming to represent any such employees.

(b) There is no labor dispute, strike, work stoppage or lockout, or to the Knowledge of the Company, threat thereof, by or with respect to any of the Company’s or the Company Subsidiaries’ employees.

(c) The Company and the Company Subsidiaries have not engaged in any unfair labor practice, and, to the Knowledge of the Company, there is no pending or threatened labor board proceeding of any kind, including any such proceeding against the Company or the Company Subsidiaries.

(d) There are no Actions pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their respective officers or employees related to any employee or Company Benefit Plans. There are no pending or, to the Knowledge of the Company, threatened Actions against the Company, any Company Subsidiary or any trustee of the Company or any Company Subsidiary under any workers’ compensation policy or long-term disability policy (other than routine healthcare, welfare, workers compensation and similar types of claims in the Ordinary Course of Business).

(e) No citation has been issued by OSHA against the Company or any Company Subsidiary since December 1, 2007 and no written notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or any Company Subsidiary has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by OSHA or pursuant to any applicable Law relating to occupational safety and health.

(f) Neither the Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

(g) To the Knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with all applicable Laws, regulations and orders governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, OSHA, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, and the Rehabilitation Act of 1973 and all regulations under such acts, except where such non-compliance would not reasonably be expected to result in a Company Material Adverse Effect.

(h) Section 4.21(h) of the Company Disclosure Schedule list all Liabilities (including any change in control or severance payments) of the Company to any officer or employee of the Company or any Company

Subsidiary that would result from (i) the termination by the Company, any Company Subsidiary, the Surviving Corporation or Parent of such officer’s or employee’s employment or provision of services, (ii) a change in control of the Company or any Company Subsidiary, or (iii) any combination of the foregoing.

Section 4.22 Certain Business Practices.

(a) The Company and the Company Subsidiaries have at all times been, and are currently, fully in compliance with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction.

(b) The Company and each Company Subsidiary (including any of their officers, directors, agents, employees or other Person associated with or acting on its behalf) have not, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity, (ii) made or promised to make any unlawful payment, or given or promised to give, anything of value to foreign or domestic Government Officials or employees, (iii) made or promised to make any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or (iv) taken any action that would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

(c) Neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has offered, made or promised to make, or authorized the making of, any gift or payment of money or anything of value either directly or indirectly to any officer or employee of a Governmental Entity or to any person acting in an official capacity for or on behalf of any such Governmental Entity or to any Governmental Official for purposes of (i) influencing any act or decision of such Governmental Official in his or her official capacity, (ii) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, or (iii) inducing such Governmental Official to use his or her influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct, or assist in obtaining, retaining or directing, business to the Company or any Company Subsidiary. No officer, director or employee of the Company or any Company Subsidiary is currently a Governmental Official.

(d) There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other Actions against the Company or any Company Subsidiary with respect to any Anti-Corruption and Anti-Bribery Laws.

(e) There are no Actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits or other Actions under any Anti-Corruption and Anti-Bribery Laws.

Section 4.23 Opinion of Financial Advisor. UBS has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, and based on and subject to various assumptions, matters considered and limitations described in such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. A signed copy of such written opinion will be provided to Parent solely for informational purposes as promptly as possible after execution of this Agreement and approval by UBS. It is agreed and understood that such opinion is for the benefit of the Company Board, in their capacity as such, and may not be relied upon by Parent or Merger Sub.

Section 4.24 Systems and Information Technology. Except in each case as would not reasonably be expected to result in a Company Material Adverse Effect:

(a) Systems. The computer, information technology and data processing systems, facilities and services used by the Company and Company Subsidiaries, including all hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company and Company Subsidiaries (collectively, “Systems”), are reasonably sufficient to perform all computing, information technology and data processing operations necessary for the operation of the Company and Company Subsidiaries. The Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems within the custody or control of the Company and the Company Subsidiaries from Contaminants. The Company or the Company Subsidiaries own and operate, or otherwise have a right or license to use, all Systems. From and after the Effective Time, the Surviving Corporation will have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the Systems as the Company would have had and been able to exercise had this Agreement and such other Contracts, documents and instruments to be executed and delivered after the date of this Agreement not been entered into and the Merger and the other transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and the Company Subsidiaries would otherwise have been required to pay anyway (other than with respect to any Systems that are generally commercially available on reasonable terms).

(b) Information Technology. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the Company and the Company Subsidiaries (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) in a commercially reasonable attempt to avoid disruption or interruption to the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans and procedures.

Section 4.25 Export and Import Control Laws.

Since December 1, 2007, to the Knowledge of the Company, the Company and each Company Subsidiary has conducted its business in material compliance with applicable Export and Import Control Laws. There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits or other Actions against the Company or any Company Subsidiary with respect to any Export and Import Control Laws.

Section 4.26 Government Contracts.

(a) Since December 1, 2007, to the Knowledge of the Company, no officer or employee of the Company or any Company Subsidiary has been under administrative, civil or criminal investigation, indictment or information by a Governmental Entity (except for routine security investigations).

(b) There is no pending audit or, to the Knowledge of the Company, investigation by any Governmental Entity of the Company, any Company Subsidiary or any of their respective officers or employees with respect to any alleged bribes, directly or indirectly, irregularity, misstatement or omission arising under or relating to a Government Contract.

(c) No voluntary disclosure has been made with respect to any alleged bribes, directly or indirectly, irregularity, misstatement or omission by the Company or any Company Subsidiary arising under or relating to a Government Contract. Neither the Company, any Company Subsidiary nor any of their respective officers or employees has made any intentional misstatement or omission in connection with any voluntary disclosure relating to the Company or its Subsidiaries that has led to any of the consequences set forth in Section 4.26(a) or Section 4.26(b) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost or claim.

(d) Since December 1, 2007, any representations, certifications and warranties made by the Company, any Company Subsidiary or any of their respective officers or employees in connection with any Government Contract were accurate in all material respects as of their effective date, and the Company, any Company

Subsidiary or any of their respective officers or employees have complied in all material respects with all such representations, certifications and warranties. Since December 1, 2007, no past performance evaluation received by the Company, any Company Subsidiary or any of their respective officers or employees with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof. Since December 1, 2007, the Company, any Company Subsidiary and any of their respective officers or employees have complied, in all material respects, with all terms and conditions of any Government Contract.

(e) There are no pending disputes between the Company or any Company Subsidiary and a Governmental Entity under the Contract Disputes Act or any other federal statute or between the Company or any Company Subsidiary and any third party arising under or relating to any Government Contract.

(f) Neither the Company nor any Company Subsidiary is currently in any violation, breach or default of any material Government Contract. None of the Company or any Company Subsidiary has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has the Company or any Company Subsidiary been threatened with termination for convenience, default or cause under any material Government Contract that is currently in effect.

(g) There is no pending, and neither the Company nor any Company Subsidiary has received written notice since December 1, 2005 of, any claim by a Governmental Entity of competent jurisdiction against the Company or any Company Subsidiary for any of the following: (i) defective pricing, (ii) noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Entity, or (vi) any other monetary claims relating to the performance or administration by the Company or any Company Subsidiary of material Government Contracts.

(h) Neither the Company, any Company Subsidiary nor any of their respective officers or employees has been suspended or debarred from doing business, directly or indirectly, with a Governmental Entity, and no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened. No Governmental Entity has made a finding of non-responsibility or ineligibility against the Company, any Company Subsidiary or any of their respective officers or employees. To the Knowledge of the Company, there is no ongoing Action by any Governmental Entity relating to material Government Contracts or the violation of any Law relating to material Government Contracts.

(i) The Company and the Company Subsidiaries and their officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted, except where the failure to have any such clearance would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.27 Affiliate Transactions.

There are no, and since December 1, 2007 there have not been any, Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between the Company or any of the Company Subsidiaries, on the one hand, and any of the directors, officers, employees or other Affiliates of the Company and the Company Subsidiaries, on the other hand, except for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, (c) any agreements with officers or directors providing for indemnification obligations of the Company to such individuals, and (d) other standard employee benefits made generally available to all employees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Pennsylvania, respectively. Each of Parent and Merger Sub has the power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in where the character of the properties and assets owned, leased or operated by it or the nature of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent or Merger Sub of this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, respectively, and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, respectively, enforceable against them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity.

Section 5.03 Consents and Approvals; No Violations.

(a) Except for applicable requirements of the HSR Act and any Foreign Merger Control Laws, and the filing of the Articles of Merger with the DOS in accordance with the PBCL, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity or third party is necessary for (i) the execution and delivery by Parent or Merger Sub of this Agreement and the adoption of this Agreement by Parent, in its capacity as sole shareholder of Merger Sub, or (ii) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except, in the case of clauses (i) and (ii), where the failure to obtain such permit, authorization, consent or approval, or to make such filings or registrations, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming that the filings, consents and approvals referred to in Section 5.03(a) are duly obtained or made (A) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which either Parent or Merger Sub is a party, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of their properties or assets, except, in the case of clauses (i) and (ii), to the extent that any such conflict, violation, breach, default, right, loss, Lien, consent, approval or notice would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.04 Litigation.

(a) As of the date hereof, there is no Action before any Governmental Entity pending or, to the Knowledge of Parent, threatened that questions the validity of this Agreement or any other documents or instruments to be executed and delivered by Parent or Merger Sub pursuant hereto, or the right of Parent and Merger Sub to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby.

(b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective subsidiaries or the assets of Parent, Merger Sub or any of their respective subsidiaries that has resulted in or would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 5.05 No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Parent. Other than this Agreement and any other agreement entered into in connection with the transactions contemplated hereby, Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no subsidiaries.

Section 5.06 Solvency. To the Knowledge of Parent, as of the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, any alternate financing and all payments contemplated by this Agreement in connection with the Merger and the payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective subsidiaries in connection therewith, and assuming (a) the accuracy, as of the Effective Time, in all material respects of the representations and warranties of the Company set forth in Article IV (ignoring all Company Material Adverse Effect qualifiers) and (b) that any projections made available to Parent by the Company have been prepared in good faith based upon reasonable assumptions, (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its subsidiaries on a consolidated basis will exceed (A) the value of all liabilities of the Surviving Corporation and its subsidiaries on a consolidated basis, and (B) the amount that will be required to pay the liabilities of the Surviving Corporation and its subsidiaries on their existing debts as such debts become absolute and matured, (ii) the Surviving Corporation and its subsidiaries, on a consolidated basis, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged, and (iii) the Surviving Corporation and its subsidiaries, on a consolidated basis, will be able to pay their liabilities as they mature in the ordinary course. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged” and “able to pay their liabilities as they mature in the ordinary course” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.07 Financing. Parent has delivered to the Company true, correct and complete copies of the Debt Financing Commitments. Immediately prior to the Effective Time, Parent will have sufficient immediately available funds, together with any cash in the Company’s bank accounts immediately prior to the Closing, to enable Parent to pay in full the Merger Consideration and the Option Consideration and all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby. Parent and Merger Sub acknowledge and agree that consummation of the Debt Financing is not a condition to the consummation of the Merger.

Section 5.08 No Vote Required. No approval of the shareholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated hereby, other than those obtained prior to the date hereof.

ARTICLE VI

COVENANTS

Section 6.01 Access to Information.

(a) Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to any assets, properties, contracts, books, records and personnel of the Company and the Company Subsidiaries that Parent may reasonably request.

(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement, dated March 4, 2011, between Parent, on the one hand, and the Company and UBS, as representative of the Company, on the other hand (the “Confidentiality Agreement”).

Section 6.02 Conduct of Business.

(a) Except as set forth in Section 6.03 of the Company Disclosure Schedule, from the date hereof until the Closing, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct the Company’s and the Company Subsidiaries’ respective businesses in the Ordinary Course of Business; (ii) use all reasonable efforts to (x) maintain the Company’s and the Company Subsidiaries’ current business organization and goodwill, (y) retain the services of the Company’s and the Company Subsidiaries’ present officers, employees, consultants and independent contractors, and (z) preserve the Company’s and the Company Subsidiaries’ goodwill and relationship with vendors, suppliers, dealers, distributors, customers and others having business dealings with the Company and the Company Subsidiaries; and (iii) not enter into any transaction or perform any act which would constitute a breach of its representations, warranties, covenants and agreements contained herein such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied. The Company shall notify Parent promptly, but in any event within 48 hours, of (A) any event or circumstance that is reasonably likely to have a Company Material Adverse Effect; (B) the resignation or written notice of resignation or termination of any officer, director or management-level employee of the Company or any Company Subsidiary; or (C) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any adjudicatory proceedings, directed at or involving the Company, any of the Company Subsidiaries or any of their respective employees, directors, officers, consultants or independent contractors in their capacities as such.

Section 6.03 Certain Changes or Events. From the date hereof until the Closing or the termination of this Agreement pursuant to Article VIII, except with the prior written consent of Parent or except as set forth in Section 6.03 of the Company Disclosure Schedule, the Company shall not, and shall cause the Company Subsidiaries not to:

(a) take any action to amend the Company Articles or Company Bylaws or the governing documents of any Company Subsidiary, amend the terms of any equity or debt securities issued by the Company or any Company Subsidiary, adopt any shareholder rights plan or enter into any agreement with any of it shareholders in a shareholder’s capacity as such;

(b) directly or indirectly, issue, deliver, grant, pledge, transfer, dispose of, encumber, sell, or accelerate rights under or authorize or propose any such issuance, delivery, grant, pledge, transfer, disposal of, encumbrance, sale or acceleration of rights under, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(c) acquire or redeem, directly or indirectly, or amend any capital stock of the Company or any Company Subsidiary, except to the extent that such acquisition or redemption is pursuant to the terms of any Company Benefit Plan (as in effect on the date hereof) or any agreement subject to any such Company Benefit Plan;

(d) (i) other than dividends or distributions made by any direct or indirect wholly owned Company Subsidiary to the Company or one of the Company Subsidiaries, (ii) set any record or payment dates for the payment of any dividends or distributions on capital stock, (iii) split, combine or reclassify any shares of capital stock, (iv) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or (v) make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(f) sell or otherwise dispose of or encumber any of properties or assets other than in sales or dispositions in the Ordinary Course of Business or in connection with normal repairs, renewals and replacements;

(g) acquire or agree to acquire (by merging, consolidating with, purchase an equity interest in or any assets of, by forming a partnership or joint venture with, or by any other manner), directly or indirectly, or otherwise make an investment in or acquire an interest in, any Person;

(h) create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business, joint venture or entity;

(i) (i) create, incur or assume any Indebtedness, except for trade payables incurred in the Ordinary Course of Business, (ii) grant or incur any Liens on any real or personal property that did not exist on the date hereof except in the Ordinary Course of Business, (iii) incur any Liability or obligation (absolute, accrued or contingent) not covered by clause (i) except in the Ordinary Course of Business, (iv) write-off any guaranteed checks, notes or accounts receivable except in the Ordinary Course of Business, (v) write-down the value of any asset or investment on its books or records, except for depreciation and amortization in the Ordinary Course of Business, or (vi) enter into any Contract or agreement, except those that are (x) (A) purchase orders entered into in the Ordinary Course of Business or (B) any other Contracts entered into in the Ordinary Course of Business and involve an expenditure of less than $250,000 for any such contract or agreement (exclusive of any indemnification obligations under such contract or agreement for which no claims have been asserted as of the date thereof), or (y) cancelable without premium or penalty on not more than 30 days’ notice;

(j) (i) increase in any manner the compensation of or change the historic metrics for determining compensation (including bonus) of, or fringe benefits of, or enter into any new, terminate or modify any existing, bonus, severance or incentive agreement, arrangement or Contract with any of its current or former officers, directors or management-level employees, or (ii) hire or fire any officers, directors or management-level employees;

(k) (i) increase the benefits provided under any Company Benefit Plan, (ii) establish, adopt, enter into, materially amend, or terminate any Company Benefit Plan or any plan, arrangement, program, policy, trust, fund or other arrangement that would constitute a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by Law, (iii) or agree or commit to undertake any of the foregoing in the future;

(l) (i) violate or fail to perform its obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a material default under, any Company Contract (except those being contested in good faith), or (ii) waive (including by releasing or assignment of any material rights, claims or benefits under) any material term of any Company Contract;

(m) enter into, renew, extend, assume or terminate any Company Contract (or any contract that would have been a Company Contract if it had been in effect on the date hereof) or make any amendment to any Company Contract;

(n) fail to maintain in full force and effect policies of insurance comparable in amount and scope to those it currently maintains;

(o) (i) make or change any material Tax election, (ii) settle or compromise any material Tax claim or assessment, (iii) change an annual Tax accounting period, (iv) adopt or change any Tax accounting method, (v) file any amended Tax Return, (vi) waive or extend the limitation period applicable to any Tax liability or assessment (other than pursuant to extensions of time to file Tax returns obtained in the Ordinary Course of Business), (vii) enter into any closing agreement with respect to a material amount of Taxes or (viii) surrender any right to claim a refund of a material amount of Taxes;

(p) enter into, amend, or extend any collective bargaining agreement or similar contract with any labor union or guild;

(q) except as may be required as a result of a change in applicable Law or in GAAP, make any change in any accounting principles or practices;

(r) grant any exclusive rights with respect to any Company Intellectual Property, divest any Company Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for Company Products or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of the Company Subsidiaries;

(s) settle or compromise any pending or threatened Action (including any Action by a Shareholder related to the transactions contemplated by this Agreement) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of claims, Liabilities or obligations that (i) are reflected or reserved against in full in the Balance Sheet, (ii) are covered by existing insurance policies, or (iii) otherwise do not involve the payment of money in excess of $100,000 in the aggregate, in each case where the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $100,000 in the aggregate above the amounts reflected or reserved in the Balance Sheet in respect of such claim, Liability or obligation) to be performed by the Company or any Company Subsidiary following the Effective Time;

(t) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off accounts receivable;

(u) convene any regular or special meeting (or any adjournment or postponement thereof) of the Shareholders other than the Company Shareholder Meeting;

(v) fail to timely file any Company SEC Report required to be filed after the date of this Agreement and prior to the Effective Time, or amend any Company SEC Report whenever filed;

(w) extend (other than in connection with a good faith dispute) or change its policy with respect to the payment of accounts payable or accelerate or change any policy with respect to the collection of accounts receivable;

(x) incur or commit to any capital expenditures, except capital expenditures up to the aggregate amount set forth in the capital expenditure budget set forth on Section 6.03(x) of the Company Disclosure Schedule;

(y) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases or Liens secured by a Company Owned Facility or Company Leased Facility;

(z) take any action or fail to take any action that is intended to, or would reasonably be expected to, either individually of in the aggregate, prevent, materially delay or materially impede the ability of the Company or any Company Subsidiary to consummate the Merger or the transactions contemplated by this Agreement; and

(aa) enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described in the foregoing clauses (a) through (z).

Section 6.04 No Control of Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time.

Section 6.05 Proxy Statement; Other Filings.

(a) As promptly as practicable following the date of this Agreement (and in any event within 20 days), (i) the Company shall prepare and file with the SEC a preliminary form of the Proxy Statement, and (ii) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC any other filings that are required to be filed by such party with the SEC (“Other Filings”) in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use all reasonable efforts to cause the definitive Proxy Statement to be mailed to the Shareholders as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings.

(b) The Company shall provide, on behalf of itself and the Company Subsidiaries, all information necessary to be included in the Proxy Statement to ensure that the Proxy Statement (i) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply as to form in all material respects with the Exchange Act (except for such portions thereof that relate only to Parent, Merger Sub or any of their respective subsidiaries). If at any time prior to the Company Shareholder Meeting, any information relating to the Company, the Company Subsidiaries, Merger Sub, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Shareholders. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response.

(c) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with a statement, filing, notice or application made by or on behalf of Parent or the Company to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Following the date of this Agreement, the Company and the Company Subsidiaries shall use all reasonable efforts to identify all Export and Import Approvals and Permits held by the Company or any Company Subsidiary. Prior to the Effective Time, the Company and the Company Subsidiaries shall use all reasonable efforts to, or assist Parent and Merger Sub to, obtain or make any consents, novations, notices, waivers, registrations or filings with respect to any transfer or assumption of the Export and Import Approvals and Permits held by the Company or any Company Subsidiary. Parent and Merger Sub acknowledge and agree that no such consent, novation, notice, waiver, registration or filing is a condition precedent to the Closing.

(f) Nothing in this Section 6.05 shall be deemed to prevent the Company or the Company Board from taking any action it is permitted or required to take under, and in compliance with, Section 6.10 or it is required to take under applicable Law.

Section 6.06 Shareholder Approval. Subject to the other provisions of this Agreement, the Company shall take all necessary action in accordance with the PBCL and the Company Articles and Company Bylaws to establish a record date for, duly call, give notice of, convene and hold a special meeting of the Shareholders (the “Company Shareholder Meeting”), as promptly as practicable following confirmation from the SEC that it will not review, or that it has no further comments on, the Proxy Statement, for the purpose of voting upon the adoption of this Agreement; provided, however, that the Company shall not be required to convene the Company Shareholder Meeting prior to the No-Shop Period Start Date (or, if there exist any Excluded Parties on the No-Shop Period Start Date, prior to the Excluded Party End Date). Subject to Section 6.10, the Company Board shall recommend to the Shareholders that they adopt this Agreement (the “Company Recommendation”) and shall include the Company Recommendation in the Proxy Statement. Subject to Section 6.10, the Company will use all reasonable efforts to solicit from the Shareholders proxies in favor of the adoption of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of the Shareholders required by the rules of the Nasdaq Stock Market or applicable Law to obtain such adoption.

Section 6.07 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions reasonably requested to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company, Merger Sub or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party shall, within ten Business Days after the execution of this Agreement, file all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the transactions contemplated hereby under the HSR Act. Subject to applicable Laws, each of Parent and the Company shall have the right to review in advance and, to the extent practicable, each of Parent and the Company shall consult with the other on and consider in good faith the views of the other in connection with all filings made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Parent or any of its subsidiaries nor the Company or any Company Subsidiary shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable antitrust or competition Laws. Notwithstanding anything to the contrary herein, if the lessor or licensor under any Company Lease or the holder or any Lien with respect to a Company Owned Facility or Company Leased Facility conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments or providing all such additional security.

(b) Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall require Parent and/or Merger Sub (or their Affiliates, if applicable) to, and, without the prior written consent of Parent, the Company and the Company Subsidiaries may not, (A) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding agreement or order to (i) sell, divest, license, dispose of, hold separate, restrict or otherwise limit any businesses, product lines or assets of the Company or any Company Subsidiary or Parent or its subsidiaries (including after the Closing, the Company or the Company Subsidiaries), (ii) terminate any of their existing relationships, contractual rights or obligations, or (iii) terminate any venture or other arrangement to which they are a party, or (B) litigate or defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; provided, however, that if requested by Parent, the Company shall become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding or order is only binding on the Company in the event that the Closing occurs.

(c) Nothing in this Section 6.07 shall be deemed to prevent the Company or the Company Board from taking any action that it is permitted or required to take under, and in compliance with, Section 6.10 or that it is required to take under applicable Law.

Section 6.08 Employees; Employee Benefit Plans.

(a) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) provide those employees who are, as of the Effective Time, employed by the Company or any of its Subsidiaries (the “Continuing Employees”) with full credit for their prior service with the Company or any Company Subsidiary for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any employee benefit plans or arrangement maintained or sponsored by Parent or the Surviving Corporation, or any subsidiary of Parent or Surviving Corporation, in which Continuing Employees participate (the “Parent Plans”) to the same extent recognized by the Company; (ii) waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent medical, dental and vision plans in which Continuing Employees may be eligible to participate in after the Closing Date; and (iii) provide the Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, offsets and maximum out-of-pocket requirements (or similar payments) made under the Company Benefit Plans for the remainder of the coverage period in which any transfer of coverage occurs, except, in any case of clause (i), (ii) or (iii) above, where doing so would cause a duplication of benefits.

(b) The provisions of this Section 6.08 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person

(including any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any Company Subsidiary, Parent or any of its subsidiaries, or, on or after the Effective Time, the Surviving Corporation or any of its subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.08) under or by reason of any provision of this Agreement.

(c) Nothing contained in this Section 6.08 or elsewhere in this Agreement, express or implied, (i) shall constitute an amendment to any Company Benefit Plan or (ii) shall be construed to prevent, from and after the Effective Time, the termination of employment of any Continuing Employee or, subject to the provisions of Section 6.08(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Company Benefit Plan or Parent Plan in accordance with its terms.

(d) Each of the Company and the Company Subsidiaries shall terminate, effective no later than the day immediately preceding the Closing, all employee benefit plans sponsored by the Company or any Company Subsidiary intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plan(s) shall not be terminated). Unless Parent provides such written notice, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing) pursuant to resolutions of the Company Board or the board of directors (or other governing body) of the applicable Company Subsidiary. The form and substance of such resolutions shall be subject to the reasonable prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall provide a reasonable estimate of the amount of such charges and/or fees in writing to Parent no later than ten Business Days prior to the Closing.

Section 6.09 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting the obligations of Parent and the Surviving Corporation pursuant to Section 6.09(b) and Section 6.09(c), from and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally (i) indemnify and hold harmless each individual who served as a director and/or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by Pennsylvania law, as now or hereafter in effect, in connection with any Claim and any judgments, fines (including excise Taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Pennsylvania law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable Law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses. In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent that the claimant seeks any non-monetary relief from such Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed. The indemnification and advancement obligations of Parent and the Surviving

Corporation pursuant to this Section 6.09(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or any Company Subsidiary prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 6.09(a), the burden of proof shall be on Parent and the Surviving Corporation to establish that an Indemnified Party is not so entitled.

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Company Articles and the Company Bylaws to contain provisions no less favorable to each Indemnified Party with respect to limitation of liabilities of directors and officers and indemnification than those that are contained in such documents as of the date of this Agreement.

(c) As of the Effective Time, Parent, the Surviving Corporation or the Company shall maintain in full force and effect for a period of six years after the Closing Date (or, if any claim arising out of or pertaining to matters that relate to an Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any Company Subsidiary or any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time is asserted or made within such six-year period, Parent shall ensure that such insurance remains in effect until final disposition of such claim) a prepaid directors’ and officers’ liability insurance “tail” policy or policies providing each individual currently covered by the Company’s directors’ and officers’ liability insurance coverage for events occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) that is no less favorable than the Company’s existing policy; provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are in the aggregate no less advantageous to such individuals than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company from reputable carriers having a rating comparable to the Company’s current carrier; provided, further, however, that, if the aggregate annual premiums for such policies exceed 275% of the current aggregate annual premiums, Parent shall provided or cause to be provided a policy for such individuals with the best coverage as shall then be available at an annual premium of 275% the current aggregate annual premiums.

(d) The provisions of this Section 6.09 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Corporation under this Section 6.09 shall not be terminated (other than a valid termination pursuant to Article VIII) or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 6.09 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.09.

(e) From the Effective Time until the sixth anniversary of the Effective Time, if Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.09.

Section 6.10 Go Shop; Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. New York, New York time on the date that is the

40th day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants, and other advisors and representatives (collectively, “Company Representatives”) shall have the right (acting under the direction of the Company Board or any authorized committee thereof) to (i) initiate, solicit and encourage Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements , provided that the Company shall (A) concurrently provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to any Person if such information was not previously provided to Parent or its representatives, and (B) withhold those portions of documents or information, or provide pursuant to customary “clean room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could be reasonably likely to be harmful to the operation of the Company in any material respect; (ii) enter into, engage in and maintain discussions or negotiations with respect to Acquisition Proposals; and (iii) otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Except as permitted by Section 6.10(c), on the No-Shop Period Start Date, the Company shall, and shall cause each Company Subsidiary and the Company Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Person or group (other than an Excluded Party) that may be ongoing with respect to an Acquisition Proposal, and (ii) promptly (and in any event within two Business Days) cause each Person (other than an Excluded Party or Parent and its representatives) to whom it provided confidential information prior to the No Shop Period Start Date to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries. Except as permitted by Section 6.10(c), from the No Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each Company Subsidiary and the Company Representatives not to, directly or indirectly, (A) solicit, initiate or facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or that might reasonably be expected to lead to, an Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal; (C) enter into any letter of intent, term sheet, agreement or agreement in principle (in each case, whether binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); (D) furnish to any Person or group (other than Parent and its representatives) any non-public information or afford to any Person or group (other than Parent and its representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any Company Subsidiary; (E) take any action to make the provisions of any Takeover Statute (including any transaction under, or a Person or group becoming an “interested shareholder” under, the PBCL), or any restrictive provision of any applicable anti-takeover provision in the Company Articles or Company Bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been previously granted to any Person other than Parent or any of its Affiliates under any such provisions); (F) grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company (including by providing any consent or authorization to make an Acquisition Proposal to the Company Board (or any committee thereof) pursuant to any confidentiality or standstill agreement); or (G) resolve, propose or agree to do any of the foregoing or otherwise facilitate any effort or attempt by any Person to make an Acquisition Proposal; provided, however, that the foregoing restrictions shall not apply to any Excluded Party. No later than 24 hours following the No-Shop Period Start Date, in addition to the information required to be provided pursuant to this Section 6.10, the Company shall identify to Parent (x) each Acquisition Proposal previously received by the Company and the Person or group making each such Acquisition Proposal, and (y) which Person or group submitting an Acquisition Proposal has been determined by the Company Board (or any committee thereof) to be an Excluded Party and provide to Parent a summary of the reasons for such determination and an unredacted copy of each Acquisition Proposal (including any materials relating to such Excluded Party’s proposed financing commitments, if any (it being understood that the Company shall provide a written summary of all materials terms of any such financing commitments that, pursuant to the terms of the engagement letter with the financing source thereto, cannot be provided in unredacted form)) submitted by such Excluded Party (or a written summary of the material terms of any such Acquisition Proposal not made in writing). Notwithstanding anything contained in this Section 6.10 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement upon the earlier of (1) 12:01 a.m. New York, New York time on the date that is the 20th day after the No-Shop Period Start Date (the “Excluded Party End Date”) and (2) such time as the Acquisition Proposal made by such Person or group is withdrawn, terminated, expires or no longer constitutes, or would reasonably be expected to lead to, a Superior Proposal. The Company agrees that any breach or violation of the restrictions set forth in this Section 6.10 by any Company Representative shall be deemed to be a breach of this Agreement (including this Section 6.10) by the Company.

(c) Notwithstanding anything to the contrary contained in this Section 6.10, if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Required Vote, the Company or any of the Company Representatives receives a bona fide Acquisition Proposal from any Person or group (which Acquisition Proposal was made or renewed on or after the No-Shop Period Start Date or, in the case of an Excluded Party, was made or renewed on or after the Excluded Party End Date (it being understood that such Person or group shall not thereafter be an Excluded Party)) that did not result from any breach of this Section 6.10 and the Company Board (or any committee thereof) determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that (i) failure to take such action set forth in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and the Company Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group that has made such Acquisition Proposal, provided that the Company shall (1) concurrently provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to any Person if such information was not previously provided to Parent or its representatives, and (2) withhold those portions of documents or information, or provide pursuant to customary “clean room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could be reasonably likely to be harmful to the operation of the Company in any material respect; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group making such Acquisition Proposal, provided that the Company shall promptly (and in any event within 24 hours) provide to Parent (A) an unredacted copy of any Acquisition Proposal (including any materials relating to any proposed financing commitments (it being understood that the Company shall provide a written summary of all materials terms of any such financing commitments that, pursuant to the terms of the engagement letter with the financing source thereto, cannot be provided in unredacted form)) made in writing provided to the Company or any Company Representative and the identity of the Person or group making the Acquisition Proposal, or (B) a written summary of the material terms of any such Acquisition Proposal not made in writing. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, until the Excluded Party End Date the Company and the Company Representatives may continue to engage in the activities described in Section 6.10(a) with respect to an Excluded Party. From and after the date of this Agreement, the Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is expected to consider any Acquisition Proposal or any request for non-public information concerning the Company or any Company Subsidiary related to or from any Person or group who would reasonably be expected to make an Acquisition Proposal or any request for discussions or negotiations related to an Acquisition Proposal. Prior to taking any of the actions referred to in this Section 6.10(c), the Company shall notify Parent orally and in writing that it proposes to furnish non-public information or engage in discussions or negotiations as provided in this Section 6.10(c).

(d) From and after the date of this Agreement, the Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) of (i) any initial request for non-public information concerning the Company or any Company Subsidiary related to or from any Person or group who would reasonably be expected to make an Acquisition Proposal; (ii) any initial request for discussions or negotiations related to an Acquisition Proposal; (iii) receipt of any Acquisition Proposal; or (iv) any material developments, changes, discussions or negotiations regarding any Acquisition Proposal. In connection with the foregoing, the Company shall (A) provide Parent with the identity of the Person or group making such request or Acquisition Proposal and the material terms thereof and related written correspondence provided in connection therewith (including, if applicable, unredacted copies of any written requests, proposals, offers or proposed agreements, including any materials relating any proposed financing commitments (it being understood that the Company shall provide a written summary of all materials terms of any such financing commitments that, pursuant to the terms of the engagement letter with the financing source thereto, cannot be provided in unredacted form)), and (B) thereafter keep Parent reasonably informed on a current basis (and in any event within 24 hours) of any material changes to the terms thereof. The Company, Parent and Merger Sub agree that subsections (i) and (ii) above shall apply only with respect to inbound, unsolicited requests from any Person or group. The Company shall, or shall cause the Company Representatives to, (x) promptly notify Parent in writing of the identity of all parties who enter into an Acceptable Confidentiality Agreement or (y) no later than 24 hours following the No-Shop Period Start Date, notify the Parent in writing of the identity of all parties that were contacted by the Company or the Company Representatives pursuant to Section 6.10(a). Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 6.10.

(e) Except as expressly permitted by Section 6.10(f), neither the Company Board nor any committee thereof shall (i)(A) fail to recommend to its Shareholders that the Company Required Vote be given (the “Company Recommendation”) or fail to include the Company Recommendation in the Proxy Statement; (B) change, qualify, rescind, withhold, withdraw or modify, or propose to change, qualify, rescind, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation; (C) take any other action or make any recommendation or public statement in connection with a tender offer or exchange offer or otherwise take any action inconsistent with the Company Recommendation other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (D) adopt, approve or recommend, or propose to adopt, approve or recommend, to the Shareholders an Acquisition Proposal; or (E) except as permitted by Section 6.10(h), grant any waiver or release under any standstill agreement, or fail to enforce such agreement, with respect to any class of equity securities of the Company (each of the actions described in this Section 6.10(e)(i), a “Company Recommendation Change”); or (ii) authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, term sheet, agreement or agreement in principle (in each case, whether binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”). After receipt of a written request by Parent, the Company shall publicly reaffirm the Company Recommendation within ten Business Days of the commencement of any tender or exchange offer or the public announcement or public notice of an Acquisition Proposal unless a Company Recommendation Change is permitted pursuant to Section 6.10(f).

(f) Notwithstanding anything to the contrary contained this Section 6.10, prior to the time that the Company Required Vote is obtained, but not after, the Company Board may make a Company Recommendation Change in order to enter into a Company Acquisition Agreement with respect to an Acquisition Proposal that did not result from a breach of this Section 6.10 if and only if, prior to making such Company Recommendation Change, (i) the Company Board (or any committee thereof) has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (ii) the Company Board (or any committee thereof) shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the failure to effect such Company Recommendation Change and enter into such Company Acquisition Agreement with respect to such

Superior Proposal would be inconsistent with its fiduciary duties to the Shareholders under applicable Law; (iii) the Company Board (or any committee thereof) provides Parent with at least four Business Days advance written notice (such period, the “Notice Period”) advising Parent of its intention to make a Company Recommendation Change and to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal; (iv) the Company provides Parent a written summary of the material terms and conditions of such Superior Proposal, the identity of the Person or group making such Superior Proposal and an unredacted copy of the relevant proposed transaction documents and any other material documents (including any materials relating to any proposed financing commitments (it being understood that the Company shall provide a written summary of all materials terms of any such financing commitments that, pursuant to the terms of the engagement letter with the financing source thereto, cannot be provided in unredacted form)) with the Person or group making such Superior Proposal; (v) the Company and the Company Representatives discuss and negotiate in good faith with Parent and its representatives, to the extent that Parent wishes to discuss and negotiate, any proposed changes by Parent to the terms of this Agreement so as to permit the Company Board (or any committee thereof) not to effect a Company Recommendation Change or to terminate this Agreement in response to such Superior Proposal (including providing Parent and its representatives, to the extent that they desire to do so, an opportunity to make a presentation to the Company Board (or any committee thereof) regarding this Agreement and any proposed changes with respect thereto); and (vi) the Company Board (or any committee thereof), following the Notice Period, and taking into account any revised proposal made by Parent since the commencement of the Notice Period, determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to effect a Company Recommendation Change and enter into a Company Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties to the Shareholders under applicable Law; provided, however, that in the event of any change to the material terms of such Superior Proposal (it being understood that any change in price or type of consideration shall be deemed to be a change of a material term), the Company Board (or any committee thereof) shall deliver to Parent an additional notice and shall comply with this Section 6.10(f) with respect to such new notice, except that if the only change is a change in price, then the Notice Period shall be two Business Days (rather than the four Business Days otherwise contemplated by this Section 6.10(f)). Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company Board, any committee thereof or the Company shall enter into any binding agreement with any Person to limit or not provide prior notice to Parent of its intent to make a Company Recommendation Change or to terminate this Agreement in response to any Superior Proposal.

(g) Nothing contained in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) from (i) taking and disclosing to the Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Shareholders if the Company Board determines in good faith, after consultation with outside legal counsel, that such disclosure is required by applicable securities Law, provided that any such disclosure (other than (A) a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (B) an express rejection of any applicable Acquisition Proposal or (C) an express reaffirmation of the Company Recommendation) shall be deemed to be a Company Recommendation Change.

(h) At any time prior to the time that the Company Required Vote is obtained, but not after, the Company Board (or any committee thereof) may grant a waiver or release under any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. From the date of this Agreement until the No-Shop Period Start Date, the Company may grant any such waiver solely to permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to an Acquisition Proposal. The Company shall provide written notice to Parent of any such waiver or release of any standstill by the Company concurrent with the granting of such waiver or release. Except for the waiver or release of any standstill as contemplated by this Section 6.10(h), from and after the date of this Agreement, the Company shall, and shall cause each Company Subsidiary to, enforce, and shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of (whether by any Company Subsidiary or any other Person), any provision of any confidentiality, standstill or similar agreement or provision to which the Company or any Company Subsidiary is a party or pursuant to which the Company or any Company Subsidiary has any rights.

Section 6.11 Notification of Certain Events. The Company will notify Parent and Merger Sub, and Parent and Merger Sub will notify the Company, promptly (and in any event within 48 hours) of (a) any written communications from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, provided that the foregoing shall not apply in respect of any immaterial consents; (b) any written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (other than any such communication from a Governmental Entity in its capacity as a counterparty to any contract with the Company thereof); (c) any legal, administrative, arbitral or other proceedings, claims or Actions commenced against the Company or Parent or their respective subsidiaries that are related to the transactions contemplated by this Agreement; (d) any event, change or effect between the date of this Agreement and the Effective Time that causes or is reasonably likely to cause the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement (in the case of the Company) or Section 7.03(a) or Section 7.03(b) of this Agreement (in the case of Parent and Merger Sub) not to be satisfied; or (e) any notice or any other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby.

Section 6.12 Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Statute inapplicable to the foregoing.

Section 6.13 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Stock Market and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 6.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

Section 6.16 Financing.

(a) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries, and shall use all reasonable efforts to cause the Company Representatives, to cooperate with Parent and Merger Sub in connection with the Debt Financing, including:

(i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and assisting Parent in obtaining ratings in connection with the Debt Financing;

(ii) assisting with the preparation of materials for lender meetings, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, provided, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor;

(iii) furnishing Parent and its Debt Financing sources with such financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (including in connection with Parent’s preparation of pro forma financial statements), including (A) all information and data necessary to satisfy the conditions set forth in the Debt Financing Commitments (and providing authorization letters to Debt Financing sources authorizing the distribution of information to prospective lenders or investors), and (B) delivering to Parent all information with respect to the Company and the Company Subsidiaries as is reasonably requested in connection with the Debt Financing, including delivery within 15 days of the close of each fiscal month or 40 days of the close of each fiscal quarter, as the case may be, monthly or quarterly, as the case may be, financial statements of the Company and its Subsidiaries (including a balance sheet and income statement) (all such information in this clause (iii), the “Required Information”);

(iv) cooperating in the preparation of, and executing and delivering (or using all reasonable efforts to obtain from their advisors) such underwriting or placement agreements and definitive financing documents (including guaranty agreements, pledge and security documents and other certificates, legal opinions or documents) as may be reasonably requested by Parent (including certificates of the chief financial officer of the Company or any Company Subsidiary with respect to solvency matters), and otherwise facilitating the pledging of collateral in connection with the Debt Financing, provided, that no obligation of the Company or any of the Company Subsidiaries under any such agreement, document or pledge shall be effective until the Effective Time;

(v) using all reasonable efforts to cause the Company’s independent accountants to consent to Parent and Merger Sub to use their audit reports relating to the Company and the Company Subsidiaries and providing any necessary comfort letters;

(vi) providing reasonable access to the (x) books and records of the Company and the Company Subsidiaries, and (y) Company Representatives;

(vii) using all reasonable efforts to obtain appraisals, surveys, engineering reports, environmental and other inspections and assessments (including providing access to Parent and its representatives to all Company Owned Facilities and Company Leased Facilities for such purposes), title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items;

(viii) providing all reasonable assistance to Parent to obtain a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing;

(ix) using all reasonable efforts to assist Parent to obtain waivers, consents, estoppels and approvals from other parties to leases, encumbrances and contracts to which any Company Subsidiary is a party, in each case, effective as of the Effective Time, and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to such leases, encumbrances and contracts;

(x) taking all actions reasonably requested by Parent to permit, subject to the occurrence of the Effective Time, the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Company and the Company Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger; and

(xi) obtaining all necessary or desirable payoff letters, redemption notices, lien releases and terminations and instruments of discharge to be delivered at the Closing, provided, that no such payoff letter, lien release or termination or instrument shall be effective until the Effective Time.

(b) Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any Company Subsidiary shall incur any Liability in connection with the Debt Financing prior to the Effective Time and (ii) the cooperation and actions required by the Company pursuant to this Section 6.16 shall not unreasonably interfere with the ordinary course operation of the Company’s or the Company Subsidiaries’ businesses.

(c) The Company will use all reasonable efforts to periodically update any Required Information provided to Parent as may be necessary so that the Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(d) Parent agrees that if the Effective Time does not occur, it will indemnify and hold harmless the Company, the Company Subsidiaries the Company Representatives against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses, damages, claims, costs or expenses arise from the negligence or misconduct of the Company, any of the Company Subsidiaries or any Company Representative) and any information utilized in connection therewith (other than information provided by the Company or any of the Company Subsidiaries or any Company Representative). Without limiting the foregoing, if the Effective Time does not occur Parent shall reimburse the Company for all costs and expenses incurred by the Company in complying with this Section 6.16. Neither Parent or Merger Sub nor any of their respective representatives shall use the Company Subsidiaries’ logos in connection with the Debt Financing without the Company’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent, Merger Sub or their respective Representatives shall be kept confidential in accordance with the Confidentiality Agreement.

(e) Notwithstanding this Section 6.16, Parent’s and Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby is not, and shall not be, contingent on the ability of Parent of Merger Sub to complete the Debt Financing or any other type of financing prior to or on the Effective Time.

(f) Notwithstanding anything herein to the contrary, none of the Financing Sources or their former, current and future equity holders, controlling persons, agents, advisors, representatives or Affiliates, or the heirs, executors, successors and assigns of any of the foregoing (each such Person and all such Persons, the “Financing Sources Related Parties”), shall have any liability or obligation to pay any damages to the Company or any of its current and future equity holders, controlling persons, agents, advisors, representatives or Affiliates, or the heirs, executors, successors and assigns of any of the foregoing, in respect of any breach or failure to comply with the terms of any of the Debt Financing Commitments or otherwise in connection with the Debt Financing. Neither the Company nor any Affiliate thereof will, directly or indirectly, bring or otherwise support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise (including by or through Parent or its Affiliates), against any one or more of the Financing Sources Related Parties in any way arising out of or otherwise in respect of or relating to this Agreement or any related agreement, certificate, or other document delivered in connection herewith or therewith or any of the transactions contemplated hereby or thereby or any matter otherwise related hereto or thereto including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof.

(g) Each of Parent and Merger Sub shall use all reasonable efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments as promptly as practicable, including using all reasonable efforts to negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments. Parent shall give the Company prompt notice upon becoming aware of any material breach by any Financing Source of the Debt Financing Commitments or any termination of the Debt Financing Commitments. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and shall use all reasonable efforts to arrange to obtain alternative financing from alternative sources. Parent shall deliver to the Company true, correct and complete copies of all definitive agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Debt Financing.

Section 6.17 Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or public announcement with respect to the Merger or this Agreement and shall not issue any such press release or public announcement or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances) issue such press release or public announcement or make such public statement or filing with the SEC as may upon the advice of outside counsel be required by Law or the rules and regulations of any applicable stock exchange (including the Nasdaq Stock Market). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 6.18 Shareholder Litigation. The Company shall promptly advise Parent orally and in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such shareholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Parent’s advice with respect to such shareholder litigation and, prior to the termination of this Agreement, shall not settle any such shareholder litigation without Parent’s prior written consent. In addition, prior to the termination of this Agreement, the Company shall not voluntarily cooperate with any Person that may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement, and shall cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement.

Section 6.19 Credit Agreement. At the Effective Time, Parent shall to provide, or cause to be provided, to the Company funds in an amount sufficient for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement and the Mississippi Loan, and on the date that the Company receives such funds it shall repay and discharge such amounts in a manner acceptable to the parties to the Credit Agreement and the Mississippi Loan. Immediately after such payment by the Company is made, the Company shall procure evidence of termination and release (in a form reasonably acceptable to Parent), or cause evidence of such termination and release to be provided to Parent, of all Liens on any assets securing the obligations (whether current, future, actual or contingent) of the Company, any Company Subsidiary or any other Person under or in connection with the Credit Agreement or the Mississippi Loan and any Liens perfected or subsisting under or as a result thereof.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the Company Required Vote.

(b) HSR Compliance. Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all regulatory clearances in any relevant jurisdiction shall have been obtained in respect of the Merger and the other transactions contemplated hereby.

(c) No Orders or Injunctions. No Governmental Entity of competent jurisdiction shall have (i) enacted a Law that is in effect and renders the Merger illegal in the United States or any state thereof, or (ii) issued an injunction that is in effect and prohibits the Merger in the United States or any state thereof.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The (i) representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03(a) (Authority), Section 4.07 (Broker’s Fees), Section 4.08(a) (Absence of Certain Changes), Section 4.16 (Takeover Statues) and Section 4.23 (Opinion of Financial Advisor) shall be true and correct in all respects, (ii) representations and warranties set forth in Section 4.02 (Capitalization) shall be true and correct in all material respects, and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition in clause (iii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect and such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would be reasonably likely to result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Covenants and Obligations. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Absence of a Company Material Adverse Effect. Since November 30, 2010, there shall not have been any Effect that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(d) No Litigation. No Action shall have been threatened or shall have been commenced by any Governmental Entity (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby, including the Merger; (ii) seeking to prohibit or limit the ownership or operation by Parent or its subsidiaries, or the Company or any of the Company Subsidiaries of any material portion of the business or assets of the Company and the Company Subsidiaries, or to compel Parent or its subsidiaries, or the Company or any of the Company Subsidiaries to dispose of or hold separate any material portion of their business or assets, as applicable, as a result of the consummation of the transactions contemplated hereby, including the Merger; (iii) seeking to impose limitations on the ability of Parent to, directly or indirectly, acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation; (iv) seeking to prohibit Parent or its subsidiaries from, after the Effective Time, effectively controlling in any material respect the business or operations of the Company the Company Subsidiaries, taken as a whole; or (v) that would reasonably be expected to result in a Company Material Adverse Effect.

(e) FIRPTA Compliance. The Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation section 1.1445 2(c)(3).

(f) Company Stock Options. The Company shall have obtained written consents to the treatment of the Company Stock Option as provided in Section 3.01(d) from Optionholders holding not less than 95% of the Company Stock Options.

Section 7.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect and such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would be reasonably likely to result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer to the foregoing effect.

(b) Performance of Covenants and Obligations. Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer to the foregoing effect.

ARTICLE VIII

TERMINATION OF AGREEMENT

Section 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Required Vote has been obtained:

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent:

(i) in the event that any Governmental Entity of competent jurisdiction shall have (i) enacted a Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or (ii) issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger in the United States or any state thereof; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not have initiated such proceeding or taken any action in support of such proceeding;

(ii) if at the Company Shareholder Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(iii) if the Merger shall not have been consummated prior to October 1, 2011 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any party hereto whose actions or omissions in violation of its obligations under this Agreement have primarily been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Outside Termination Date or (B) the failure of the Effective Time to have occurred prior to the Outside Termination Date;

(c) by the Company:

(i) at any time prior to the Company Required Vote having been obtained in order to enter into an acquisition agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company shall have complied with the procedures set forth in Section 6.06 and met the conditions for termination set forth in Section 6.10 and (ii) prior to or contemporaneously with such termination the payment required by Section 8.02 has been made in full to Parent;

(ii) if there shall have been any breach of any representation or warranty of Parent or Merger Sub, or any such representation or warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of Parent or Merger Sub hereunder, such that a condition in Section 7.03(a) or Section 7.03(b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied; or

(d) by Parent:

(i) if (A) there shall have been a Company Recommendation Change; (B) the Company fails to include the Company Recommendation in the Proxy Statement; (C) the Company Board (or any committee thereof) shall have (x) publicly recommended or approved any Acquisition Proposal or (y) failed to reject (and, if requested by Parent, publicly recommend against) any Acquisition Proposal within ten Business Days after the Company Board (or any committee thereof) becomes aware of such Acquisition Proposal; (D) a tender or exchange offer relating to equity securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board (or any committee thereof) recommends rejection of such tender or exchange offer; (E) the Company shall have materially breached any of its obligations under Section 6.06 or Section 6.10; or (F) the Company Board fails to reaffirm the Company Recommendation within three Business Days after Parent requests that such recommendation be reaffirmed; or

(ii) if there shall have been any breach of any representation or warranty of the Company, or any such representation or warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 7.02(a) or Section 7.02(b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied.

The party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.01, specifying with reasonable particularity the basis for its termination and the provision or provisions hereof pursuant to which termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or representatives, whether prior to or after the execution of this Agreement.

Section 8.02 Company Termination Fee.

(a) If this Agreement is terminated (i) pursuant to Section 8.01(c)(i) or Section 8.01(d)(i) or (ii) pursuant to Section 8.01(b)(ii), Section 8.01(b)(iii) or Section 8.01(d)(ii), the Company shall pay Parent or its designee the Company Termination Fee by wire transfer of immediately available funds (x) in the case of any termination pursuant to clause (i) above, prior to or contemporaneous with such termination, and (y) in the case of any termination pursuant to clause (ii) above, only if (A) prior to such termination but after the date hereof, an Acquisition Proposal is made known to the Company or publicly announced by any Person (other than Parent, Merger Sub or their respective Affiliates) and (B) an Acquisition Proposal is consummated or the Company enters into an acquisition agreement for, or the Company Board (or any committee thereof) recommends to

Shareholders, an Acquisition Proposal with any Person, in any case, within 12 months following such termination, in which case such payment shall be made prior to or contemporaneous with the consummation of, or entering into an acquisition agreement for, an Acquisition Proposal, provided that for purposes of this clause (B), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%.” For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(b) As used herein, “Company Termination Fee” shall mean a cash amount equal to $9,150,000 except that in the event that this Agreement is terminated by the Company pursuant to Section 8.01(c)(i) and the Company (i) prior to the No-Shop Period Start Date, simultaneously enters into a definitive agreement with respect to a Superior Proposal or (ii) on or following the No-Shop Period Start Date but prior to the Excluded Party End Date, enters into a definitive agreement with an Excluded Party with respect to a Superior Proposal, then the Company Termination Fee shall mean a cash amount equal to $5,050,000.

(c) In the event that this Agreement is terminated pursuant to Section 8.01(c)(i) or Section 8.01(d)(i), the Company shall reimburse Parent or its designee for the documented reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby (“Deal Expenses”) up to an aggregate amount of $2,750,000, by wire transfer of immediately available funds not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses, and such reimbursed expenses will be in addition to the amount of the Company Termination Fee. In the event that this Agreement is terminated pursuant to Section 8.01(b)(ii), Section 8.01(b)(iii) or Section 8.01(d)(ii), the Company shall reimburse Parent or its designee for Deal Expenses up to an aggregate amount of $2,750,000, by wire transfer of immediately available funds not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses, and such reimbursed expenses will be in addition to the amount of any Company Termination Fee; provided, however that such expenses shall not be payable by the Company until such time as the Company Termination Fee is payable. In the event that this Agreement is terminated pursuant to Section 8.01(b)(ii), the Company shall reimburse Parent or its designee for any Deal Expenses up to an aggregate amount of $1,000,000 not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail such Deal Expenses, provided that any amounts paid by the Company to Parent pursuant to this sentence shall reduce on a dollar-for-dollar basis any Company Termination Fee that becomes due and payable pursuant to Section 8.02(a). The parties acknowledge that (i) the agreements contained in this Section 8.02 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.02(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.02, Parent would not have entered into this Agreement. If the Company fails to pay all amounts due to Parent on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such amounts at the prime lending rate prevailing on the date that such payment was required to be made, as published in The Wall Street Journal, from the date that such amounts were required to be paid until the date actually received by Parent.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become null and void and have no further force or effect, and none of Parent, Merger Sub, the Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (a) Section 6.01(a), Section 6.16(d), Article VIII and Article IX shall survive any termination of this Agreement, and (b) neither

Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of fraud or its intentional breach of this Agreement; provided, further, however, that receipt of the Company Termination Fee and to the extent applicable, Deal Expenses, as provided herein shall be the sole and exclusive remedy of Parent and Merger Sub under circumstances where the Company Termination Fee is payable and is actually paid by the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) on the next Business Day after delivery to a nationally recognized overnight courier service, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient (if not, then on the next Business Day), or (iv) five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address or facsimile number indicated below for such party, or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt).

(a)	In the case of Parent or Merger Sub:

API Technologies Corp.

4705 S. Apopka Vineland Road

Suite 210

Orlando, FL 32819

Attn: Brian Kahn, Chairman and Chief Executive Officer

Facsimile: (208) 728-8007

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn: Bradley L. Finkelstein

Facsimile: (650) 493-6811

(b)	In the case of the Company:

Spectrum Control, Inc.

8031 Avonia Road

Fairview, PA 16415

Attn: Richard A. Southworth, President and Chief Executive Officer

Facsimile: (814) 474-2208

with a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, NY 14202

Attn: Robert Fleming, Jr.

Facsimile: (716) 849-0349

Section 9.02 Non-survival of Representations, Warranties, Covenants or Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of the breach of such representations, warranties, covenants or agreements, shall survive the Effective Time, except for those covenants and agreements that that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.03 Expenses. Except as otherwise provided in this Agreement, each party will bear its own expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions will be consummated.

Section 9.04 Entire Agreement. This Agreement, together with the Exhibits and Schedules annexed hereto, constitutes the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties.

Section 9.05 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, provided that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary; provided, however, that any such assignment shall not relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except for (i) the rights of the holders of Company Common Stock and Optionholders to receive the Merger Consideration or the Option Consideration, as applicable, at the Effective Time, as set forth in Section 3.01 and (ii) as otherwise specifically provided in Section 6.09, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, the Financing Sources and the Financing Sources Related Parties shall be express third party beneficiaries of Section 6.16(f) and Section 9.06.

Section 9.06 Governing Law; Submission to Jurisdiction. Except to the extent that the laws of the State of Pennsylvania (i) are mandatorily applicable to the Merger or (ii) govern the fiduciary duties of the Company Board, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and each of the parties hereby waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason; (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in such courts. Nothing in this Agreement shall effect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  9.07.

Section 9.08 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event that such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 9.09 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that Company, Parent and Merger Sub shall be entitled to specific performance of the terms and provisions hereof (including the obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by the Company, Parent or Merger Sub, in addition to any other remedy at law or equity. The Company, Parent and Merger Sub each hereby waive (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In addition, notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach or wrongful repudiation of this Agreement by Parent or Merger Sub, the actual damages incurred by the Company for purposes of determining damages to the extent available as a remedy to the Company under Section 9.09(c) would include the actual damages incurred by the Shareholders and Optionholders in the event that such Shareholders and Optionholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement, provided that the maximum aggregate liability of Parent and Merger Sub under or in connection with this Agreement and the transactions contemplated hereby shall be limited to the Merger Consideration and in no event shall the Company seek multiple or punitive damages against Parent or Merger Sub, or any recovery, judgment or damages or any kind against Parent or Merger Sub in excess of the Merger Consideration.

(b) The Company hereby agrees that specific performance as provided for in Section 9.09(a) shall be its sole and exclusive remedy with respect to breaches by Parent, Merger Sub or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) and except as provided in Section 6.16(d) and Section 9.09(c), that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent pursuant to this Section 9.09 and has instead granted an award of damages for such alleged breach against Parent, the Company may enforce such award and accept damages for such alleged breach only if, within 14 days following such determination, the Company confirms to Parent in writing that it is prepared and willing to consummate the Merger in accordance with this Agreement, and Parent is not willing to consummate the Merger within such 14-day period in accordance with the terms and conditions of this Agreement. In addition, the Company agrees to cause any legal proceeding still proceeding to be dismissed with prejudice at such time as Parent consummates the Merger in accordance with Article III of this Agreement or is otherwise willing to do so.

Section 9.10 Captions. The table of contents, headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 9.11 Certain References. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “herein,” “hereof” or “hereunder” or similar terms as used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement. All references herein to “days” in this Agreement (excluding references to Business Days) are references to calendar days. Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written. Any reference to any statute or regulation refers to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statue) and any reference to any section of any statute or regulation includes any successor to the section. References to “$” are to U.S. dollars. Unless the context requires otherwise, references to a “group” are to a group as defined in Section 13(d) of the Exchange Act.

Section 9.12 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 9.13 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Required Vote, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the Shareholders, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Shareholders without such approval.

Section 9.14 Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The parties have participated jointly in negotiating and drafting this Agreement.

Section 9.15 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any instrument delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants, or conditions contained herein. Any agreement on the party of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy power or privilege hereunder.

Section 9.16 No Limitation. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and agreements in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and agreement in this Agreement shall be given full, separate and independent effect and nothing set forth in any provision in this Agreement shall in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

Section 9.17 Delivery. For purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “made available to Parent” and similar expressions shall mean that the Company has (a) filed such materials with the SEC prior to the date of this Agreement; (b) posted such materials to the electronic data room maintained by the Company at https://datasite.merrillcorp.com as in effect no later than four hours prior to the execution of this Agreement and has given Parent and its representatives access to the materials so posted; (c) set forth such materials in the Company Disclosure Schedule; (d) otherwise delivered a written or electronic copy to Parent no later than four hours prior to the execution of this Agreement; or (e) expressly made such materials available to Parent and its representatives at one of the Company Owned Facilities or Company Leased Facilities and has given (or offered to give) Parent and its representatives access thereto. It is acknowledged and agreed that certain of such materials provided to Parent and its representatives in accordance with this Section 9.17 may contain immaterial differences from the original of such materials.

[Execution page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

API TECHNOLOGIES CORP.

By:	/s/ Brian Kahn
	Name:	Brian Kahn
	Title:	Chairman and Chief Executive Officer

ERIE MERGER CORP.

By:	/s/ Brian Kahn
	Name:	Brian Kahn
	Title:	Chairman

SPECTRUM CONTROL, INC.

By:	/s/ John P. Freeman
	Name:	John P. Freeman
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

March 27, 2011

The Board of Directors

Spectrum Control, Inc.

8031 Avonia Road

Fairview, PA 16415

Dear Members of the Board:

We understand that Spectrum Control, Inc., a Pennsylvania corporation (“Spectrum Control” or the “Company”), is considering a transaction whereby API Technologies Corp. (“Parent”), a Delaware corporation, will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated March 27, 2011 (the “Agreement”), by and among Parent, the Company and Merger Sub (“Merger Sub”), a Pennsylvania corporation and wholly owned subsidiary of Parent, Parent will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the terms of the Agreement all of the issued and outstanding shares of common stock, no par value, of the Company (“Company Common Stock”) shall be converted into the right to receive, for each outstanding share of Company Common Stock, $20.00 (the “Consideration”).

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Parent and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Spectrum Control or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party other than Parent and one other party; however, the Agreement permits the Company and its representatives to solicit and enter into negotiations with respect to other proposals for a specified period following execution of the Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company that were not publicly available, including

The Board of Directors

Spectrum Control, Inc.

March 27, 2011

financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the businesses and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

UBS SECURITIES LLC

2

PRELIMINARY COPY – SUBJECT TO COMPLETION

You can now access your Spectrum Control, Inc. account online.

Access your Spectrum Control, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Spectrum Control, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status
•	View certificate history
•	View book-entry information
•	View payment history for dividends
•	Make address changes
•	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

PROXY

SPECTRUM CONTROL, INC.

(the “Company”)

Special Meeting of Shareholders – [            ], 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James F. Toohey and John P. Freeman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of the common stock of the Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of the Company to be held at [            ] at [        ], Eastern time on [            ], 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

The validity of this proxy is governed by Pennsylvania law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the special meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

PRELIMINARY COPY – SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 Eastern Time the day prior to the special meeting date.

SPECTRUM CONTROL, INC.	INTERNET http://www.proxyvoting.com/spec Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 AND 2.	Please mark your votes as Indicated in the example		☒

The board of directors recommends a vote “FOR” Items 1 and 2.
	FOR	AGAINST	ABSTAIN

1.  To adopt the Agreement and Plan of Merger, dated March 28, 2011, as it may be amended from time to time, by and among API Technologies Corp., Erie Merger Corp. and Spectrum Control, Inc. (the “Merger Agreement”).

	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2.  To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

	☐	☐	☐

Mark Here for Address Change Or Comments	☐
SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date